Exhibit 10.1

EXECUTION COPY

FINANCING AGREEMENT

Dated as of March 12, 2004

CELLU TISSUE LLC

COASTAL PAPER COMPANY

CELLU TISSUE CORPORATION – NATURAL DAM

CELLU TISSUE CORPORATION – NEENAH

MENOMINEE ACQUISITION CORPORATION

INTERLAKE ACQUISITION CORPORATION LIMITED

as Borrowers

and

CELLU TISSUE, HOLDINGS, INC.

VAN PAPER COMPANY

VAN TIMBER COMPANY

as Initial Guarantors

CELLU PAPER HOLDINGS, INC.

as Parent

and

THE LENDERS PARTY HERETO

and

THE CIT GROUP/BUSINESS CREDIT, INC.,

as Agent

TABLE OF CONTENTS

ARTICLE I	Definitions, Interpretation and Accounting Terms

ARTICLE II	Conditions Precedent

ARTICLE III	Revolving Loans

ARTICLE IV	Prepayments and Commitment Reductions

ARTICLE V	Letters of Credit

ARTICLE VI	Collateral Matters

ARTICLE VII	Representations, Warranties and Covenants

ARTICLE VIII	Interest, Fees and Expenses

ARTICLE IX	Powers

ARTICLE X	Events of Default and Remedies

ARTICLE XI	Termination

ARTICLE XII	Miscellaneous

ARTICLE XIII	Agreement between the Lenders

ARTICLE XIV	Agency

ARTICLE XV	Guaranty

EXHIBITS

Exhibit A – Form of USD Revolving Note
Exhibit B – Form of CDN Revolving Note
Exhibit C – Form of Borrowing Base Certificate
Exhibit D – Form of Assignment and Transfer Agreement
Exhibit E-1 – Form of Domestic Pledge and Security Agreement
Exhibit E-2 – Form of Canadian Pledge and Security Agreement
Exhibit F-1 – Form of Landlord Waiver
Exhibit F-2 – Form of Canadian Landlord Waiver
Exhibit G – Form of Notice of Borrowing
Exhibit H – Form of Notice of Continuation/Conversion
Exhibit I – Form of Request for Extension of Scheduled Termination Date
Exhibit J – Form of Intercompany Promissory Note

SCHEDULES

Schedule 1 – Commitments
Schedule 2 – Existing Liens
Schedule 3 – Existing Indebtedness
Schedule 4 – Real Estate
Schedule 5 – Investments
Schedule 6 – Restrictive Agreements
Schedule 7 – Subsidiaries
Schedule 8 – Litigation

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Schedule 9 – Labor Matters
Schedule 10 – ERISA Matters
Schedule 11 – Environmental Matters
Schedule 12 – Intellectual Property
Schedule 13 – Rental Payments
Schedule 14 – Material Contracts
Schedule 15 – Existing Letters of Credit

ANNEXES

Annex A – Representations and Warranties
Annex B – Financial Covenants

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FINANCING AGREEMENT, dated as of March 12, 2004, among CELLU TISSUE LLC, a Delaware limited liability company (“CT LLC”), COASTAL PAPER COMPANY, a Virginia partnership (“Coastal Paper”), CELLU TISSUE CORPORATION – NATURAL DAM, a Delaware corporation (“Natural Dam”), CELLU TISSUE CORPORATION – NEENAH, a Delaware corporation (“Neenah”), MENOMINEE ACQUISITION CORPORATION, a Delaware corporation (“Menominee” and together with CT LLC, Coastal Paper, Natural Dam and Neenah, the foregoing collectively, the “US Borrowers”) and INTERLAKE ACQUISITION CORPORATION LIMITED, a corporation organized under the laws of Nova Scotia, Canada (the “Canadian Borrower” and together with the US Borrowers, collectively, and as further defined below, the “Borrowers”), CELLU TISSUE HOLDINGS, INC., a Delaware corporation (“Cellu Tissue”), VAN PAPER COMPANY, a Mississippi corporation (“VPC”), and VAN TIMBER COMPANY, a Mississippi corporation (“VTC” and together with Cellu Tissue and VPC, the “Initial Guarantors”), as Guarantors (as further defined below), CELLU PAPER HOLDINGS, INC., a Delaware corporation (“Parent”), THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation, with offices located at 1211 Avenue of the Americas, 22nd Floor, New York, NY 10036 (“CIT”), CIT FINANCIAL LIMITED, an Ontario (Canada) corporation, with offices located at 207 Queens Quay West, Suite 700, Toronto, Ontario, Canada M5J 1A7 (“CIT Financial”) and any other party which now or hereafter becomes a Lender hereunder pursuant to Article XIII hereof (individually, each a “Lender” and collectively the “Lenders”) and CIT, in its capacity as agent for the Lenders (as further defined below, the “Agent”).

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1                                   Defined Terms

As used in this Financing Agreement, the following terms have the following meanings (such meanings to be applicable to both the singular and plural forms of the terms defined):

Accounts shall mean all of each Loan Party’s now existing and future:  (a) accounts (as defined in the UCC or the PPSA, as applicable), and any and all other receivables (whether or not specifically listed on schedules furnished to the Agent), including, without limitation, all accounts created by, or arising from, all of each of the Loan Parties’ sales, leases, rentals of goods or renditions of services to their customers, including but not limited to, those accounts arising under any of the Loan Parties’ trade names or styles, or through any of the Loan Parties’ divisions; (b) any and all instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC or, if applicable, the PPSA to the extent so defined); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant hereto; (f) guaranties, supporting obligations, payment intangibles and letter-of-credit rights (all as defined in the UCC or, if applicable, the PPSA to the extent so defined); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles (as defined in the UCC or the PPSA, as applicable) pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software thereto; (i) notes, deposits or property of account debtors securing the obligations of any such account debtors to the Loan Parties or any one of them; and (j) cash and non-cash proceeds (as defined in the UCC or the PPSA, as applicable) of any and all of the foregoing.

Administrative Management Fee shall mean the sum of $40,000 per year which shall be paid to the Agent in accordance with Section 8.8 hereof to offset the expenses and costs (excluding

Out-of-Pocket Expenses and auditor fees) of the Agent in connection with administration, record keeping, analyzing and evaluating the Collateral.

Administrative Services Agreements shall mean, collectively, each Cellu Tissue Management Agreement and each Purchasing Agreement.

Affiliate shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, each general partner or joint venturer of such Person, and each Person who is the beneficial owner of 10% or more of the voting Stock of such Person.  For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting Stock, by contract or otherwise.

Affected Lender shall have the meaning specified in Section 8.22(b).

Agent shall have the meaning specified in the preamble to this Financing Agreement; provided, however, that (a) in respect of the provisions of Article III (Revolving Loans), Article VIII (Interest, Fees and Expenses), Article XII (Miscellaneous), Article XIII (Agreement between the Lenders) and Article XIV (Agency), “Agent” shall mean CIT Financial in so far as such provisions relate to the Canadian Revolving Sub-Line of Credit and (b) in respect of Article XIV (Agency) in so far as such provisions relate to the Collateral and any other provisions in this Financing Agreement or any other Loan Document that relate to Collateral, the “Agent” shall mean CIT and/or any Affiliate thereof approved by CIT (including without limitation, CIT Financial).

Aggregate Revolving Loan Amount shall mean the maximum amount which would not result in the aggregate amount of the outstanding US Revolving Loans and the Dollar Equivalent of the aggregate amount of the outstanding Canadian Revolving Loans, determined on a daily basis, to exceed the Revolving Line of Credit.

Anniversary Date shall mean the Initial Anniversary Date and the same date in every year thereafter.

Applicable Margin shall mean (a) during the period commencing on the Closing Date and ending on the date that is 3 Business Days after the date upon which the Agent receives the Borrowers’ annual consolidated financial statements for the twelve month period ending February 28, 2005 required to be delivered pursuant to Section 7.8(c), (i) with respect to all outstanding USD Revolving Loans maintained as (x) Chase Bank Rate Loans, a rate equal to one half of one percent (0.50%) per annum and (y) LIBOR Loans, a rate equal to two and three quarters percent (2.75%) per annum, and (ii) with respect to all outstanding Canadian Revolving Loans maintained as (x) Canadian Prime Rate Loans, a rate equal to one and two tenths percent (1.20%) per annum and (y) BA Rate Loans, a rate equal to two and ninety-five one hundredths percent (2.95%) per annum and (b) thereafter, as of any date of determination, a rate per annum equal to the rate set forth below opposite the applicable type of Loan and the then applicable Total Funded Debt Ratio set forth below:

	USD Revolving Loans		CDN Revolving Loans
Total Funded Debt Ratio	Chase Bank Rate Loans	LIBOR Loans	Canadian Prime Rate Loans	BA Rate Loans
Less than 3.75 to 1.0	0.00	2.25%	0.70%	2.45%
Less than 4.5 to 1.0 and equal to or greater than 3.75 to 1.0	0.25%	2.50%	0.95%	2.70%
Less than 5.25 and equal to or greater than 4.5 to 1.0	0.50%	2.75%	1.20%	2.95%
Less than 6.0 to 1 and equal to or greater than or equal to 5.25 to 1.0	0.75%	3.00%	1.45%	3.20%
Greater than or equal to 6.0 to 1.0	1.00%	3.25%	1.70%	3.45%

Applicable Taxes shall have the meaning specified in Section 8.20(a).

Approved Fund shall mean any Fund that is advised or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or affiliate of an entity that administers or manages a Lender.

Assignment and Transfer Agreement shall mean the Assignment and Transfer Agreement in the form of Exhibit D hereto.

Availability shall mean, at any time of calculation, the amount by which the lesser of (a) the Revolving Line of Credit and (b) the Borrowing Base exceeds the outstanding aggregate amount of all of the Borrowers’ Obligations as Borrowers, including without limitation, all of such Borrowers’ Obligations with respect to Revolving Loans owing by the Borrowers and Letters of Credit or Letter of Credit Guaranties issued for their respective accounts.

Availability Cure Date shall mean the first Business Day following the expiration of an Availability Event Cure Period.

Availability Event shall mean a period of at least 5 consecutive Business Days during which the Availability under the Revolving Line of Credit shall be less than $15,000,000.

Availability Event Cure Period shall mean a period of at least 30 consecutive days following the occurrence of an Availability Event during which the Availability under the Revolving Line of Credit shall equal or exceed $15,000,000 (as shall be certified by the Borrowers to the Agent with calculations (in reasonable detail) to support such certification).

Availability Event Period shall mean, with respect to any Availability Event, the period of days commencing on the date on which the applicable Availability Event has occurred and ending on the Availability Cure Date.

Availability Reserve shall mean, collectively (and without duplication), the sum of (i) Rent Reserve plus (ii) any applicable Dilution Reserve plus (iii) any other reserve which the Agent may reasonably require from time to time pursuant to this Financing Agreement, including, without limitation, for Letters of Credit and/or Letter of Credit Guaranties pursuant to Section 5.1 hereof.

BA Equivalent Rate shall mean the average bankers’ acceptance discount rate for the appropriate Contract Period as quoted on Reuters Screen CDOR Page in respect of Chartered Banks (or such other page as is a replacement page for such bankers’ acceptances) at 10:00 a.m. (Toronto, Ontario (Canada) time) plus 0.10%.  If such rate is not available at the time of determination, then the discount rate in respect of a BA Rate Loan shall mean the discount rate, calculated on an annual basis, quoted by CIBC at 10:00a.m. (Toronto, Ontario (Canada) time) as the discount rate at which CIBC would purchase, on the relevant borrowing date, its own bankers’ acceptances having an aggregate face amount equal to and with a term to maturity the same as the selected Interest Period on the applicable date.

BA Rate Loans shall mean any Revolving Loans made pursuant to this Financing Agreement which are denominated in Canadian Dollars and are made or maintained at a rate of interest, expressed as a discount, based upon the BA Equivalent Rate.

Bailee’s Letter shall mean a letter in form and substance reasonably acceptable to the Agent and executed by any Person (other than any Borrower) that is in possession of any Inventory on behalf of such Loan Party pursuant to which such Person acknowledges, the Lien of the Agent or the Canadian Lender, as the case may be, with respect thereto.

Bankruptcy Code shall mean title 11, United States Code.

Blocked Account shall mean each lockbox or other collection account or any other Deposit Account or Securities Account, in each case that is subject to an effective Deposit Account Control Agreement, a Securities Account Control Agreement, or is otherwise subject to the instructions of the Agent, as specified in Section 3.5 of this Financing Agreement.  “Blocked Account” includes all monies on deposit in such Blocked Account, all funds credited to such Blocked Account and all certificates and instruments, if any, representing or evidencing such Blocked Account.

Blocked Account Institution shall have the meaning specified in Section 3.5(b) of this Financing Agreement.

Borrowers shall have the meaning specified in the preamble to this Financing Agreement and shall include each other Person that, at any time after the Closing Date, becomes party to this Financing Agreement as a Borrower.

Borrowing Agent shall mean CT LLC, in its capacity as agent for the US Borrowers and the other Loan Parties under the Loan Documents, as more fully set forth in Section 3.9 hereof.

Borrowing Base shall mean the Dollar Equivalent of the sum of (a) eighty-five percent (85%) of each Eligible Loan Party’s aggregate outstanding Eligible Accounts Receivable plus (b) the lowest of (i) sixty-five percent (65%) of the aggregate value of each Eligible Loan Party’s Eligible Inventory, valued at the lower of cost or market, on a first in, first out basis, (ii) eighty-five percent (85%) of the net orderly liquidation value of each Eligible Loan Party’s Eligible Inventory (determined based on the most recent appraisal) and (iii) the Inventory Loan Cap, in the aggregate at any time, and in each case, subject to any applicable Availability Reserves as the Agent may reasonably establish.

Borrowing Base Certificate shall mean a certificate of the Borrowers, substantially in the form of Exhibit C.

Business Day shall mean any day other than a Saturday or Sunday on which the Agent and Chase are open for business in New York City.

Canadian Administrative Management Fee shall mean the sum of $10,000 per year which shall be paid to the Agent in accordance with Section 8.8 hereof to offset the expenses and costs (excluding Out of Pocket Expenses and auditor fees) of the Agent in connection with the administration of the Canadian Dollar Revolving Loans, record keeping and analyzing and evaluating the Collateral.

Canadian Borrower shall have the meaning specified in the preamble to this Financing Agreement.

Canadian Dollars  and the sign C$ shall mean the lawful money of Canada.

Canadian Lender shall mean CIT Financial and each other Lender that makes Revolving Loans, in Dollars or Canadian Dollars (as the case may be), to the Canadian Borrower under this Financing Agreement.

Canadian Pledge and Security Agreement shall mean the general security agreement executed by the Canadian Borrower and delivered to the Agent, substantially in the form of Exhibit E-2 and in form and substance satisfactory to the Agent.

Canadian Prime Rate shall mean, on any date of determination, the annual rate of interest (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to the greater of: (a) the annual rate of interest announced from time to time by CIBC as its prime rate in effect at its principal office in Toronto, Ontario (Canada) on such date and (b) the annual rate of interest equal to the sum of (i) the CDOR Rate in effect on such date and (ii) 1%.

Canadian Prime Rate Loans shall mean any Revolving Loans made pursuant to this Financing Agreement which are denominated in Canadian Dollars and are made or maintained at a rate of interest based upon the Canadian Prime Rate.  The prime rate is not intended to be the lowest rate of interest charged by CIBC to its borrowers.

Canadian Revolving Credit Commitment shall mean, with respect to each Canadian Lender, the commitment of such Canadian Lender to make Canadian Revolving Loans in Dollars or Canadian Dollars, as the case may be, under and in accordance with the terms of this Financing Agreement, in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 (Commitments) under the caption “Canadian Revolving Credit Commitment” or set forth in the applicable Assignment and Transfer Agreement executed by such Lender, in each case as such amount may be reduced pursuant to this Financing Agreement provided, that in no event shall the aggregate principal amount of Canadian Revolving Loans that are denominated (x) in Dollars exceed $2,500,000 outstanding at any time or (y) in Canadian Dollars exceed the Dollar Equivalent of $1,000,000.

Canadian Revolving Sub-Line of Credit shall mean the aggregate commitment of the Canadian Lenders to make loans and advances to the Canadian Borrower pursuant to Article III of this Financing Agreement, in an aggregate amount not to exceed the Dollar Equivalent of $3,500,000; provided, that the aggregate amount of Canadian Revolving Loans that shall be made available to the Canadian Borrower (x) as USD Revolving Loans shall not exceed $2,500,000 and (y) as CDN Revolving Loans shall not exceed the Dollar Equivalent of $1,000,000.

Canadian Revolving Loans shall mean the USD Revolving Loans and the CDN Revolving Loans made, from time to time, by the Agent or the Canadian Lenders to the Canadian Borrower pursuant to this Financing Agreement

Capital Expenditures shall mean, for any period, the aggregate expenditures of the Loan Parties during such period on account of, property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected in the balance sheet of the Loan Parties.

Capital Lease shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease in the balance sheet of the Loan Parties.

Capital Lease Obligations shall mean, with respect to any Person, the capitalized amount of all obligations of such Person under Capital Leases.

Cash Equivalents shall mean (a) securities issued or fully guarantied or insured by the United States government or any agency thereof, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any Lender or any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least “A-1” by Standard & Poor’s Rating Services (“S&P”) or “P-1” by Moody’s Investors Services, Inc. (“Moody’s”), (c) commercial paper of an issuer rated at least “A-1” by S&P or “P-1” by Moody’s and (d) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a), (b) and (c) above, (ii) has net assets of not less than $500,000,000 and (iii) is rated at least “A-1” by S&P or “P-1” by Moody’s; provided, however, that the maturities of all obligations of the type specified in clauses (a), (b) and (c) above shall not exceed 270 days.

CDN Revolving Loans shall mean the Revolving Loans made, from time to time, by the Agent or the Canadian Lenders to the Canadian Borrower denominated in Canadian Dollars pursuant to this Financing Agreement.

CDOR Rate shall mean on any date, the annual rate of interest which is the rate based on the average rate applicable to bankers’ acceptances for a term of 30 days appearing on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. definitions, as modified and amended from time to time) at approximately 10:00 a.m. (Toronto, Ontario (Canada) time), on such date, or if such date is not a Working Day, then on the immediately preceding Working Day, provided that, if such rate does not appear on the Reuter Screen CDOR Page as contemplated, then the CDOR Rate on any date shall be calculated as the rate for the term referred to above applicable to bankers’ acceptances quoted by CIBC as of 10:00 a.m. (Toronto, Ontario (Canada) time) on such date or, if such date is not a Working Day, then on the immediately preceding Working Day.

Cellu Tissue Management Agreements shall mean, collectively, each management services agreement, dated as of February 28, 2003 (as amended in accordance with this Financing Agreement) entered into by Cellu Tissue with each Borrower pursuant to which Cellu Tissue will provide certain services (including, without limitation, marketing, human resources and payroll and other financial services) to each such Borrower in exchange for certain fees and expenses as more fully set forth therein.

CEP shall mean Charterhouse Equity Partners III, L.P. a Delaware limited partnership.

CGI shall mean Charterhouse Group, Inc., a Delaware corporation.

Change of Control shall mean each occurrence of any of the following:

(a)                                  the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Sponsor, of beneficial ownership of more than 33% of the aggregate outstanding voting power of the Stock of the Parent; or

(b)                                 (i) the Parent shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) and control of 100% of the aggregate voting power of the Stock of Cellu Tissue, or (ii) Cellu Tissue shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) and control of 100% of the aggregate voting power of the Stock of each other Loan Party, in each case free and clear of all Liens (other than any Liens granted hereunder and Permitted Encumbrances); or

(c)                                  Sponsor shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least 60% of the aggregate voting power of the Stock of Parent; or

(d)                                 (i) any Loan Party (A) consolidates with or merges into another Person that is not a Borrower or Guarantor hereunder or (B) conveys, transfers or leases all or substantially all of its property and assets to another Person that is not a Borrower or Guarantor hereunder or (ii) any entity consolidates with or merges into any Loan Party in a transaction pursuant to which the outstanding voting Stock of such Loan Party is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction described in this clause (ii) in which (A) in the case of any such transaction involving the Parent, no person or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Sponsor, has, directly or indirectly, acquired beneficial ownership of more than 33% of the aggregate outstanding voting Stock of the Parent or (B) in the case of any such transaction involving a Loan Party other than the Parent, Cellu Tissue or another Borrower has beneficial ownership of 100% of the aggregate voting power of all Stock of the resulting, surviving or transferee entity; or

(e)                                  any “Change of Control”, or like event, as defined in the Notes Indenture.

Chartered Bank shall mean a bank chartered under the Bank Act (Canada).

Chase shall mean JPMorgan Chase Bank.

Chase Bank Rate shall mean the rate of interest per annum announced by Chase from time to time as its prime rate in effect at its principal office in New York City.  The prime rate is not intended to be the lowest rate of interest charged by Chase to its borrowers.

Chase Bank Rate Loans shall mean any loans or advances pursuant to this Financing Agreement made or maintained at a rate of interest based upon the Chase Bank Rate.

CIBC shall mean Canadian Imperial Bank of Commerce.

CIT Financial shall have the meaning specified in the preamble to this Agreement.

Closing Date shall mean the date that this Financing Agreement has been duly executed by the parties hereto and delivered to the Agent.

Code shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

Collateral shall (i) with respect to each Loan Party other than the Canadian Borrower,  have the meaning specified in the Domestic Pledge and Security Agreement and (ii) with respect to the Canadian Borrower, have the meaning specified in the Canadian Pledge and Security Agreement.

Collateral Documents shall mean, collectively, each Pledge and Security Agreement, each Mortgage, each Intellectual Property Security Agreement, each Deposit Account Control Agreement, each Securities Account Control Agreement and each other document executed and delivered by a Loan Party granting a security interest in or lien or other encumbrance on any of its property to secure payment of the Secured Obligations.

Compliance Certificate shall have the meaning specified in Section 7.8(d).

Consolidated Balance Sheet shall mean a consolidated or compiled, as applicable, balance sheet for Cellu Tissue and its consolidated subsidiaries, eliminating all inter-company transactions and prepared in accordance with GAAP.

Consolidated Net Income of any Person for any period shall mean the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

Consolidating Financial Report  shall mean consolidating working capital reports and profit and loss statements of the Parent, showing such working capital reports and profit and loss statements for each business segment (tissue and machine glaze), separately, all prepared in accordance with GAAP.

Constituent Documents shall mean, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws, operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

Contaminant shall mean any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

Contingent Obligation shall mean, with respect to any Person, any obligation of such Person guaranteeing or intended to guaranty any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement (other than such obligations incurred in the ordinary course of business), (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or to hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product or contractual warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or to the determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

Contract Maturity Date shall mean, with respect to any BA Rate Loan, the expiry date of the applicable Contract Period.

Contract Period shall mean:

(a)                                  with respect to any initial request by the Canadian Borrower for a BA Rate Loan, the one month, two month, three month or six month term of such BA Rate Loan selected by the Canadian Borrower commencing on the last day of the immediately preceding Contract Period applicable to such BA Rate Loan or on any date of conversion of or into a BA Rate Loan, as applicable, (which date shall be a Working Day) and expiring on a Working Day which shall be one, two, three or six months thereafter, as applicable; and

(b)                                 thereafter, with respect to any continuation of or to any conversion to, a BA Rate Loan, at the option of the Canadian Borrower, any one month, two month, three month or six month period commencing on the last day of the immediately preceding Contract Period applicable to such BA Rate Loan and ending one, two, three or six months thereafter, as applicable;

provided, however, that the foregoing provisions relating to Contract Periods are subject to the following:

(i)                                     no Contract Period shall end subsequent to a Scheduled Termination Date or to any applicable Early Termination Date;

(ii)                                  whenever the last day of any Contract Period would otherwise occur on a day that is not a Working Day, the last day of such Contract Period shall be extended to the next succeeding Working Day (unless the result of such extension would extend such payment into another calendar month in which event such Contract Period shall end on the immediately preceding Working Day); and

(iii)                               any Contract Period that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month, at the end of such Contract Period) shall end on the last Working Day of a calendar month;

(iv)                              if bankers’ acceptances are unavailable in accordance with Section 7.15(b) of this Financing Agreement, the Canadian Borrower shall continue to pay interest on the BA Rate Loans at the applicable per annum rate based upon the Canadian Prime Rate until such Contract Period becomes available (as determined by the Canadian Lenders in their sole discretion); and

(v)                                 there shall not be more than five (5) BA Rate Loans, taken together with LIBOR Loans, outstanding at any time during the term of this Financing Agreement, on a collective basis among the Borrowers under this Financing Agreement, allocated between the Borrowers as they shall determine.

Contractual Obligation of any Person shall mean any obligation, agreement, undertaking or similar provision of any security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

Control Agreements shall mean, collectively, the Deposit Account Control Agreements and the Securities Account Control Agreements.

Control Notice shall have the meaning specified in the Deposit Account Control Agreements or the Securities Account Control Agreements, as applicable.

Copyright Licenses shall have the meaning specified in the applicable Pledge and Security Agreement.

Copyrights shall have the meaning specified in the applicable Pledge and Security Agreement.

Current Assets shall mean those assets of the Loan Parties which, in accordance with GAAP, are classified as current.

Current Liabilities shall mean those liabilities of the Loan Parties which, in accordance with GAAP, are classified as “current,” provided however, that, notwithstanding GAAP, the Revolving Loans and the current portion of Permitted Indebtedness shall be considered “Current Liabilities.”

Default shall mean any event specified in Article X hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has been satisfied.

Default Rate of Interest shall mean a rate of interest on any Obligations hereunder that is two percent (2%) per annum in excess of the rate of interest applicable to such Obligations from time to time; provided, that in the case of BA Rate Loans, the “Default Rate of Interest” shall be two percent per annum in excess of the rate of interest applicable to Canadian Prime Rate Loans outstanding from time to time.

Defaulting Lender shall have the meaning specified in Section 13.6.

Deposit Account Control Agreement shall mean (i) in respect of each Loan Party other than the Canadian Borrower, a letter agreement, substantially in the form of Annex 1 to the Domestic Pledge and Security Agreement (with such changes as may be agreed to by the Agent), that is executed by the applicable Loan Party, the Agent and the relevant financial institution and (ii) in respect of the Canadian Borrower, a blocked account agreement, in form and substance satisfactory to the Canadian Lenders and the Agent, that is executed by the Canadian Borrower, the Agent and the relevant financial institution.

Deposit Accounts shall have the meaning specified in Article 9 of the UCC (or, if applicable, the corresponding provision of the PPSA).

Depository Account shall mean (i) in the case of the First-Priority Collateral, the First Priority Collateral Account or other Collateral Account (each as defined in the Pledge and Security Agreement and (ii) in the case of the Second-Priority Collateral, the Second Priority Collateral Account (as defined in the Pledge and Security Agreement, in each case, to which funds may be transferred by the Blocked Account Institutions in accordance with Section 3.5(b) hereof.

Designated Stock Repurchase shall mean the redemption or repurchase by Parent of its capital stock, options and warrants in a maximum aggregate amount not to exceed $101,000,000 and on terms and conditions acceptable to the Agent.

Designated Stock Repurchase Documents shall mean the documentation, in form and substance satisfactory to the Agent, governing the Designated Stock Repurchase.

Dilution shall mean, as of any date of determination, a percentage, based upon the experience of the immediately preceding 365 days, that is the result of dividing (a) the Dollar amount or Dollar Equivalent of the dollar amount of the Dilution Factors with respect to the applicable Eligible Loan Party’s Trade Accounts Receivables during such period by (b) the sum of (i) the Dollar amount or Dollar Equivalent of the amount of each such Eligible Loan Party’s collections with respect to such Trade Accounts Receivables during such period (excluding extraordinary items) plus (ii) the dollar amount provided in the preceding clause (a).

Dilution Factors shall mean, collectively, any and all bad debt write-downs, discounts, advertising allowances, credits or other dilutive items with respect to any Trade Accounts Receivable.

Dilution Reserve shall mean, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts Receivable by one percentage point for each percentage point by which Dilution is in excess of five percent (5%).

Disposition shall mean any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, conveys, transfers, assigns, leases or otherwise disposes of all or any part of their respective business, property or assets, whether now owned or hereafter acquired, or any direct interest therein (including the sale or factoring at maturity or collection of any accounts) or agrees to do any of the foregoing, to any Person, or otherwise permits such other Person to purchase or acquire any interest in any of their respective assets, or, in the case of any Subsidiary of any Loan Party, the issuance or sale of any shares of such Subsidiary’s Stock, in each case whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.  The term “Disposed” shall have a correlative meaning.

Documentation Fee shall mean the Agent’s standard fees relating to any and all modifications, waivers, releases, amendments or additional collateral with respect to this Financing Agreement, the Collateral and/or the Obligations.

Documents of Title shall mean all of each Loan Party’s present and future documents (as defined in the UCC, or, if applicable, the PPSA to the extent if so defined), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and Inventory relating thereto and all cash and non-cash proceeds of the foregoing.

Dollar Equivalent shall mean at any time of determination thereof (a) with respect to any amount expressed in Dollars, such amount in Dollars and (b) with respect to any amount expressed in Canadian Dollars or any other currency, the amount of Dollars that may be purchased with such amount of Canadian Dollars or other currency at the Spot Exchange Rate on such date.

Dollars (without the word Canadian immediately preceding it) and the sign $ (without the letter “C” immediately preceding it) shall mean the lawful money of the United States of America.

Domestic Lender shall mean each Lender, each Issuing Bank and each Agent that is a United States person as defined in Section 7701(a)(30) of the Code.

Domestic Lending Office shall mean, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule 1 (Commitments) or on the Assignment and Transfer Agreement pursuant to which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.

Domestic Pledge and Security Agreement shall mean the pledge and security agreement executed by the Loan Parties (other than Parent and the Canadian Borrower) and delivered to the Agent, substantially in the form of Exhibit E-1 and in form and substance satisfactory to the Agent.

Early Termination Date shall mean the effective date on which the applicable Loan Parties terminate this Financing Agreement or the Revolving Line of Credit which is prior to an Anniversary Date.  Notice of termination, as aforesaid, by any one Loan Party shall be deemed to be notice by all of the Loan Parties for purposes hereof.

Early Termination Fee shall: (a) mean the fee owing to the Agent on behalf of the Lenders in the event the Borrowers or any one of them terminates the Revolving Line of Credit or this Financing Agreement on a date prior to an Anniversary Date; and (b) be determined by multiplying the Revolving Credit Commitment by (x) one and three quarters of one percent (1.75%) if the Early Termination Date occurs on or before the date that is one (1) year after the Closing Date, (y) three quarters of one percent (0.75%) if the Early Termination Date occurs on any date that is after the date that is one (1) year after the Closing Date but on or before the date that is two (2) years after the Closing Date; and (z) one half of one percent (0.50%) if the Early Termination Date occurs at any time thereafter.

EBITDA shall mean, in any period, all consolidated net income of the Loan Parties and their consolidated Subsidiaries, plus (without duplication and, in each instance, only to the extent deducted in determining net income) all (i) interest and tax obligations, (ii) depreciation, (iii) amortization (inclusive of amortization of deferred financing fees, amortization of transaction expenses, covenants not to compete, other intangible assets and deferred charges), (iv) non-cash compensation expenses relating to restricted stock and stock options, (v) any other non-cash charge or expense deducted in determining net income for such period to the extent such charges or expenses are reasonably acceptable to the Agent, and (vi) the fees and expenses payable in connection with (A) refinancing the Indebtedness incurred under the Existing Credit Agreements, (B) closing the transactions contemplated by this Financing Agreement, (C) closing the transactions contemplated by the Notes Indenture and (D) closing the transactions contemplated by the Designated Stock Purchase Documents, up to an aggregate amount for purposes of this clause (vi) equal to $8,000,000 irrespective of actual fees or expenses paid in excess of such amount, but excluding (without duplication) for purposes of the definition of “EBITDA” the effect of extraordinary and/or non-recurring gains or losses for such period.  For purposes of determining compliance with the financial covenants specified in Section 12 hereof, EBITDA shall be calculated on a trailing twelve (12) month basis.

Eligible Accounts Receivable shall mean, as to any Eligible Loan Party, the gross amount of such Eligible Loan Party’s Trade Accounts Receivable that are subject to a valid, exclusive (other than Permitted Encumbrances), first priority and fully perfected security interest in favor of the Agent, on behalf of the Lenders, which conform to the warranties contained herein and which, at all times, continue to be acceptable to the Agent in the exercise of its reasonable business judgment, less, without duplication, the sum of: (a) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding), and (b) reserves for any such Trade Accounts Receivable that arise from or are subject to or include: (i) sales to the United States of America,  any state or other governmental entity or to any agency, department or division thereof, except for any such sales as to which such Eligible Loan Party has complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation, to the Agent’s satisfaction in the exercise of its reasonable business judgment or the federal government of Canada or province of any division thereof unless the Agent is satisfied it has a valid and perfected first priority security interest over such account; (ii) foreign sales

(excluding Canada), other than sales which otherwise comply with all of the other criteria for eligibility hereunder and are (x) secured by letters of credit (in form and substance reasonably satisfactory to the Agent) issued or confirmed by, and payable at, banks having a place of business in the United States of America, or (y) to customers residing in Canada (or any province, municipality or agency or department thereof) provided, that (I) the Agent shall hold a valid and perfected first priority security interest, (II) such steps have been taken as are required by applicable Requirements of Law in connection therewith and (III) such Accounts do not exceed $1,500,000 in the aggregate at any one time; (iii) Accounts that remain unpaid more than ninety (90) days from invoice date; (iv) contra accounts; (v) sales to Parent, any other Eligible Loan Party, any Subsidiary, or to any company affiliated with the Eligible Loan Parties or Parent in any way; (vi) bill and hold (deferred shipment), accrued freight or consignment sales; (vii) sales to any customer which is: (A) known by any Loan Party to be insolvent, (B) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (C) known by the Loan Parties to be negotiating, or to have called a meeting of its creditors for purposes of negotiating, a compromise of its debts, or (D) financially unacceptable to the Agent or has a credit rating unacceptable to the Agent, in each case, in its reasonable judgment; (viii) all sales to any customer if fifty percent (50%) or more of the aggregate dollar amount of all outstanding invoices to such customer are unpaid more than ninety (90) days from invoice date; (ix) pre-billed receivables, cash in advance receivables and receivables arising from progress billing; (x) an amount representing, historically, returns, discounts, claims, credits, accrued rebates, allowances and applicable terms; (xi) sales not payable in Dollars or Canadian Dollars; and (xii) any other criteria deemed necessary by the Agent in its reasonable judgment, and which are customary either in the commercial finance industry or in the lending practices of the Agent and/or the Lenders.

Eligible Assignee shall mean (a) a Lender or any affiliate of any Lender or Approved Fund of such Lender, (b) a commercial bank having total assets in excess of $5,000,000,000, (c) a finance company, insurance company or any other financial institution or fund, in each case reasonably acceptable to the Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, in excess of $250,000,000 or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or fund, reasonably acceptable to the Agent and the Borrowers or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, in excess of $250,000,000.

Eligible Inventory shall mean, as to any Eligible Loan Party, the gross amount of such Eligible Loan Party’s Inventory that is subject to a valid, exclusive, first priority and fully perfected security interest in favor of the Agent, on behalf of the Lenders, (other than Permitted Encumbrances having priority over the Agent’s security interest) and which conforms to the warranties contained herein and which, at all times, continues to be acceptable to the Agent in the exercise of its reasonable business judgment, less, without duplication, any (a) work-in-process, (b) supplies (other than raw materials, but including packaging, felt, fabric, wires, opened chemicals, dyes and wax), (c) Inventory not present in the United States of America or Canada, (d) Inventory returned or rejected by any of the Eligible Loan Party’s customers (other than goods that are undamaged and resalable in the normal course of business) and goods to be returned to an Eligible Loan Party’s suppliers, (e) Inventory in transit to third parties (other than an Eligible Loan Party’s agents or warehouses), or in the possession of a warehouseman, bailee, third party processor, or other third party, unless such warehouseman, bailee or third party has executed a Landlord Waiver, Bailee’s Letter or other notice of security interest agreement (in form and substance reasonably satisfactory to the Agent) and the Agent shall have a first priority perfected security interest in such Inventory, and (f) Inventory acquired by any Eligible Loan Party on a consignment basis; (g) any mark-up on Inventory sold or to be sold to any other Eligible Loan Party; (h) excess Inventory; (i) trial Inventory; and (j) less any reserves required by the Agent in its reasonable discretion, including without limitation, reserves for special order goods, discontinued, slow-moving and obsolete Inventory, bill and hold (deferred shipment), consignment sales, shrinkage and any applicable customs, freight, duties and Taxes.

Eligible Loan Party shall mean each US Borrower, the Canadian Borrower, and each other Person that, at any time after the Closing Date, becomes party to this Financing Agreement as a Borrower.

Energy Hedging Contracts shall mean any and all forward contracts, commodity swaps, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in the price of electricity.

Environmental Actions shall mean any complaint, summons, citation, written notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Contaminants (i) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) onto any facilities which received Contaminants generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

Environmental Indemnified Matters shall have the meaning specified in Section 7.14(b).

Environmental Laws shall mean all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time during the term of the Loan, relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (42 U.S.C. § 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. § 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.).

Environmental Liabilities and Costs shall mean, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, Permit, order or written agreement with any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

Environmental Lien  shall mean any lien, security interest or other encumbrance in favor of any Governmental Authority for Environmental Liabilities and Costs.

Equipment shall mean all of each Loan Party’s present and hereafter acquired equipment (as defined in the UCC or the PPSA, as applicable) including, without limitation, all machinery, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds thereof of whatever sort.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

ERISA Affiliate shall mean any trade or business (whether or not incorporated) under common control or treated as a single employer with the Loan Parties or any of them and any of their respective Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

ERISA Event shall mean (a) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA (other than those events with respect to which the thirty (30) day notice requirement has been waived pursuant to the regulations under Section 4043 of ERISA) with respect to a Title IV Plan or a Multiemployer Plan, (b) the withdrawal of any Loan Party, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of a Loan Party, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure of any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate of any Loan Party to make any required contribution to a Title IV Plan or Multiemployer Plan, (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on any Loan Party or any of its Subsidiaries or any ERISA Affiliate or (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, except where the amount of such liability could not reasonably be expected to have a Material Adverse Effect and other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

Eurocurrency Reserve Requirements for any day, as applied to a LIBOR Loan, shall mean the aggregate (without duplication) of the maximum rates of reserve requirements (expressed as a decimal fraction) in effect with respect to the Agent and/or any present or future Lender or participant on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D or any other applicable regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by the Agent and/or any such Lenders or participants (such rate to be adjusted to the nearest one sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%)).

Event of Default shall have the meaning provided for in Article X of this Financing Agreement.

Excess Cash Flow shall mean for any Fiscal Year (a) EBITDA, less (without duplication) (b) the sum of (i) all interest obligations in respect of Permitted Indebtedness paid during such Fiscal Year by the Loan Parties, (ii) scheduled payments made by the Loan Parties in respect of

Capital Lease Obligations to the extent such Capital Lease Obligations and payments are permitted by this Financing Agreement, (iii) all scheduled cash principal payments in respect of the Secured Notes made during such Fiscal Year, all optional cash principal payments made during such Fiscal Year on the Loans (but only to the extent that the US Revolving Line of Credit or the Canadian Revolving Sub-Line of Credit, as the case may be, is permanently reduced by the amount of such payments), and all scheduled cash principal payments on other Permitted Indebtedness actually made during such Fiscal Year to the extent such payments are permitted to be made under this Financing Agreement, (iv) the cash portion of funded Capital Expenditures actually incurred to the extent permitted to be incurred under this Financing Agreement, and (v) all federal, state, local and foreign tax obligations of each of the Loan Parties.

Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

Existing Credit Agreements shall mean, collectively, the following:

(i) that certain Financing Agreement, dated as of September 30, 2002 (as amended, restated, supplemented or otherwise modified from time to time), among the US Borrowers, as borrowers, the Initial Guarantors and Parent, as guarantors, CIT and the other financial institutions party thereto as lenders, CIT, as agent for the lenders thereunder, and Madison Capital Funding LLC, in its capacity as documentation agent;

(ii) that certain Financing Agreement, dated as of September 30, 2002, (as amended, restated, supplemented or otherwise modified from time to time) among the Canadian Borrower, as borrower, and CIT Financial, as lender;

(iii) that certain Financing Agreement, dated as of September 30, 2002, (as amended, restated, supplemented or otherwise modified from time to time), among the US Borrowers, as borrowers, the Initial Guarantors and Parent, as guarantors, the lenders party thereto, and Ableco Finance LLC, as administrative agent; and

(iv) that certain Canadian Financing Agreement, dated as of September 30, 2002, (as amended, restated, supplemented or otherwise modified from time to time), among the Canadian Borrower and Ableco Finance LLC, as lender.

Extraordinary Receipts shall mean any cash received by any Loan Party not in the ordinary course of business (excluding proceeds with respect to the sale of Obsolete Equipment or of the Disposition of the Menominee Paper Machine), including, without limitation, (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments and (vii) any purchase price adjustment received in connection with any purchase agreement.

Facility Increase shall have the meaning specified in Section 3.10(a) of this Financing Agreement.

Facility Increase Fee shall mean the fee payable to the Agent in accordance with, and pursuant to, the provisions of Section 3.10 of this Financing Agreement.

Federal Funds Rate shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the

Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

Financing Agreement shall mean this Financing Agreement.

First-Priority Collateral shall have the meaning specified in the Pledge and Security Agreements.

Fiscal Quarter shall mean, with respect to the Loan Parties, each three (3) month period ending on or about May 31, August 31, November 30 and February 28 or February 29 (as the case may be) of each Fiscal Year.

Fiscal Year shall mean each twelve (12) month period commencing on March 1 of each year and ending on the following February 28 or February 29 (as the case may be).

Fund shall mean any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP shall mean generally accepted accounting principles in the United States of America (or, as may be applicable to the Canadian Borrower, Canada) as in effect from time to time and for the period as to which such accounting principles are to apply, provided that in the event the Loan Parties modify their accounting principles and procedures as applied as of the Closing Date, the Loan Parties shall provide to the Agent and the Lenders such statements of reconciliation as shall be in form and substance reasonably acceptable to the Agent.

General Intangibles shall mean all of each Loan Party’s present and hereafter acquired general intangibles (as defined in the UCC or the PPSA, as the case may be), and shall include, without limitation, all present and future right, title and interest in and to: (a) all Trademarks, (b) Patents, together with any improvements on said Patents, utility models, industrial models, and designs, (c) Copyrights, (d) trade secrets, (e) licenses (including Copyright Licenses, Patent Licenses and Trademark Licenses), permits and franchises, (f) all applications with respect to the foregoing, (g) all right, title and interest in and to any and all extensions and renewals, (h) goodwill with respect to any of the foregoing, (i) any other forms of similar intellectual property, (j) all customer lists, distribution agreements, supply agreements, blue prints, indemnification rights and tax refunds, together with all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all cash and non-cash proceeds thereof, including, without limitation, the proceeds or royalties of any licensing agreements between any Loan Party and any licensee of any such Loan Party’s General Intangibles.

Governmental Authority shall mean any nation, sovereign or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank.

Guarantied Obligations shall mean (i) in the case of each Borrower, the Obligations of each other Borrower and (ii) in the case of each Guarantor (other than the Borrowers), the Obligations of all Borrowers.

Guarantors shall mean each Borrower (with respect to its guaranty of the Obligations of each other Borrower), the Initial Guarantors and the other Subsidiary Guarantors; provided, that in the event that Parent is required to guarantee the Obligations pursuant to Section 7.17 hereof, the term “Guarantors” shall be deemed to include Parent.

Guaranty shall mean Article XV of this Financing Agreement and any other guaranty of the Obligations on terms and conditions acceptable to the Agent.

Hedging Agreements shall mean all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices (including, for the avoidance of doubt, Pulp Hedging Contracts and Energy Hedging Contracts).

Inactive Subsidiary shall mean any Subsidiary of the Parent or any other Loan Party that (i) is not actively engaged in any trade or business, (ii) has neither assets nor liabilities, calculated on a consolidated basis with such Person’s subsidiaries, in excess of $50,000 and (iii) when taken together with each other Inactive Subsidiary, all such Inactive Subsidiaries collectively have neither assets nor liabilities, calculated on a consolidated basis, in excess of $100,000.

Incremental Revolving Loans shall have the meaning specified in Section 3.10 of this Financing Agreement.

Incremental Revolving Loan Lender shall have the meaning specified in Section 3.10 of this Financing Agreement.

Indebtedness shall mean, with respect to a Person, without duplication, all liabilities, contingent or otherwise, which are any of the following: (a) obligations of such Person in respect of borrowed money or for the deferred purchase price of property, services or assets (other than Inventory) excluding trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than ninety (90) days after the date such payable was created; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (c) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or Lender thereunder may be limited to repossession or sale of such property; (d) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, bills of exchange (within the meaning of the Bills of Exchange Act (Canada)), acceptances and similar facilities; (e) all obligations and liabilities, calculated on a basis satisfactory to the Agent and in accordance with accepted practice, of such Person under Hedging Agreements with counterparties, and in form and substance, acceptable to the Agent; (f) all Contingent Obligations; (g) lease obligations (including Capital Lease Obligations) which, in accordance with GAAP, have been or should be capitalized; and (h) all obligations referred to in clauses (a) through (g) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided, however, that in the event that liability of such Person is non-recourse to such Person and is recourse only to specified property owned by such Person, the amount of Indebtedness attributed thereto shall not exceed the greater of the fair market value of any such property or the net book value of such property.  The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

Indemnified Matters shall have the meaning specified in Section 7.14(a).

Indemnitees shall have the meaning specified in Section 7.14(a).

Initial Anniversary Date shall mean the date occurring three (3) years from the Closing Date.

Intellectual Property shall have the meaning specified in the applicable Pledge and Security Agreement.

Intellectual Property Security Agreements shall mean, collectively, each applicable (i) short-form copyright security agreement, substantially in the form attached to the Domestic Pledge and Security Agreement as Annex 5, for filing in the United States Copyright Office, (ii) short-form patent security agreement, substantially in the United States Patent and Trademark Office, and (iii) short-form trademark security agreement, substantially in the form attached to the Domestic Pledge and Security agreement as Annex 7, for filing in the United States Patent and Trademark Office, executed and delivered by the applicable Loan Parties to the Agent and in form and substance satisfactory to the Agent.

Intercompany Promissory Note shall mean a demand note, substantially in the form of Exhibit J hereto and in any event in form and substance satisfactory to the Agent, executed by a Loan Party, in its capacity as an intercompany borrower, in favor of any Borrower, in its capacity as an intercompany lender, and collaterally assigned to the Agent.

Intercreditor Agreement shall mean that certain intercreditor agreement (in form and substance reasonably satisfactory to the Agent) among the Loan Parties, the Agent and the Notes Collateral Agent, pursuant to which, inter alia, (x) the liens, security interests and other encumbrances granted by such Loan Parties to the Notes Collateral Agent in the First-Priority Collateral are subordinate to the priority liens, security interests and other encumbrances with respect to such First-Priority Collateral granted by the Loan Parties in favor of the Agent for the benefit of the Secured Parties hereunder and (y) the liens, security interests and other encumbrances granted by such Loan Parties to the Agent in the Second-Priority Collateral are subordinate to the priority liens, security interests and other encumbrances with respect to such Second-Priority Collateral granted by the Loan Parties in favor of the Notes Collateral Agent for the benefit of the Notes Secured Parties.

Interest Period shall mean (i) with respect to any BA Rate Loans, the applicable Contract Period and (ii) with respect to any LIBOR Loans:

(a)                                  with respect to any initial request by any of the Borrowers for a LIBOR Loan, a one month, two month,  three month or six month period commencing on the borrowing or conversion date with respect to a LIBOR Loan and ending one, two, three or six months thereafter, as applicable; and

(b)                                 thereafter with respect to any continuation of, or conversion to, a LIBOR Loan, at the option of any of the Borrowers, any one month, two month, three month or six month period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, as applicable;

provided, however, that the foregoing provisions relating to Interest Periods are subject to the following:

(i)  if any Interest Period would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day, unless the result of such extension would extend such payment into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day;

(ii)  any Interest Period that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month, at the end of such Interest Period) shall end on the last Working Day of a calendar month; and

(iii)  for purposes of determining the availability of Interest Periods, such Interest Periods shall be deemed available if (x) Chase quotes an applicable rate or the Agent determines LIBOR, as provided in the definition of LIBOR, (y) the LIBOR determined by Chase or the Agent will adequately and fairly reflect the cost of maintaining or funding its loans bearing interest at LIBOR, for such Interest Period, and (z) such Interest Period will end on or before the earlier of an Anniversary Date or the last day of the then current term of this Financing Agreement.  If a requested Interest Period shall be unavailable in accordance with the foregoing sentence, the Borrowers shall continue to pay interest on the Obligations at the applicable per annum rate based upon the Chase Bank Rate until such Interest Period becomes available (as determined by the Agent).

Inventory shall mean all of each Loan Party’s present and hereafter acquired inventory (as defined in the UCC or the PPSA, as applicable) and including, without limitation, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same in all stages of production from raw materials through work-in-process to finished goods, and all proceeds thereof of whatever sort.

Inventory Loan Cap shall mean $15,000,000.

Investment Property shall mean all now owned and hereafter acquired investment property (as defined in the UCC or the PPSA, as applicable) and all proceeds thereof.

IRS shall mean the Internal Revenue Service of the United States or any successor thereto.

Issuing Bank shall mean the bank or other financial institution issuing Letters of Credit for the Borrowers as provided in Article V hereof.

Landlord Waiver shall mean a letter substantially in the form of Exhibit F-1 (as to all Loan Parties other than the Canadian Borrower) or Exhibit F-2 (as to the Canadian Borrower) and in any event in form and substance reasonably acceptable to the Agent and executed by a landlord or mortgagee in respect of Inventory of the Loan Parties located at any leased premises of the Loan Parties pursuant to which such landlord or mortgagee, as the case may be, among other things, waives any Lien such landlord or mortgagee may have in respect of such Inventory.

Leases shall mean, with respect to any Person, all of those leasehold estates in Real Estate of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

Lender shall have the meaning specified in the preamble to this Financing Agreement.

Letter of Credit Guaranty shall mean the guaranty delivered by the Agent, on behalf of the Lenders, to the Issuing Bank of any Borrower’s reimbursement obligations under the Issuing Bank’s reimbursement agreement, application for Letter of Credit or other like document.

Letter of Credit Guaranty Fee shall mean the fee payable by the Borrowers under Section 8.3 of this Financing Agreement to the Agent on behalf of the Lenders for: (a) issuing a Letter of Credit Guaranty, and/or (b) otherwise aiding the Borrowers, or any one of them, in obtaining Letters of Credit, all pursuant to Article V hereof.

Letter of Credit Sub-Limit shall mean the commitment of the Agent to assist the Borrowers in obtaining Letters of Credit, pursuant to Article V hereof, in an aggregate amount outstanding as of the date of determination not to exceed $5,000,000.

Letters of Credit shall mean all documentary and standby letters of credit issued with the assistance of the Agent in accordance with Article V hereof by the Issuing Bank for or on behalf of a Borrower for the importation of inventory and for other business purposes unrelated to the purchase of inventory.

LIBOR shall mean, at any time of determination, and subject to availability, for each applicable Interest Period, a variable rate of interest equal to: (a) at the Agent’s election (i) the applicable LIBOR quoted to the Agent by Chase (or any successor thereof), or (ii) the rate of interest determined by the Agent at which deposits in Dollars are offered for the relevant Interest Period based on information presented on the Telerate System at Page 3750 as of 11:00 A.M. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period, provided that, if at least two such offered rates appear on the Telerate System at Page 3750 in respect of such Interest Period, the arithmetic mean of all such rates (as determined by the Agent) will be the rate used; divided by (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of Eurocurrency Reserve Requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period.

LIBOR Loan shall mean any loans made pursuant to this Financing Agreement which are made or maintained at a rate of interest based upon LIBOR, provided that (i) no Event of Default has occurred and is continuing hereunder, which has not been waived in writing by the Required Lenders, and (ii) no LIBOR Loan shall be made with an Interest Period that ends subsequent to a Scheduled Termination Date or any applicable Early Termination Date.  For the avoidance of doubt, the Borrowers shall not have more than, on a collective basis, under this Financing Agreement, respectively, five (5) LIBOR Loans and BA Rate Loans, collectively, allocated among the US Borrowers and the Canadian Borrower as they shall determine in accordance with the terms of this Financing Agreement.

Lien shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC, the PPSA or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor and that is signed, authenticated (as defined in the UCC or, if applicable, the PPSA to the extent if so defined) or otherwise authorized by such debtor.

Line of Credit Fee shall: (a) mean the fee due the Agent for the ratable benefit of the Lenders having US Revolving Credit Commitments at the end of each month for the Revolving Line of

Credit, (b) be determined by multiplying the difference between (i) the US Revolving Credit Commitment and (ii) the sum, for said month, of (x) the average daily balance of Revolving Loans plus (y) the average daily balance of Letters of Credit outstanding for said month, by 0.375% per annum for the number of days in said month and (c) be payable, whether or not Revolving Loans are then available.

Loan Documents shall mean, collectively, this Financing Agreement, the Promissory Notes, each Guaranty, the Collateral Documents, the Letters of Credit, the Letter of Credit Guaranties, the Mortgages, the other closing documents, any other ancillary loan and security agreements and any other certificate, agreement or document executed by a Loan Party and delivered to the Agent or the Lenders from time to time in connection with this Financing Agreement, all as may be renewed, amended, extended, increased or supplemented from time to time.

Loan Facility Fee shall mean the fee payable to the Agent in accordance with, and pursuant to, the provisions of Section 8.7 of this Financing Agreement.

Loan Party shall mean, collectively, the Borrowers, Parent and each Subsidiary of Parent that is not, on the Closing Date or at any date of determination thereafter, a Borrower.

Loans shall mean any loan made by any Lender pursuant to this Financing Agreement.

Mandatory Prepayment shall mean the amounts by which the Borrowers must prepay the Loans in accordance with Section 4.3.

Management Agreement shall mean that certain management agreement, dated as of September 30, 2002, among CGI and Cellu Tissue, which sets forth the terms of the Related Party Fee Arrangement.

Material Adverse Change shall mean a material adverse change in any of (a) the condition (financial or otherwise), Collateral, business, performance, prospects, operations, industry or properties of the Loan Parties and their Subsidiaries taken as a whole, (b) the legality, validity or enforceability of any Loan Document or any Related Document, (c) the validity, perfection or priority of any lien, security interest or other encumbrance granted pursuant to the Loan Documents, or (d) the ability of the Loan Parties to repay the Obligations or to perform their respective obligations under the Loan Documents or (e) the rights and remedies of the Agent, the Lenders or the Issuing Bank under the Loan Documents.

Material Adverse Effect shall mean an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

Material Contract shall mean, with respect to any Person, (i) each Contractual Obligation of such Person or any of its Subsidiaries involving aggregate consideration payable to or by such Person or such Subsidiary of $500,000 or more in any Fiscal Year (other than Contractual Obligations (including purchase orders) owed to vendors and/or due from customers arising in the ordinary course of the business of such Person or such Subsidiary and other than Contractual Obligations that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium) and (ii) all other Contractual Obligations material to the business, operations, condition (financial or otherwise), performance, prospects or properties of such Person or such Subsidiary.

Menominee Paper Machine shall mean the Number 1 Paper Machine located at Menominee’s facility located in Menominee, Michigan.

Mortgages shall mean, collectively, the mortgages, deeds of trust or other real estate security documents made or required herein to be made by the Loan Parties.

Multiemployer Plan shall mean a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

Neenah shall have the meaning specified in the preamble to this Financing Agreement.

Net Cash Proceeds shall mean, with respect to any Disposition of assets, the cash proceeds resulting therefrom net of (a) reasonable cash expenses of sale (including, without limitation, brokerage fees, if any, transfer taxes and payment of principal, premium and interest of Indebtedness permitted under this Financing Agreement (other than the Loans) required to be, and is, repaid as a result of such Disposition of assets) and (b) all federal, state, local and non-U.S. taxes to the extent payable as a direct consequence of any such Disposition of assets.

Non-Domestic Lender shall mean each Lender, each Issuing Bank and each Agent that is not a United States person as defined in Section 7701(a)(30) of the Code.

Notes Collateral Agent shall mean The Bank of New York, in its capacity as collateral agent for the Notes Trustee and the holders of the Secured Notes.

Notes Collateral Documents shall have the meaning ascribed to the term “Collateral Documents” in the Notes Indenture.

Notes Documents shall mean the Notes Indenture, the Notes Collateral Documents, the Registration Rights Agreement and any other documents entered into in connection therewith.

Notes Indenture shall mean that certain Indenture, dated as of March 12, 2004, between Cellu Tissue, as issuer, and The Bank of New York, as trustee, as amended, supplemented or otherwise modified from time to time in accordance with this Financing Agreement and the Intercreditor Agreement.

Notes Security Agreement shall mean that certain Security Agreement, dated as of March 12, 2004, among Cellu Tissue and certain of its Subsidiaries, as grantors, and the Notes Collateral Agent, as amended, supplemented or otherwise modified from time to time in accordance with this Financing Agreement and the Intercreditor Agreement.

Notes Trustee shall mean The Bank of New York, in its capacity as trustee for the holders of the Secured Notes.

Notice of Borrowing shall mean a notice, substantially in the form of Exhibit G hereto, to be delivered in accordance with Section 3.1.

Notice of Conversion or Continuation shall mean a notice, substantially in the form of Exhibit H hereto, to be delivered in accordance with Section 8.13.

Obligations shall mean (i) with respect to all Loan Parties, all Loans, advances and extensions of credit made or to be made by the Agent and/or the Lenders to the Borrowers, or any one of them, or to others for the Borrowers’ account (including, without limitation, all US Revolving Loans, Canadian Revolving Loans, Letters of Credit, Letter of Credit Guaranties) under the Loan Documents;

any and all Indebtedness and obligations which may at any time be owing by the Loan Parties or any one of them to the Agent and/or the Lenders howsoever arising under the Loan Documents, whether now in existence or incurred by the Loan Parties or any one of them howsoever arising from time to time hereafter; whether principal, interest (including, without limitation, all interest that accrues after the commencement of any insolvency proceeding of any Loan Party, whether or not such interest is unenforceable or is not allowable due to the existence of such insolvency proceeding), fees, costs, expenses or otherwise; whether secured by pledge, lien upon or security interest in any of the Loan Parties’ Collateral, assets or property or the assets or property of any other person, firm, entity or corporation; whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Loan Parties are liable to the Agent and/or the Lenders for such indebtedness as principal, surety, endorser, guarantor or otherwise.  Obligations shall also include Indebtedness owing to the Agent and/or the Lenders by the Loan Parties or any one of them under any Loan Document or under any other agreement or arrangement now or hereafter entered into in connection with this Financing Agreement between the Loan Parties and the Agent and/or the Lenders; indebtedness or obligations incurred by, or imposed on, the Agent and/or the Lenders as a result of environmental claims arising out of any of the Loan Parties’ operations, premises or waste disposal practices or sites in accordance with Section 7.7 and Section 7.13 hereof; the Loan Parties’ liability to the Agent and/or the Lenders as maker or endorser of any promissory note or other instrument for the payment of money in favor of the Agent and/or the Lenders; the Loan Parties’ liability to the Agent and/or the Lenders under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which the Agent and/or the Lenders may make or issue to others for the Borrowers’ account pursuant to this Financing Agreement or the other Loan Documents, including any Letters of Credit, Letter of Credit Guaranty or other accommodation extended by the Agent or any Lender with respect to applications for Letters of Credit, the Agent and/or the Lender’s acceptance of drafts or the Agent and/or the Lenders endorsement of notes or other instruments for the Borrowers’ account and benefit; and the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that the Agent and/or any Lender (in their sole discretion) may elect to pay or advance on behalf of such Person pursuant to this Financing Agreement or the other Loan Documents; and (ii) with respect to the Guarantors, the Guarantied Obligations.

Obsolete Equipment shall mean obsolete, outmoded, worn-out or surplus Equipment.

Operating Leases shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.

Other Collateral shall mean all lockboxes; all Blocked Accounts; the Depository Account and any other Deposit Accounts maintained with any bank or financial institutions into which the Proceeds of any Collateral are or may be deposited; all other Deposit Accounts; all Investment Property; and all cash and other monies and property of any Grantor that is in the possession or control of the Agent or any other Secured Party.

Other Taxes shall have the meaning specified in Section 8.20(b).

Out-of-Pocket Expenses shall mean all of the Agent’s (and the Lenders upon the occurrence and during the continuation of an Event of Default which is not waived by the Required Lenders) present and future costs and expenses incurred relative to this Financing Agreement or any other Loan Documents, whether incurred heretofore or hereafter, which expenses shall include, without being limited to: the cost of record searches, all costs and expenses incurred by the Agent in opening bank accounts, depositing checks, receiving and transferring funds, and wire transfer charges, any charges imposed on the Agent due to returned items and “insufficient funds” of deposited checks and the Agent’s standard fees relating thereto, all internal auditors’ and external auditors’ and appraisers’ costs and expenses incurred by the Agent in connection with appraisals and audits of the Collateral or valuations of the Loan Parties, any amounts paid by, incurred by or charged to, the Agent and/or the Lenders by the Issuing Bank under a Letter of Credit Guaranty or a Borrower’s Letter of Credit reimbursement agreement, application for Letters of Credit or other like document which pertain either directly or indirectly to such Letters of Credit, and the Agent’s standard fees relating to the Letters of Credit and any drafts thereunder, travel, lodging and similar expenses of the Agent’s personnel in connection with inspecting and monitoring the Collateral from time to time hereunder, any applicable reasonable counsel fees and disbursements, fees and taxes relative to the filing of financing statements, all expenses, costs and fees set forth in Section 10.3 of this Financing Agreement, and all title insurance premiums, real estate survey costs, costs of preparing and recording mortgages/deeds of trust against the Real Estate.

Overadvance Rate shall mean a rate equal to one-half of one percent (0.50%) per annum in excess of the applicable contract rate of interest determined in accordance with Section 8.1(b) of this Financing Agreement.

Overadvances shall mean the amount by which (x) the sum of all outstanding Revolving Loans, Letters of Credit and advances made hereunder exceeds (y) the Borrowing Base applicable at the time any such extension of credit is made.  For the avoidance of doubt and notwithstanding anything herein to the contrary, neither the Agent nor any Lender shall have any obligation whatsoever under this Financing Agreement to make any Overadvances to any Borrower.

Parent shall have the meaning specified in the preamble to this Financing Agreement.

Patent Licenses shall have the meaning specified in the applicable Pledge and Security Agreement.

Patents shall have the meaning specified in the applicable Pledge and Security Agreement, and for the avoidance of doubt, shall include, and all General Intangible, Intellectual Property and Patent rights with respect thereto and all income, royalties, cash and non-cash proceeds thereof.

PBGC shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

Permit shall mean any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

Permitted Encumbrances shall mean: (a) Liens existing on the date hereof to the extent such Liens are not otherwise permitted under clauses (b), (j), (k) and (l) of this definition of “Permitted Encumbrances” and then only to the extent that such Liens are specifically described in Schedule 2 (Existing Liens) hereto and any extensions, renewals or replacements thereof so long as the Lien is not extended to any other assets or property; (b) Purchase Money Liens; (c) inchoate Liens for Taxes, assessments or governmental charges or levies not yet due and payable or Liens for Taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP, in each case, which Liens are not (x) filed on any public records, (y) other than with respect to Real Estate, senior to the Liens of the Agent or (z) for Taxes due the United States of America or Canada or any state or political subdivision of either thereof, having similar priority statutes, as further set forth in Section 7.6 hereof; (d) statutory Liens of landlords and Liens of carriers, warehousemen, bailees, mechanics, materialmen and other like Liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such Liens) and with respect to which adequate reserves or other appropriate provisions are being maintained by each of the

Loan Parties, as applicable, in accordance with GAAP; (e) Liens in respect of non-exclusive licenses of intellectual property of any Loan Party or its Subsidiaries in the ordinary course of its business; (f) precautionary financing statements in connection with Operating Leases with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business to the extent such Operating Leases are permitted under this Financing Agreement; (g) deposits made (and the Liens thereon) in the ordinary course of business of any of the Loan Parties (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guaranty of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (h) with respect to any Real Estate that is not part of the Collateral, easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting such Real Estate, if applicable, and which in the aggregate (A) do not materially interfere with the occupation, use or enjoyment by any of the Loan Parties of its business or property so encumbered and (B) in the reasonable business judgment of the Agent do not materially and adversely affect the value of such Real Estate; (i) with respect to any Real Estate that is part of this Collateral, Liens, easements and encroachments and any other exceptions to the commitments for title insurance issued in connection with the Mortgages granted to the Agent as accepted by the Agent;  (j) Liens granted to the Agent, on behalf of the Secured Parties, by the Loan Parties or any one of them; (k) Liens granted to the Notes Collateral Agent by the Loan Parties pursuant to the Notes Collateral Documents; and (l) Liens of judgment creditors provided such Liens do not exceed, in the aggregate, at any time, $500,000 (other than Liens bonded or insured to the reasonable satisfaction of the Agent).

Permitted Indebtedness shall mean: (a) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (b) Capital Lease Obligations and other Indebtedness secured by Purchase Money Liens incurred by a Borrower or Guarantor to finance the acquisition of Equipment; provided, however, that the aggregate outstanding principal amount of such Capital Lease Obligations and such other Indebtedness secured by Purchase Money Liens shall not exceed $5,000,000 outstanding at any time; (c) Indebtedness arising under this Financing Agreement; (d) subject to the terms and conditions of this Financing Agreement and the Intercreditor Agreement, Indebtedness arising under the Notes Indenture in an aggregate principal amount not to exceed an amount equal to the sum of (i) $162,000,000 plus (ii) the amount of the Additional Notes (provided that no more than $5,000,000 in aggregate principal amount of Additional Notes shall constitute “Permitted Indebtedness” under this Financing Agreement); (e) deferred Taxes and other expenses incurred in the ordinary course of business; (f) other Indebtedness existing on the Closing Date and listed in Schedule 3 (Existing Indebtedness) hereto and any refinancings, extensions or renewals thereof so long as (I) such extension, refinancing or renewal is pursuant to terms that are not less favorable to the Loan Parties and the Agent and Lenders than the terms of the Indebtedness being extended, refinanced or renewed and (II) after giving effect to such extension, refinancing or renewal, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification; (g) Indebtedness under Pulp Hedging Contracts and Energy Hedging Contracts permitted pursuant to Section 7.19 hereof or under other Hedging Agreements to purchase raw materials entered into in the ordinary course of business and not for speculative purposes; (h) Indebtedness in respect of loans or other advances made by (I) any Borrower to (x) any other Borrower or (y) Parent, Cellu Tissue, or any other Guarantor, in each case, to the extent permitted under Section 7.11(g)(ii) or (II) any Loan Party to a Borrower; and (i) additional unsecured Indebtedness not to exceed an aggregate principal amount of $500,000 outstanding at any time.

Person shall mean an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity, or a Governmental Authority.

Pledge and Security Agreement shall mean, collectively, the Domestic Pledge and Security Agreement, the Canadian Pledge and Security Agreement and each other pledge and security agreement executed and delivered by a Loan Party, each in form and substance satisfactory to the Agent.

Pledged Collateral shall have the meaning specified in the Pledge and Security Agreement.

Pledged Instruments shall have the meaning specified in the Pledge and Security Agreement.

Pledged Interests shall have the meaning specified in the Pledge and Security Agreement.

PPSA shall mean the Personal Property Security Act (Ontario).

Proceeds shall have the meaning specified in Article 9 of the UCC (or, if applicable, the corresponding provision of the PPSA).

Promissory Notes shall mean the promissory notes, in substantially the form of Exhibits A or B attached hereto, delivered by any Borrower to the Agent to evidence the US Revolving Loans and/or Canadian Revolving Loans made pursuant to, and repayable in accordance with, the provisions of Article III of this Financing Agreement.

Property Loss Event shall mean (a) any loss of or damage to any Inventory, Equipment, Real Estate or other property or assets of any Loan Party that results in the receipt by such Person of proceeds of insurance or (b) any taking of property of any Loan Party that results in the receipt by such Person of a compensation payment in respect thereof.

Pulp Hedging Contracts shall mean any and all forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in the price of pulp.

Purchase Money Liens shall mean Liens (including the interest of a lessor under a Capital Lease) on any item of Equipment acquired after the date of this Financing Agreement provided that (a) each such Lien shall attach only to the property so acquired and shall be incurred solely for the purpose of financing the acquisition of such Equipment, (b) a description of the Equipment so acquired is furnished to the Agent, and (c) the debt incurred in connection with such acquisitions and secured by such Purchase Money Lien is Permitted Indebtedness.

Purchasing Agreements shall mean, collectively, each purchasing services agreement, dated as of February 28, 2003 (as amended in accordance with this Financing Agreement), entered into by Cellu Tissue with each Borrower pursuant to which Cellu Tissue will engage in group purchasing of pulp for each such Borrower in exchange for certain fees and expenses as more fully set forth therein.

Ratable Portion shall mean, with respect to any Lender, the percentage obtained by dividing (i) the Revolving Credit Commitment of such Lender by (ii) the aggregate Revolving Credit

Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the outstanding Revolving Loans, Letters of Credit or other extensions of credit made under the Revolving Line of Credit (collectively, the “Revolving Extensions of Credit”) owing to such Lender by the aggregate outstanding principal balance of the Revolving Extensions of Credit owing to all Lenders).

Real Estate shall mean each real property in which any Loan Party has, or at any time during the term of the Loan will have, a fee and/or leasehold interest, including any such real property which has been, or will be, encumbered, mortgaged, pledged or assigned to the Agent or its designee set forth on Schedule 4 (Real Estate) hereto, and, in each case, together with the right, title and interest of such Loan Party, if any, in and to the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the real property and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the real property and all royalties and rights appertaining to the use and enjoyment of the real property, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the real property and any fixtures appurtenant thereto.

Registration Rights Agreement shall mean that certain Registration Rights Agreement, dated as of March 12, 2004, among Cellu Tissue and certain of its Subsidiaries and J.P. Morgan Securities Inc., on behalf of itself and the other initial purchasers of the Secured Notes, as amended, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement.

Reinvestment Deferred Amount shall mean, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are not initially applied to prepay the Loans pursuant to Section 4.3 as a result of the delivery of a Reinvestment Notice and which shall be deposited by such Loan Party in the Depository Account until the Reinvestment Prepayment Date.

Reinvestment Event shall mean any Disposition of Obsolete Equipment or any Property Loss Event (subject to Section 7.5(d) hereof) in respect of which the Borrowing Agent or the applicable Loan Party has delivered a Reinvestment Notice.

Reinvestment Notice shall mean a written notice executed by a Responsible Officer of the applicable Borrowers stating that no Event of Default has occurred and is continuing and that the Borrowers (directly or indirectly through one of their respective Subsidiaries) intend and expect to use all or a specified portion of the Net Cash Proceeds of a Disposition of Obsolete Equipment or a Property Loss Event to acquire replacement assets (including replacement of property subject to the Property Loss Event) useful in its or one of its Subsidiaries’ businesses or, in the case of a Property Loss Event, to effect repairs.

Reinvestment Prepayment Amount shall mean, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended or required to be expended pursuant to a Contractual Obligation entered into prior to the relevant Reinvestment Prepayment Date to acquire replacement assets (including replacement of property subject to the Property Loss Event) useful in the Borrower’s business or, in the case of a Property Loss Event, to effect repairs.

Reinvestment Prepayment Date shall mean, with respect to any Reinvestment Event, the earlier of (a) the date occurring one hundred eighty (180) days after such Reinvestment Event (or such longer period as required to be expended thereafter pursuant to a Contractual Obligation entered into prior to the relevant Reinvestment Date but in any event, not later than three hundred sixty five (365) days after such Reinvestment Event unless otherwise agreed to by the Agent) and (b) the date that is five (5) Business Days after the date on which the Borrowers shall have notified the Agent of the Borrowers’ determination not to acquire replacement assets (including replacement of property subject to the Property Loss Event) useful in the Borrowers’ or their Subsidiaries’ respective business (or, in the case of a Property Loss Event, not to effect repairs) with all or any portion of the relevant Reinvestment Deferred Amount.

Related Documents shall mean the Management Agreement, the Administrative Services Agreements, the Stockholders Agreement, each Notes Document and each Designated Stock Repurchase Document.

Related Party Fee Arrangement shall mean each arrangement or agreement (which shall be consistent with past practices, in accordance with the Management Agreement and otherwise on payment terms acceptable to the Agent) between CGI (or such Person as may be designated by CGI to the Loan Parties and the Agent in writing) and the Loan Parties pursuant to which the Loan Parties are required to make any Related Party Fee Payment to CGI (or to such Person as may be designated by CGI) or its applicable affiliates to compensate CGI, such persons or such affiliates, as the case may be, for the provision of management, consulting and related services by such Person to the Loan Parties.

Related Party Fee Payment shall have the meaning specified in Section 7.11(f).

Release shall mean, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

Remedial Action shall mean all actions required under or necessary to achieve compliance with Environmental Laws relating to (a) the clean up, removal, treatment or in any other way addressing any Contaminant in the indoor or outdoor environment, (b) preventing the Release or threat of Release or minimizing the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) performing pre-remedial studies and investigations and post-remedial monitoring and care.

Rent Reserve shall mean, collectively (and without duplication) the sum of (i) three (3) months rental payments or similar charges for any Eligible Loan Party’s leased premises or other Collateral locations for which such Eligible Loan Party has not delivered to the Agent a Landlord Waiver, plus (ii) three (3) months estimated payments plus any other fees or charges owing by any Eligible Loan Party to each applicable warehousemen or third party processor that has not duly executed and delivered to the Agent a Bailee’s Letter or other subordination of security interest, in form and substance reasonably satisfactory to the Agent; provided, however, that any of the foregoing amounts shall be adjusted from time to time hereafter upon (x) delivery to the Agent of any such acceptable waiver or subordination, (y) the opening or closing of a Collateral location and/or (z) any change in the amount of rental, storage or processor payments or similar charges.

Required Lenders shall mean the Lenders holding aggregate Revolving Credit Commitments under this Financing Agreement in an amount of 66 2/3%.

Requirement of Law shall mean, with respect to any person or entity, the common law and all federal, state, provincial, local and foreign laws, rules and regulations, statutes, orders, judgments,

decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such person or any of its property or to which such person or entity or any of its respective property is subject.

Responsible Officer  shall mean an authorized accounting or financial officer or other officer acceptable to the Agent.

Restricted Payment shall mean (i) any dividend or other distribution, direct or indirect, on account of any Stock, options or warrants of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock, options or warrants of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Stock of any Loan Party, now or hereafter outstanding, (iv) any return of any Stock to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Stock, warrants, rights, options, obligations or securities thereto as such, or (v) any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) paid pursuant to any management, consulting or other services agreement or otherwise (except standard employment or indemnification arrangements consistent with past practice) to any of the shareholders or other equity holders of any Loan Party or any of its Subsidiaries or other affiliates, or to any other Subsidiaries or affiliates of any Loan Party.

Revolving Credit Commitment shall mean, as the context requires, with respect to any Lender, such Lender’s US Revolving Credit Commitment, if any, and Canadian Revolving Credit Commitment, if any, and “Revolving Credit Commitments” shall mean the aggregate US Revolving Credit Commitments and Canadian Revolving Credit Commitments of all Lenders.

Revolving Credit Termination Date shall mean the date that is the earlier of (i) the Scheduled Termination Date and (ii) the date upon which this Financing Agreement is terminated in accordance with the terms hereof.

Revolving Line of Credit shall mean the aggregate commitment of the Lenders to (a) make Loans and advances pursuant to Article III of this Financing Agreement and (b) assist the US Borrowers in opening Letters of Credit or issuing Letter of Credit Guaranties pursuant to Article V of this Financing Agreement, in an aggregate amount not to exceed the lesser of (a) the Dollar Equivalent of $30,000,000 and (b) the Borrowing Base; provided that nothing herein shall be deemed to increase any Lender’s commitment hereunder, and which commitment shall be set forth in the applicable schedules prepared by the Agent and attached hereto in Schedule 1 (Commitments) or the Assignment and Transfer Agreements executed by such Lender.

Revolving Loan Accounts shall mean each account on the Agent’s books, in the name of the Borrowing Agent (on behalf of the US Borrowers) or the Canadian Borrower, as the case may be, in which the Borrowers will be charged with all applicable Obligations under this Financing Agreement.

Revolving Loans shall mean the loans, advances and other financial accommodations (including, without limitation, the USD Revolving Loans and the CDN Revolving Loans) made, from time to time, to or for the account of each of the Borrowers by the Agent on behalf of the Lenders pursuant to Article III of this Financing Agreement.

Scheduled Termination Date shall mean the Initial Anniversary Date, or, if the Agent and the Lenders agree to extend the “Scheduled Termination Date” in accordance with Article XI of this Financing Agreement, such subsequent Anniversary Date as may be agreed to by the Agent and the Lenders from and after the Initial Anniversary Date on which the obligation of the Agent, on behalf of the Lenders, and/or the Lenders to make Revolving Loans or advances or other financial accommodations contemplated by this Financing Agreement to the Borrowers shall terminate.

Second-Priority Collateral shall have the meaning specified in the Pledge and Security Agreements.

Secured Notes shall mean the 9.75% senior secured notes due 2010 issued by Cellu Tissue, in an aggregate principal amount not to exceed $162,000,000, pursuant to the Notes Indenture.

Secured Obligations shall mean, in the case of each Loan Party, such Loan Party’s Obligations and the other obligations of such Loan Party under the other Loan Documents to which it is a party.

Secured Party shall mean, collectively, the Agent and the Lenders.

Securities Account shall have the meaning specified in Article 9 of the UCC (or, if applicable, the corresponding provision of the PPSA).

Securities Account Control Agreement shall mean in respect of each Loan, a letter agreement, substantially in the form of Annex 2 to the applicable Pledge and Security Agreement (with such changes as may be agreed to by the Agent), that is executed by the applicable Loan Party, the Agent and the relevant securities intermediary.

Settlement Date shall mean the date, weekly, and more frequently, at the discretion of the Agent, upon the occurrence of an Event of Default or a continuing decline or increase of the Revolving Loans that the Agent and the Lenders shall settle amongst themselves so that (x) the Agent shall not have, as the Agent, any money at risk and (y) on such Settlement Date the Lenders shall have a pro rata amount of all outstanding Revolving Loans and Letters of Credit, provided that each Settlement Date for a Lender shall be a Business Day on which such Lender and its bank are open for business.

Solvent shall mean, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Sponsor shall mean CEP or an affiliate of CEP acceptable to the Agent in its sole discretion.

Spot Exchange Rate shall mean, on any date of determination, the spot rate at which Dollars are offered on such day by CIBC in Toronto, Ontario (Canada) for C$ at approximately 11:00 a.m. (Toronto, Ontario (Canada) time).

Stock shall mean shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

Stockholders Agreement shall mean the Stockholders Agreement, dated as of September 28, 2001, among CEP, Chef Nominees Limited, Wahyam Capital, LLC, Parent and the other parties listed therein, as amended by Amendment to Stockholders Agreement, dated as of September 30, 2002, among Parent, CEP, Chef Nominees Limited and Russell C. Taylor.

Subsidiary shall mean, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of 50% or more of the outstanding voting stock is, at the time, directly or indirectly, owned or controlled by such person or one or more Subsidiaries of such person.

Subsidiary Guarantors shall mean each direct and indirect Subsidiary of Parent that is not, on the Closing Date or at any date of determination thereafter, a Borrower, and shall include, without limitation, any holding company owned directly or indirectly by Parent or Sponsor and existing on the date of this Agreement or subsequently formed or acquired to hold the equity interests of any Borrower.

Substitute Institution shall have the meaning specified in Section 8.22.

Substitution Notice shall have the meaning specified in Section 8.22.

Tax Affiliate shall mean, with respect to any Person, (a) any Subsidiary of such Person, and (b) any affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

Taxes shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be due by the Loan Parties with respect to their business, operations, Collateral or otherwise.

Title IV Plan shall mean a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which any Loan Party, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability (contingent or otherwise).

Total Assets shall mean total assets determined in accordance with GAAP, on a basis consistent with the latest audited financial statements of the Loan Parties.

Total Funded Debt shall mean, in any period, all Indebtedness for borrowed money (including, without limitation, all Capital Lease Obligations and substantially all other short- and long-term Indebtedness for borrowed money) of the Loan Parties, collectively, for such period.

Total Funded Debt Ratio shall mean, for the relevant period, the ratio determined by dividing Total Funded Debt by EBITDA.

Total Liabilities shall mean total liabilities determined in accordance with GAAP, on a basis consistent with the latest audited financial statements of the Loan Parties.

Trade Accounts Receivable shall mean that portion of each of the Loan Parties’ Accounts which arises from the sale of Inventory or the rendition of services in the ordinary course of the Loan Parties’ business.

Trademark Licenses shall have the meaning specified in the applicable Pledge and Security Agreement.

Trademarks shall have the meaning specified in the applicable Pledge and Security Agreement, and shall include all cash and non-cash proceeds thereof.

Transferee shall have the meaning specified in Section 13.5(b).

UCC shall have the meaning specified in the applicable Pledge and Security Agreement.  For the avoidance of doubt, with respect to the Stock, assets and other property of the Canadian Borrower, the term “UCC” shall also include within its meaning the Personal Property Security Act (Ontario).

US Borrowers shall have the meaning specified in the preamble to this Financing Agreement.

US Lender shall mean each Lender that makes Revolving Loans to the US Borrowers under this Financing Agreement.

US Revolving Credit Commitment shall mean, with respect to each US Lender, the commitment of such US Lender to make US Revolving Loans and/or Letters of Credit and acquire interests in other outstanding US Revolving Loans, Letters of Credit or Letter of Credit Guaranties in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 (Commitments) under the caption “US Revolving Credit Commitment” or set forth in the applicable Assignment and Transfer Agreement executed by such Lender, in each case as such amount may be reduced pursuant to this Financing Agreement.

US Revolving Line of Credit shall mean the aggregate commitment of the US Lenders to (a) make Loans and advances to the US Borrowers (or to the Borrowing Agent on behalf of the US Borrowers) pursuant to Article III of this Financing Agreement and (b) assist the US Borrowers in opening Letters of Credit or issuing Letter of Credit Guaranties pursuant to Article V of this Financing Agreement, in an aggregate amount not to exceed the lesser of (a) the Dollar Equivalent of $30,000,000 and (b) the Borrowing Base.

US Revolving Loans shall mean the Revolving Loans made, from time to time, by the Agent or the Lenders to the Borrowing Agent (for the account of the applicable US Borrower), denominated in Dollars, pursuant to this Financing Agreement.

USD Revolving Loans shall mean the Revolving Loans made from time to time pursuant to this Financing Agreement by (i) the Agent or the Lenders to the Borrowing Agent (for the account of the applicable US Borrower) or (ii) the Agent or the Canadian Lenders to the Canadian Borrower (or the Borrowing Agent (for the account of the Canadian Borrower), as the case may be, in each case, denominated in Dollars.

Withdrawal Liability shall mean, with respect to any Loan Party or any of its Subsidiaries at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

Working Capital shall mean Current Assets in excess of Current Liabilities.

Working Day shall mean any Business Day on which dealings in foreign currencies and exchanges between banks may be transacted.

Section 1.2                                   Computation of Time Periods

In this Financing Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3                                   Accounting Terms and Principles

(a)                                  Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Section 7.12) shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b)                                 If any change in the accounting principles used in the preparation of the most recent financial statements referred to in Section 7.8 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Loan Parties with the agreement of the Loan Parties’ accountants and results in a change in any of the calculations required by Article VII had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants by the Loan Parties shall be consistent with GAAP as then in effect the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article VII shall be given effect until such provisions are amended to reflect such changes in GAAP.

Section 1.4                                   Certain Terms

(a)                                  The terms “herein,” “hereof” and “hereunder” and similar terms refer to this Financing Agreement as a whole, and not to any particular Article, Section, subsection or clause in, this Financing Agreement.

(b)                                 Unless otherwise expressly indicated herein, (i) references in this Financing Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Financing Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c)                                  The Article and Section titles contained in this Financing Agreement are, and shall be, without substantive meaning or content of any kind whatsoever and are not part of the agreement of the parties hereto.

(d)                                 Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto.  Unless the prior written consent of the Required Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Financing Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(e)                                  References in this Financing Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

(f)                                    References in this Financing Agreement to any United States Requirements of Law shall be deemed to include references to the corresponding Canadian Requirements of Law.  References in this Financing Agreement to “state” in respect of states of the United States shall be deemed to include a reference to Canadian provinces.

(g)                                 The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(h)                                 The terms “Lender,” “Issuing Bank” and “Agent” include, without limitation, their respective permitted successors and assigns.

Section 1.5                                   Fees

(a)                                  Each of the fees payable under this Financing Agreement (including, without limitation, the Line of Credit Fee, the Administrative Management Fee, the Canadian Administrative Management Fee, the Loan Facility Fee and any other fees payable pursuant to Article VIII hereof) shall be fully earned and non-refundable when paid, and will not be subject to counterclaim or setoff for, or otherwise be affected by, any claim or dispute relating to any other matter.

Section 1.6                                   Currency and Payments

(a)                                  Loans and advances under this Financing Agreement shall be made in Dollars or Canadian Dollars, as the case may be, and repayment shall be made in the same currency in which such advances were made.  The specification of applicable currencies in this Financing Agreement is of the essence.

(b)                                 For purposes of measuring compliance with this Financing Agreement and the other Loan Documents, all amounts to be calculated hereunder shall be calculated using the Dollar Equivalent of such amounts.

(c)                                  The specification under this Financing Agreement of Dollars is of the essence.  Obligations hereunder to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars (the “Other Non-Dollar Currency”), except to the extent that such tender or recovery results in the effective receipt by the Agent or the Lenders of the full amount of Dollars expressed to be payable to the Agent or the Lenders under this Financing Agreement.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (“Non-Dollar Judgment Currency”), the parties hereto agree, to the fullest extent they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase Dollars with such other currency at the spot rate of exchange quoted by Chase at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.  The obligation in respect of any such sum due from a Loan Party to the Agent or the Lenders hereunder shall, notwithstanding any judgment in such Non-Dollar Judgment Currency, be discharged only to the extent that, on the Business Day immediately following the date on which the Agent or the Lenders receives any sum adjudged to be so due in any Other Non-Dollar Currency, the Agent or the Lenders may, in accordance with normal banking procedures, purchase Dollars with the Other Non-Dollar Currency.  If the Dollars so purchased are less than the sum originally due to the Agent or the Lenders in Dollars, the Borrowers and the other Loan Parties agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or the Lenders against such loss, and if the Dollars so purchased exceed the sum originally due to the Agent or the Lenders in Dollars, the Agent and the Lenders agree to remit to Loan Parties such excess.

(d)                                 The specification under this Financing Agreement of Canadian Dollars is of the essence.  Obligations hereunder to make payments in Canadian Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Canadian Dollars (the “Other Non-Canadian Currency”), except to the extent that such tender or recovery results in the effective receipt by the Agent or the Lenders of the full amount of Canadian Dollars expressed to be payable to the Agent or the Lenders under this Financing Agreement.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Canadian Dollars into another currency (the “Non-Canadian Dollar Judgment Currency”), the parties hereto agree, to the fullest extent they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase Canadian Dollars with such other currency at the Spot Exchange Rate quoted by CIBC at 11:00 a.m. (Toronto, Ontario (Canada) time) on the Business Day preceding that on which final judgment is given, for the purchase of Canadian Dollars, for delivery two Business Days thereafter.  The obligation in respect of any such sum due from a Loan Party to the Agent or the Lenders hereunder shall, notwithstanding any judgment in such Non-Canadian Dollar Judgment Currency, be discharged only to the extent that, on the Business Day immediately following the date on which the Agent or the Lenders receive any sum adjudged to be so due in any Other Non-Canadian Dollar Currency, the Agent or the Lenders may, in accordance with normal banking procedures, purchase Canadian Dollars with the Other Non-Canadian Dollar Currency.  If the Canadian Dollars so purchased are less than the sum originally due to the Agent or the Lenders in Canadian Dollars, the Borrowers and the other Loan Parties agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or the Lenders against such loss, and if the Canadian Dollars so purchased exceed the sum originally due to the lender in Canadian Dollars, the Agent and the Lenders agree to remit to Borrower such excess.

(e)                                  Unless otherwise specified herein and without effecting the timing or amount of any payment required to be made hereunder, any payments (including, without limitation, Mandatory Prepayments, the payment of Out-of-Pocket Fees and Expenses and other fees and expenses under Article VIII) required to be made by the Borrowers or the Guarantors pursuant to this Financing Agreement may be made by (or allocated between) the applicable Loan Parties as they shall determine.

ARTICLE II

CONDITIONS PRECEDENT

Section 2.1                                   Conditions Precedent to Initial Loans

The obligation of the Agent and the Lenders to make the initial Loans hereunder is subject to the satisfaction of, extension of or waiver in writing of, on or prior to, the Closing Date, the following conditions precedent:

(a)                                  Lien Searches - The Agent shall have received tax, judgment and Uniform Commercial Code (or if applicable, PPSA) searches of a recent date and satisfactory to the Agent for all locations presently occupied or used, or that have been occupied or used within the last five (5) years, by each of the Loan Parties and each jurisdiction of incorporation of each Loan Party.  Such searches shall list all effective financing statements that name any Loan Party as debtor in each such location, together with copies of such financing statements, none of which shall cover the Collateral, except for those that shall be terminated on the Closing Date or are otherwise expressly permitted hereunder.

(b)                                 Casualty Insurance - Each of the Loan Parties shall have delivered to the Agent evidence reasonably satisfactory to the Agent that all casualty insurance policies list the Agent as additional insured, loss payee or mortgagee, as the case may be, (y) are in full force and effect, and (z) satisfy each other requirement of Section 7.5 of this Financing Agreement.

(c)                                  Financing Statements - (i) UCC Filings.  Any UCC financing statements necessary or desirable to be filed in order to create, in favor of the Agent, on behalf of the Lenders and the other Secured Parties, subject only to the Permitted Encumbrances having priority over the Liens granted to the Secured Parties pursuant to the Loan Documents, shall have been properly filed in each office in each jurisdiction required in order to create in favor of the Agent for the benefit of the Lenders a perfected Lien on the Collateral.  The Agent shall have received acknowledgment copies of all such filings (or, in lieu thereof, the Agent shall have received other evidence satisfactory to the Agent that all such filings have been made) and the Agent shall have received evidence that all necessary filing fees and all taxes or other expenses related to such filings have been paid in full.

(ii)                                  PPSA Filings.  Any PPSA financing statements necessary or desirable to be filed in order to create, in favor of the Agent, on behalf of the Lenders, a first priority, perfected security interest in the Collateral, subject only to the Permitted Encumbrances having priority over the Liens granted to the Secured Parties pursuant to the Loan Documents, shall have been properly filed in each office in each jurisdiction required in order to create, in favor of the Agent, for the benefit of the Lenders, a perfected Lien on the Collateral.  The Agent shall have received acknowledgment copies of all such filings (or, in lieu thereof, the Agent shall have received other evidence satisfactory to the Agent that all such filings have been made) and the Agent shall have received evidence that all necessary filing fees and all taxes or other expenses related to such filings have been paid in full.

(d)                                 Board Resolution - The Agent shall have received a copy of the resolutions of the Board of Directors (or similar management body) of each of the Loan Parties authorizing the execution, delivery and performance of (i) this Financing Agreement, (ii) each Pledge and Security Agreement, (iii) the other Loan Documents, (iv) the Intercreditor Agreement and (v) any related agreements, in each case, certified by the Secretary or Assistant Secretary of each of the Loan Parties as of the date hereof, together with a certificate of the Secretary or Assistant Secretary of the Loan Parties as to the incumbency and signature of the officers of each of the Loan Parties executing such Loan Documents and any certificate or other documents to be delivered by them pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

(e)                                  Corporate Organization - The Agent shall have received (i) a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party, certified as of a recent date by the Secretary of State (or equivalent governmental body) of the jurisdiction of organization of such Loan Party and (ii) a copy of the by-laws (or other equivalent Constituent Document) of each of the Loan Parties, certified by the respective Secretary or Assistant Secretary thereof, all as amended through the date hereof.

(f)                                    Officer’s Certificate - The Agent shall have received an executed certificate of a Responsible Officer of each of the Loan Parties, satisfactory in form and substance to the Agent, certifying that (i) the representations and warranties contained herein are true and correct in all material respects on and as of the Closing Date; (ii) each of the Loan Parties are in compliance with all of the terms and provisions set forth herein; and (iii) no Default or Event of Default shall have occurred and be continuing.

(g)                                 Opinions - Counsel for the Loan Parties in (i) New York, (ii) each jurisdiction where a Loan Party is organized (as to corporate, limited liability company or partnership, as applicable, and Uniform Commercial Code and/or Personal Property Security Act matters) and (iii) each other jurisdiction where a Loan Party owns Real Estate, shall have delivered to the Agent on behalf of the Lenders opinions in form and substance satisfactory to the Agent.

(h)                                 Absence of Default - No Default or Event of Default shall have occurred and no Material Adverse Change shall have occurred.

(i)                                     Legal Restraints/Litigation - As of the Closing Date, there shall be no: (x) litigation, investigation or proceeding (judicial or administrative) pending or threatened against the Loan Parties or any one of them or their assets, by any agency, division or department of any county, city, state or federal government arising out of the Notes Indenture or this Financing Agreement; (y) injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements contemplated under the Notes Indenture or this Financing Agreement; or (z) suit, action, investigation or proceeding (judicial or administrative) pending against the Loan Parties or any one of them or their assets, which, in the opinion of the Agent, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the business, prospects, operation, assets, financial condition or Collateral of the Loan Parties or any one of them.

(j)                                     Financial Statements – The Agent shall have received, reviewed and been satisfied with the Loan Parties’ interim financial statements for the Fiscal Quarter ended November 28, 2003 and for the months ended December 25, 2003 and January 29, 2004.  The Agent shall be satisfied, on the basis of such financial statements, that EBITDA for the twelve month period ending January 29, 2004 shall not be less than $30,000,000 on the Closing Date.

(k)                                  Financing Agreement – The Agent shall have received this Financing Agreement, in form and substance satisfactory to the Agent and in sufficient copies for each Lender, duly executed and delivered by the Borrowers and the other Loan Parties and, for the account of each Lender requesting the same, a Promissory Note or Notes from the applicable Borrowers conforming to the requirements set forth herein.

(l)                                     Pledge and Security Agreement – (i) Domestic Pledge and Security Agreement.  The Loan Parties (other than Parent and the Canadian Borrower) shall have delivered to the Agent the Domestic Pledge and Security Agreement, duly executed by such Loan Parties and together with each of the following: (i) evidence satisfactory to the Agent that, upon the filing and recording of instruments delivered to the Agent on the Closing Date, the Agent (for the benefit of the Secured Parties) shall have a valid and perfected first priority security interest (subject only to those Permitted Encumbrances having priority over the Liens of the Agent) in the Collateral, including such documents duly executed by each such Loan Party as the Agent may request with respect to the perfection of its security interests in the Collateral (including Uniform Commercial Code financing statements, patent, trademark and copyright security agreements suitable for filing with the Patent and Trademark Office or the Copyright Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the Pledge and Security Agreement); (ii) to the extent not delivered to the Notes Collateral Agent, all share certificates representing all of the certificated Stock or other equity interests being pledged pursuant to such Pledge and Security Agreement and stock powers for such share certificates executed in blank; (iii) with respect to the First Priority Collateral, all instruments representing Indebtedness being pledged pursuant to such Pledge and Security Agreement duly endorsed in favor of the Agent or in blank and with respect to the Second-Priority Collateral, to the extent not delivered to the Notes Collateral Agent, all instruments representing Indebtedness being pledged pursuant to such Pledge and Security Agreement duly endorsed in favor of the Agent or in blank; and (iv) Deposit Account Control Agreements or Securities Account Control Agreements, as the case may be, from all Blocked Account Institutions.

(ii)                                  Canadian Pledge and Security Agreement.  The Canadian Borrower shall have delivered to the Agent the Canadian Security Agreement, duly executed by the Canadian Borrower, together with each of the following: (i) evidence of completion of the filing and the recording of the Canadian Security Agreement such that the Agent will have a valid and perfected first priority security interest (subject only to those Permitted Encumbrances having priority over the Liens of the Agent) in the Collateral; (ii) to the extent not delivered to the Notes Collateral Agent, all share certificates representing all of the certificated Stock or other equity interests being pledged pursuant to such Pledge and Security Agreement and stock powers for such share certificates executed in blank; (iii) with respect to the First Priority Collateral, all instruments representing Indebtedness being pledged pursuant to such Pledge and Security Agreement duly endorsed in favor of the Agent or in blank and with respect to the Second-Priority Collateral, to the extent not delivered to the Notes Collateral Agent, all instruments representing Indebtedness being pledged pursuant to such Pledge and Security Agreement duly endorsed in favor of the Agent or in blank; and (iv) Deposit Account Control Agreements or Securities Account Control Agreements, as the case may be, from all Blocked Account Institutions.

(m)                               Intercreditor Agreement - The Notes Collateral Agent, the Notes Trustee and each Loan Party shall have duly executed and delivered to the Agent on behalf of the Secured Parties the Intercreditor Agreement.

(n)                                 Disbursement Authorization - The Loan Parties shall have delivered to the Agent all information necessary for the Agent and the Lenders to issue wire transfer instructions on behalf of each of the Loan Parties for the initial and subsequent loans and/or advances to be made under this Financing Agreement including, but not limited to, disbursement authorizations in form acceptable to the Agent.

(o)                                 Capital Structure – The ownership, capital, corporate, tax, organizational and legal structure of Parent and its subsidiaries shall be acceptable to the Agent.

(p)                                 Notes Documents – The terms and conditions of the Notes Indenture and each of the other Notes Documents shall be in form and substance satisfactory to the Agent.  The Borrowers shall have delivered to the Agent evidence that Cellu Tissue issued not more than $162,000,000 in aggregate principal amount of the Secured Notes on terms and conditions acceptable to the Agent.  Each Note Document shall be in form and substance satisfactory to the Agent.  The Loan Parties shall have delivered to the Agent a certified copy of each Note Document, certified as a true, complete and correct thereof by a Responsible Officer of Cellu Tissue.

(q)                                 Designated Stock Repurchase –The terms and conditions of the documentation relating to the Designated Stock Repurchase shall be in form and substance satisfactory to the Agent.  The Borrowers shall have delivered to the Agent evidence that Parent shall have commenced the Designated Stock Repurchase on the Closing Date.

(r)                                    Solvency – The Agent shall be satisfied, based on financial statements (actual and pro forma), projections, certificates and other evidence provided by the Borrowers, or requested by the Agent, that after incurring the Indebtedness contemplated by this Financing Agreement, the Indebtedness in respect of the Secured Notes and consummating the other transactions contemplated by this Financing Agreement (including, without limitation, the Designated Stock Repurchase), the Loan Parties will be, on a consolidated basis, Solvent, able to satisfy their obligations as they mature and adequately capitalized.  In addition, the Agent shall have received a certificate from the chief financial officer of Parent and the Borrowers certifying that before and immediately after giving effect to the Loans and other extensions of credit under this Financing Agreement and the issuance of the Secured Notes and the other transactions contemplated by this Financing Agreement (including, without limitation, the Designated Stock Repurchase), the Loan Parties shall be, on a consolidated basis, Solvent, able to satisfy their obligations as they mature and adequately capitalized.

(s)                                  Related Documents – Each Related Document shall be in form and substance satisfactory to the Agent.  The Loan Parties shall have delivered to the Agent a certified copy of each Related Document, certified as a true, complete and correct copy thereof by a Responsible Officer of each Loan Party party thereto.

(t)                                    Examination & Verification - The Agent and each of the Lenders shall have completed, to their respective satisfaction, an examination and verification of the Accounts, Inventory, financial statements, books and records of each of the Loan Parties which examination shall indicate that, after giving effect to all Revolving Loans, Letters of Credit, Letter of Credit Guaranties, and any other advances and extensions of credit to be made on the Closing Date and after giving effect to the payment of or the creation of a reserve for all fees and expenses relating to this Financing Agreement, the Secured Notes and the Designated Stock Repurchase on the Closing Date, the Loan Parties shall have an opening Availability of at least $15,000,000, as evidenced by the Borrowing Base Certificate (in form and substance satisfactory to the Agent) delivered by the Borrowers to the Agent as of the Closing Date.  It is understood that such requirement contemplates that all debts and obligations are current, and that all payables are being handled in the normal course of the Loan Parties’ business and consistent with their past practice.

(u)                                 Deposit Accounts - Each of the Loan Parties shall have established a system of lockbox and bank accounts at Chase (or such other banks as may be agreed to by the Agent) with respect to the collection of Accounts and the deposit of proceeds of Collateral as shall be acceptable to the Agent in all material respects.

(v)                                 Existing Credit Agreements - In connection with the refinancing of the Existing Credit Agreements as contemplated herein, (i) the Existing Credit Agreement, and the “Loan Documents” (as defined in each Existing Credit Agreement) shall be terminated; (ii) all loans and other obligations of the Loan Parties thereunder shall have been paid or satisfied in full, including through utilization of the proceeds of the initial Revolving Loans to be made under this Financing Agreement; (iii) all Liens or security interests in favor of the administrative agents under each Existing Credit Agreement on the Collateral and otherwise in connection therewith shall have been terminated and/or released upon such payment; and (iv) the Agent shall have received a payoff letter duly executed and delivered by the Loan Parties and the administrative agent and/or lenders under each Existing Credit Agreement or other evidence of such termination of each Existing Credit Agreement, in each case in form and substance satisfactory to the Agent.

(w)                               Additional Documents - Each of the Loan Parties shall have executed and delivered to the Agent all Loan Documents necessary to consummate the financing arrangement contemplated between the Loan Parties, the Agent and the Lenders

(x)                                   Additional Matters Relating to Real Estate

(i)                                     Mortgages/Deeds of Trust - The Loan Parties shall have executed and delivered to the Agent, such mortgages and/or deeds of trust as the Agent on behalf of the Lenders may reasonably require to obtain first Liens on the Real Estate subject to the Permitted Encumbrances and in form and substance acceptable to the Agent.

(ii)                                  Title Insurance Policies - the Agent shall have received, in respect of each mortgage or deed of trust, a mortgagee’s title policy or marked-up unconditional binder for such insurance.  Each such policy shall (i) be in an amount to be agreed between the Agent and the Borrowers and in any event satisfactory to the Agent; (ii) insure that the mortgage or deed of trust insured thereby creates a valid first Lien on the property covered by such mortgage or deed of trust, free and clear of all defects and encumbrances except those acceptable to the Agent; (iii) name the Agent on behalf of the Lenders as the insured thereunder; and (iv) contain such endorsements and effective coverage as the Agent may reasonably request, including, without limitation, the revolving line of credit endorsement.  The Agent shall also have received evidence that all premiums in respect of such policies have been paid and that all charges for mortgage recording taxes, if any, shall have been paid.

(iii)                               Surveys - the Agent and the title insurance company issuing each policy referred to in the immediately preceding clause (ii) (each, a “Title Insurance Company”) shall have received maps or plats of a perimeter or boundary of the site of each of the properties covered by the mortgages or deeds of trust, dated a date satisfactory to the Agent and the relevant Title Insurance Company prepared by an independent professional licensed land surveyor satisfactory to the Agent and the relevant Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping; and, without limiting the generality of the foregoing, there shall be surveyed and shown on the maps or plats or surveys the following:  (i) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines insofar as the foregoing affect the perimeter or boundary of such property; (ii) the lines of streets abutting the sites and width thereof; (iii) all access and other easements appurtenant to the sites or necessary or desirable to use the sites; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the sites, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (v) any encroachments on any adjoining property by the building, structures and improvements on the sites; and (vi) if the site is designated as being on a filed map, a legend relating the survey to said map.  Further, the survey shall x) be certified to the Agent and the Title Insurance Company and y) contain a legend reciting as to whether or not the site is located in a flood zone.

(y)                                 Environmental Reports – The Agent shall have received copies of all material environmental audit and risk assessment reports on all of each of the Loan Parties’ owned or leased Real Estate that are in the possession, custody or control of any of the Loan Parties.

(z)                                   Schedules – The Loan Parties shall have delivered to the Agent each Schedule required to be delivered pursuant to this Financing Agreement, each Collateral Document and each other Loan Document and such other schedules and information concerning the Collateral as the Agent may reasonably request, all of the foregoing in form and substance satisfactory to the Agent.

(aa)                            Fees and Expenses – There shall have been paid to the Agent, for the account of the Agent and the Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Closing Date.

Upon the execution of this Financing Agreement and the initial disbursement of the Loans hereunder, all of the above Conditions Precedent shall have been deemed satisfied, except as otherwise set forth hereinabove or as the Loan Parties and the Agent shall otherwise agree in writing.

Section 2.2                                   Conditions to Each Extension of Credit

Subject to the terms of this Financing Agreement, including, without limitation, the Agent’s rights pursuant to Section 10.2 hereof, the agreement of the Agent on behalf of the Lenders to make any extension of credit requested to be made by it to the Borrowing Agent or any of the Borrowers on any date (including, without limitation, the initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)                                  Request for Borrowing or Issuance of Letter of Credit – With respect to any borrowing of a Revolving Loan, the Agent shall have received from the Borrowing Agent or the applicable Borrower, as the case may be, a duly executed Notice of Borrowing as provided in Article III, or with respect to any Letter of Credit, the Agent and the Issuing Bank shall have received a duly executed request for a Letter of Credit as provided in Article V.

(b)                                 Representations and Warranties - Each of the representations and warranties made by each of the Loan Parties in or pursuant to this Financing Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(c)                                  No Default - No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extension of credit requested to be made on such date.

(d)                                 Borrowing Base - Except as may be otherwise agreed to from time to time by the Agent and the Borrowers in writing, after giving effect to the extension of credit requested to be made by any of the Borrowing Agent or a Borrower, as the case may be, on such date, the aggregate outstanding balance of the Revolving Loans and outstanding Letters of Credit owing by the Borrowers will not exceed the lesser of (x) the Aggregate Revolving Loan Amount and (y) the Borrowing Base.  The Borrowing Agent shall have delivered the most recent Borrowing Base Certificate required to be delivered pursuant to Section 7.8(f).

(e)                                  Additional Matters – The Agent shall have received such additional documents, information and materials as any Lender, through the Agent, may reasonably request.

Each borrowing by a Borrower hereunder shall constitute a representation and warranty by the Borrowers as of the date of such loan or advance that each of the representations, warranties and covenants contained in this Financing Agreement has been satisfied and such representations and warranties are true and correct in all material respects, except as the Borrowers and the Agent and/or the Required Lenders shall otherwise agree herein or in a separate writing.

ARTICLE III

REVOLVING LOANS

Section 3.1                                   (a)                                  The Agent and the US Lenders agree, subject to the terms and conditions of this Financing Agreement, from time to time, severally to the extent of their Revolving Credit Commitment to make US Revolving Loans in Dollars to each of US Borrowers or to the Borrowing Agent, for the account of one or more of the US Borrowers, to the extent of Availability under the Revolving Line of Credit; provided, however, that such US Revolving Loans shall be in an aggregate principal amount outstanding at any time for all such US Revolving Loans not to exceed the Dollar Equivalent of the lesser of (x) Availability under the Revolving Line of Credit and (y) the Aggregate Revolving Loan Amount (but subject to the Agent’s and the Lenders’ right to make Overadvances); provided, further, however, that the Agent and/or the Lenders shall not be required to make any US Revolving Loan or other extension of credit to the Borrowing Agent for the account of the US Borrowers if, after giving effect to such US Revolving Loan or extension of credit, the Dollar Equivalent of (x) the aggregate outstanding balance of the Revolving Loans or other extensions of credit owing by the Borrowers (or made available to the Borrowing Agent for the account of the Borrowers) would exceed the Borrowing Base on such date of determination or (y) the Dollar Equivalent of the aggregate outstanding balance of all Revolving Loans or other extensions of credit outstanding at such time exceeds $30,000,000.

(b)                                 The Agent and the Canadian Lenders agree, subject to the terms and conditions of this Financing Agreement, from time to time, severally to the extent of their Canadian Revolving Credit Commitment to make Canadian Revolving Loans in Dollars or Canadian Dollars, as the case may be, to the Canadian Borrower; provided, however, that such Canadian Revolving Loans shall be in an aggregate principal amount outstanding at any time for all such Revolving Loans not to exceed the Dollar Equivalent of the lowest of (x) Availability, (y) the Aggregate Revolving Loan Amount and (z) $3,500,000 (but subject to the Agent’s and the Lenders’ right to make Overadvances); provided, further, however, that the Agent and/or the Lenders shall not be required to make any Canadian Revolving Loan or other extension of credit to the Canadian Borrower if, after giving effect to such Canadian Revolving Loan or extension of credit, the Dollar Equivalent of (x) the aggregate outstanding balance of the Revolving Loans or other extensions of credit owing by the Borrowers (or made available to the Borrowing Agent for the account of the Borrowers) would exceed the Borrowing Base on such date of determination or (y) the Dollar Equivalent of the aggregate outstanding balance of all Revolving Loans or other extensions of credit outstanding at such time exceeds $30,000,000..

(c)                                  Notwithstanding anything to the contrary in this Financing Agreement, (i) the Borrowing Agent may advance Loans made to it for the account of any US Borrower to such US Borrower and (ii) any Borrower may on-lend the proceeds of any Revolving Loan or other extension of credit made to it hereunder to (A) any other Borrower, irrespective of Availability under the Revolving Line of Credit or the Borrowing Base applicable at the time of determination and (B) any other Loan Party (other than the Borrowers) to the extent that (x) such Indebtedness constitutes Permitted Indebtedness hereunder and (y) such loan is permitted to be made pursuant to Section 7.11(f) and Section 7.11(g).  Any such loan by a Borrower to any other Loan Party (including any Eligible Loan Party) shall be evidenced by an Intercompany Promissory Note, which shall be pledged to the Agent in accordance with the applicable Pledge and Security Agreement.

(d)                                 Subject to the limitations set forth in this Financing Agreement, the Borrowers may borrow, repay and re-borrow Revolving Loans at any time prior to the Revolving Credit Termination Date and from time to time on any Business Day during the period from the Closing Date until the Revolving

Credit Termination Date.  All outstanding Revolving Loans and all other Obligations outstanding on the Revolving Credit Termination Date shall be due and payable on the Revolving Credit Termination Date.

(e)                                  For the avoidance of doubt, (i) Canadian Revolving Loans made to or on behalf of the Canadian Borrower shall be made by CIT Financial, in its capacity as Agent, or the Canadian Lenders to the Canadian Borrower and (ii) such Canadian Revolving Loans shall be repaid to such Agent or such Canadian Lenders, as the case may be.

Section 3.2                                   (a)                                  All requests for USD Revolving Loans must be received by an officer of the Agent no later than (i) 2:30 p.m., New York time, on the Business Day on which any such Chase Bank Rate Loans and advances are required or (ii) three (3) Business Days prior to any requested LIBOR Loan.  Should the Agent for any reason honor requests for Overadvances, any such Overadvances shall be made in the Agent’s sole discretion and subject to any additional terms the Agent and/or the Required Lenders deem necessary; provided, that no Lender shall have any obligation to make any Overadvance unless such Lender specifically consents to each such Overadvance.

(b)                                 All requests for CDN Revolving Loans (irrespective of whether such Revolving Loans are Canadian Prime Rate Loans or BA Rate Loans) must be received by an officer of the Lender no later than 1:00 p.m., Toronto, Ontario (Canada) time, one (1) Working Day prior to the Working Day on which any such Canadian Prime Rate Loans or BA Rate Loan advances are required.  Should the Agent for any reason honor requests for Overadvances, any such Overadvances shall be made in the Agent’s sole discretion and shall be subject to any additional terms the Agent and/or the Required Lenders deem necessary; provided, that no Lender shall have any obligation to make any Overadvance unless such Lender specifically consents to each such Overadvance

(c)                                  (i)                                     Whenever any Borrower desires the Agent, on behalf of the applicable Lenders, or any Lender to make a Revolving Loan pursuant to Section 3.1, the Borrowing Agent or such Borrower shall give the Agent a Notice of Borrowing or irrevocable telephonic notice confirmed promptly in writing by delivery of a Notice of Borrowing to the Agent, specifying (A) each applicable Borrower on whose behalf such borrowing is requested, (B) the amount of the Borrowing Base applicable at such time, (C) whether such requested borrowing is of USD Revolving Loans or CDN Revolving Loans, (D) the amount of the requested borrowing of each Borrower, (E) the requested borrowing date (which shall be a Business Day, in the case of US Revolving Loans, or a Working Day, in the case of Canadian Revolving Loans, and shall be prior to the Revolving Credit Termination Date) and (F) specify whether the requested Revolving Loan shall bear interest at the Chase Bank Rate, LIBOR, the Canadian Prime Rate or the BA Equivalent Rate, as further set forth herein.

(ii)                                  If the Borrowing Agent or the applicable Borrower, as the case may be, fails to designate the proposed borrowing of a Revolving Loan as a Chase Bank Rate Loan or a LIBOR Loan, in the case of USD Revolving Loans, or as a Canadian Prime Rate Loan or a BA Rate Loan, in the case of CDN Revolving Loans, each in accordance with this Section 3.1, then the requested borrowing shall be a Chase Bank Rate Loan, in the case of USD Revolving Loans, or a Canadian Prime Rate Loan, in the case of CDN Revolving Loans.  If no Interest Period is elected with respect to any requested borrowing of a LIBOR Loan or BA Rate Loan, then the requested Loan shall be made as a Chase Bank Rate Loan or Canadian Prime Rate Loan, as applicable.

(iii)                               The procedure for Revolving Loans to be made on a requested borrowing date may be such other procedure as is mutually satisfactory to the Borrowers, the Agent and/or the Lenders.  The Agent shall make loans and advances to the account of the applicable Borrower as specified in the applicable Notice of Borrowing, or such other Deposit Account as the Agent and the Borrowers may agree.

(iv)                              Subject to Section 14.10 hereof, should the Agent, on behalf of the Lenders agreeing to make an Overadvance, for any reason honor requests for Overadvances, such Overadvance shall be made in the Agent’s sole discretion, subject to any additional terms the Agent deems necessary.

(v)                                 Requests for loans and advances shall be made solely by the Borrowing Agent or the applicable Borrowers and shall be directed to the Agent.

(d)                                 The Agent shall on any Settlement Date, and upon notice given by the Agent no later than 1:00 P.M. New York time, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan in an amount equal to such Lender’s Revolving Credit Commitment percentage (calculated with respect to the aggregate Revolving Credit Commitments then outstanding) of the aggregate amount of the Revolving Loans made by the Agent from the preceding Settlement Date to the date of such notice.  Each Lender’s obligation to make the settlements pursuant to this subsection (d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any set-off, counterclaim, recoupment, defense or other right which any such Lender or any of the Borrowers may have against the Agent, the (other) Borrowers, any other Lender or any other person for any reason whatsoever; (ii) the occurrence and continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrowers or any one of them; (iv) any breach of this Financing Agreement or any other Loan Document by any Loan Party party thereto or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Without limiting the liability and obligation of each Lender to make such advances, the Borrowers authorize the Agent to charge the applicable Revolving Loan Accounts with the Agent to the extent amounts received from the Lenders are not sufficient to repay in full the amount of any such deficiency.

(e)                                  The Borrowers’ Revolving Loan Obligations hereunder shall be evidenced by one or more Promissory Notes (i) in the case of USD Revolving Loans, in substantially the form of Exhibit A attached hereto and (ii) in the case of CDN Revolving Loans, in substantially the form of Exhibit B attached hereto.  Each Borrower promises to repay the entire unpaid principal amount of the Revolving Loans on the Scheduled Termination Date or earlier, if otherwise required by the terms of this Financing Agreement.

Section 3.3                                   In furtherance of the continuing assignment and security interest in each of the Eligible Loan Parties’ Accounts and Inventory, each of the Eligible Loan Parties will, upon the creation of Accounts and purchase or acquisition of Inventory, execute and deliver to the Agent in such form and manner as the Agent may reasonably require, solely for the Agent’s convenience in maintaining records of Collateral, such confirmatory schedules of Accounts and Inventory on each date on which a Borrowing Base Certificate is delivered pursuant to Section 7.8(f) for the fiscal period covered by the applicable Borrowing Base Certificate, including without limitation, monthly schedules of Accounts and monthly schedules of Inventory, all in form and substance satisfactory to the Agent, and such other appropriate reports designating, identifying and describing the Accounts and Inventory as the Agent may reasonably request, and provided further that the Agent may reasonably request any such information more frequently, from time to time in its sole discretion.  In addition, upon the Agent’s request, each of the Eligible Loan Parties shall provide the Agent with copies of agreements with, or purchase orders from, such Eligible Loan Party’s customers, and copies of invoices to customers, proof of shipment or delivery, access to their computers, electronic media and software programs associated therewith (including any electronic records, contracts and signatures) and such other documentation and information relating to said Accounts and other Collateral as the Agent may reasonably require.  Failure to provide the Agent with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein.  Each of the Eligible Loan Parties hereby authorizes the Agent to regard the Eligible Loan

Parties’ (or an Eligible Loan Party’s) printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Eligible Loan Parties’ authorized officers or agents.

Section 3.4                                   (a)                                  Each of the Eligible Loan Parties hereby represents and warrants that (i) unless otherwise disclosed in writing to the Agent, each Trade Account Receivable is based on an actual and bona fide sale and delivery of Inventory or rendition of services to their respective customers, and any other Account is bona fide, made by the Eligible Loan Parties in the ordinary course of their business; (ii) the Inventory being sold, and the Trade Accounts Receivable created, are the exclusive property of the Eligible Loan Parties and are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances; (iii) the invoices evidencing such Trade Accounts Receivable are in the name of the Eligible Loan Parties; and (iv) the Eligible Loan Parties’ customers have accepted the Inventory or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business with respect to which the Eligible Loan Parties have complied with the notification requirements of Section 3.5.

(b)                                 The Eligible Loan Parties confirm to the Agent that any and all Taxes or fees relating to their business, their sales, the Accounts or Inventory relating thereto, are their sole responsibility and that same will be paid by the Eligible Loan Parties when due, subject to Section 7.6 of this Financing Agreement, and that none of said Taxes or fees represent a Lien on or claim against the Accounts subject to Section 7.6 of this Financing Agreement.

(c)                                  The Eligible Loan Parties hereby further represent and warrant that they shall not co-mingle their Inventory with any of their customers or any other person, including pursuant to any bill and hold sale or otherwise, and that their Inventory is marketable to their customers in the ordinary course of business of the Eligible Loan Parties, except as it may otherwise report in writing to the Agent pursuant to Section 3.5 hereof from time to time.

(d)                                 Each of the Eligible Loan Parties also represents and warrants that they are duly and validly existing corporations, partnership or other legal entities and are qualified to do business in all jurisdictions where the failure to so qualify would have a Material Adverse Effect on their ability to enforce collection of Accounts due from customers residing in that jurisdiction.

(e)                                  The Eligible Loan Parties agree to maintain such books and records regarding Accounts and Inventory consistent with GAAP as the Agent may reasonably require and agree that the books and records of the Eligible Loan Parties will reflect the Agent’s interest in the Accounts and Inventory.  All of the books and records of the Eligible Loan Parties will be available to the Agent at normal business hours upon reasonable prior notice to the Borrowing Agent, or upon shorter notice during the occurrence and continuance of an Event of Default, including any records handled or maintained for the Eligible Loan Parties or any one of them by any other company or entity.

Section 3.5                                   (a)                                  Until the Agent has advised the Eligible Loan Parties to the contrary after the occurrence and continuance of an Event of Default or an Availability Event and until, (x) in the case of an Event of Default, until such Event of Default is waived in writing by the Required Lenders or cured to the satisfaction of the Agent and/or the Required Lenders and (y) in the case of an Availability Event, the occurrence of the applicable Availability Cure Date, the Eligible Loan Parties, at their expense, will enforce, collect and receive all amounts owing on their respective Accounts in the ordinary course of their business and any proceeds they so receive shall be subject to the terms hereof, and held on behalf of and in trust for the Agent (on behalf of the Lenders).  Any checks, cash, credit card sales and receipts, notes or other instruments or property received by an Eligible Loan Party with respect to any Collateral, including Accounts, shall be held by such Eligible Loan Party in trust for the Agent, on behalf of the Lenders, separate from such Eligible Loan Party’s own or the Eligible Loan Parties’ property and funds, and promptly turned over to the Agent with proper assignments or endorsements by deposit to the Depository Accounts.  Each of the Eligible Loan Parties shall: (i) indicate on all of their invoices that funds should be delivered to and deposited in a Blocked Account; (ii) direct all of their account debtors to deposit any and all proceeds of Collateral into the Blocked Accounts; (iii) irrevocably authorize and direct any banks which maintain the Eligible Loan Parties’ initial receipt of cash, checks and other items to promptly wire transfer all available funds to a Blocked Account or the Depository Account; and (iv) advise all such banks of the Agent’s security interest in such funds.  The Eligible Loan Parties shall provide the Agent with prior written notice of any and all Deposit Accounts opened or to be opened subsequent to the Closing Date.  All amounts (the “Collections”) received by the Agent in payment of Accounts will be credited to the Revolving Loan Account(s) when the Agent is advised by its bank of its receipt of “collected funds” at the Agent’s bank account in New York, New York on the Business Day of such advice if advised no later than 1:00 p.m. (New York City time) or on the next succeeding Business Day if so advised after 1:00 p.m. (New York City time).  However, the Revolving Loan Accounts will be charged monthly with the cost of one (1) additional Business Day on all such Collections at the interest rate (based upon the Chase Bank Rate) applicable to Revolving Loans at such time for the account of the Agent.  No checks, drafts or other instrument received by the Agent shall constitute final payment to the Agent and/or the Lenders unless and until such instruments have actually been collected.

(b)                                 The Loan Parties shall establish and maintain, in their name and at their expense, Blocked Accounts with Chase or such other banks as are acceptable to the Agent into which each of the Loan Parties shall promptly cause to be deposited: (i) all Proceeds of the First Priority Collateral received by any of the Loan Parties, including all amounts payable to the Loan Parties from credit card issuers and credit card processors, and (ii) all amounts on deposit in deposit accounts used by the Loan Parties at each of their locations, all as further provided in Section 3.4(a) above.  The banks or securities intermediaries, as the case may be, at which the Blocked Accounts in respect of the Borrowers are established (each such bank, a “Blocked Account Institution”) shall enter into a Deposit Account Control Agreement or Securities Account Control Agreement, as the case may be, providing that all cash, checks and items received or deposited in the Blocked Accounts are the property of the Agent, that the Blocked Account Institution has no Lien upon, or right of set off against, the Blocked Accounts and any cash, checks, items, wires or other funds from time to time on deposit therein, except as otherwise provided in the Control Agreements.  The Blocked Account Institution shall, in the case of each Loan Party, following the delivery of a Control Notice, automatically, on a daily basis, wire, or otherwise transfer, in immediately available funds all funds received or deposited into the Blocked Accounts of such Loan Party to the Depository Account or such other bank account as the Agent may from time to time designate for such purpose.  Following the delivery of a Control Notice and at all times during which such Control Notice is effective and shall not have been withdrawn by the Agent, the Agent shall apply, on a daily basis all collections of Accounts and all other proceeds of First Priority Collateral and all other amounts transferred to the Depository Account pursuant to this Financing Agreement towards amounts owing by the applicable Loan Parties under the Revolving Line of Credit, and the Agent agrees that, provided that no Default or Event of Default shall have occurred and be continuing at such time, upon the written request of the Borrowers, to cause any funds remaining on deposit therein after all Obligations then due and payable have been satisfied to be paid.  The Loan Parties hereby confirm and agree that all amounts deposited in such Blocked Accounts and any other funds received and collected by the Agent, whether as proceeds of Inventory or other Collateral or otherwise, shall be the property of the Agent subject to the Intercreditor Agreement.

(c)                                  (i)  Prior to the occurrence of an Availability Event, as long as an Event of Default shall not have occurred or be continuing, the Agent and the Lenders will permit each Blocked

Account Institution to transfer funds in accordance with instructions to be provided by the applicable Loan Party and the Borrowers shall not be required (but may elect) to repay any of the outstanding Loans with the funds credited to the Blocked Accounts.

(ii)                                  Notwithstanding anything to the foregoing to the contrary, upon the occurrence of an Availability Event, commencing upon the first Business Day after such Availability Event has occurred, and at any time following the occurrence of a Default or Event of Default under any Loan Document, the Agent shall be permitted to deliver a Control Notice to the Blocked Account Institutions pursuant to which the applicable Blocked Account Institution will be instructed to comply only with the instructions of the Agent with respect to the applicable Deposit Accounts.

(iii)                               If a Control Notice is delivered by the Agent as a result of the occurrence of an Availability Event, the Agent shall promptly terminate the effectiveness of the applicable Control Notice upon the Agent’s satisfaction that the Availability under the Revolving Line of Credit shall have equaled or exceeded $15,000,000 for at least 30 consecutive days and the Agent’s receipt from the Borrowers of a certificate of a Responsible Officer of the Borrowers certifying that the applicable Availability Event Cure Period shall have expired and the Availability Cure Date shall have occurred (with calculations (in reasonable detail) to support such certificate attached to such Responsible Officer’s certificate); provided, that such termination shall not in any way limit the Agent’s rights to deliver a subsequent Control Notice upon the occurrence of another Availability Event or upon the occurrence of any Default or Event of Default.

Section 3.6                                   The Eligible Loan Parties agree to notify the Agent: (a) of any matters affecting the value, enforceability or collectibility of any Account and of all material customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods, and of any material adverse effect in the value of their Inventory, in their collateral reports required to be delivered to the Agent pursuant to Section 3.3, in such detail and format as the Agent may reasonably require from time to time and (b) promptly of any such matters which are material, as a whole, to the Accounts and/or the Inventory.  Each Eligible Loan Party agrees to issue credit memoranda promptly (with duplicates to the Agent upon request) upon accepting returns or granting allowances out of the ordinary course or which are otherwise material to such Eligible Loan Party, or in the aggregate, to the Accounts and/or the Inventory.  Upon the occurrence and during the continuation of an Event of Default (which is not waived in writing by the Required Lenders or cured to Agent’s and/or the Required Lenders’ satisfaction,) and on notice from the Agent, the Eligible Loan Parties agree that all returned, reclaimed or repossessed merchandise or goods shall be set aside by the Eligible Loan Parties, marked with the Agent’s name (as secured party) and held by the Eligible Loan Parties for the Agent’s account.

Section 3.7                                   (a)                                  Each Agent shall maintain a Revolving Loan Account on its books in which the US Borrowers (collectively) or the Canadian Borrower, as the case may be, will be charged with all loans and advances made by the Agent to the Borrowing Agent or such Borrower to it or for its account, and with any other Obligations, including any and all costs, expenses and reasonable attorney’s fees which the Agent may incur in connection with the exercise by or for the Agent of any of the rights or powers herein conferred upon the Agent, or in the prosecution or defense of any action or proceeding to enforce or protect any rights of the Agent in connection with this Financing Agreement, the other Loan Documents or the Collateral assigned hereunder, or any Obligations owing by such Borrower.  The Borrowers will be credited with all amounts received by the Agent and/or the Lenders from the Borrowers or from others for the Borrowers’ account, including, as above set forth, all amounts received by the Agent in payment of Accounts, and such amounts will be applied to payment of the Obligations as set forth herein.  In no event shall prior recourse to any Accounts or other security granted to or by the Borrowers be a prerequisite to the Agent’s right to demand payment of any Obligation.  Further, it is understood that the Agent and/or the Lenders shall have no obligation whatsoever to perform in any respect any of the Borrowers contracts or obligations relating to the Accounts.

(b)                                 In addition, each Agent agrees, acting as agent of the Borrowers solely for this purpose and for tax purposes, to register by book entry in the Revolving Loan Accounts, each Agent’s, each Lender’s and each Issuing Bank’s interest in each Loan, each Overadvance, each Letter of Credit and each reimbursement obligation relating to Letters of Credit of the Borrowers and in each other Obligations of the Borrowers and in the right to receive any payments (including payments of principal and interest) hereunder and any assignment of any such interest or rights.  In addition, each Agent, acting as agent of the Borrowers solely for this purpose and for tax purposes, will establish and maintain accounts in the Revolving Loan Accounts, in accordance with its usual practice in which it shall record (i) the names and addresses of the Lenders and the Issuing Banks, (ii) the Revolving Credit Commitments of each Lender from time to time, (iii) the amount of each Loan made, (iv) the amount of each Overadvance, (v) the amount of any drawn Letters of Credit, (vi) the amount of any principal or interest due and payable, and paid, by the Borrowers to, or for the account of, each Lender hereunder, (vii) the amount that is due and payable, and paid, by the Borrowers to, or for the account of, each Issuing Bank, including the amount of any Obligations relating to the Letters of Credit (specifying the amount of any reimbursement obligations with respect to such Letters of Credit) due and payable to an Issuing Bank, (viii) the amount due and payable, and paid by the Borrowers to Agent under any Letter of Credit Guaranty, and (ix) the amount of any sum received by each Agent hereunder from the Borrowers, where such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s, each Issuing Bank’s and each Agent’s, as the case may be, share thereof, if applicable.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, the Loans (including the Promissory Notes evidencing such Loans) and the drawn Letters of Credit are registered obligations and the right, title, and interest of the Lenders and the Issuing Banks and their assignees in and to such Loans or drawn Letters of Credit, as the case may be, shall be transferable only upon notation of such transfer in the Revolving Loan Accounts.  A Promissory Note shall only evidence the Lender’s or a registered assignee’s right, title and interest in and to the related Loan, and in no event is any such Promissory Note to be considered a bearer instrument or obligation.  This Section 3.7 shall be construed so that the Loans and drawn Letters of Credit are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations).

(d)                                 In addition, the Loan Parties, each Agent, the Lenders and the Issuing Banks shall treat each Person whose name is recorded in the Revolving Loan Accounts as a Lender or as an Issuing Bank, as applicable, for all purposes of this Agreement.

(e)                                  After the end of each month, the Agent shall promptly send the Borrowers a statement showing the accounting for the charges, loans, advances and other transactions occurring between the Agent and each of the Borrowers during that month.  The monthly statements shall be deemed correct and binding upon each of the Borrowers and shall constitute an account stated between the Borrowers and the Agent unless the Agent receives a written statement of the exceptions within thirty (30) days of the date of the monthly statement.

Section 3.8                                   (a)                                  In the event that the sum of (i) the Dollar Equivalent of the outstanding balance of Revolving Loans and (ii) the Dollar Equivalent of the outstanding balance of Letters of Credit exceeds either (x) the Dollar Equivalent of the Borrowing Base or (y) the Dollar Equivalent of the Aggregate Revolving Loan Amount, any such excess amount shall be due and payable to the Agent on behalf of the Lenders.

(b)                                 In the event that (i) the Dollar Equivalent of the outstanding balance of USD Revolving Loans owing by the Canadian Borrower exceeds $2,500,000 at any time or (ii) the Dollar Equivalent of the outstanding balance of CDN Revolving Loans owing by the Canadian Borrower exceeds $1,000,000 at any time, then in each case, any such excess amount shall be due and payable to the Agent on behalf of the Lenders.

Section 3.9                                   (a)                                  Each Borrower, jointly and severally, shall be obligated in respect of the aggregate principal amount of all Loans, and the aggregate amount of credit available hereunder to any of the Borrowers at any time shall be determined taking into account all Loans outstanding (irrespective of whether such Loans are USD Revolving Loans or CDN Revolving Loans) and all outstanding Letters of Credit, regardless of which of the Borrowers may have received the proceeds of the Loans or the benefit of any of the Letters of Credit.

(b)                                 (i)                                     Each of the Loan Parties (other than the Canadian Borrower) hereby appoints the Borrowing Agent (and confirms to the Agent, the Lenders, the Issuing Bank and each other party to this Financing Agreement that the Borrowing Agent has been duly appointed by each such Loan Party to) act as agent for such Loan Parties for all purposes of the Loan Documents, including, as applicable, (A) requesting Loans, (B) requesting the issuance of Letters of Credit, (C) delivering Borrowing Base Certificates, (D) allocating (to the extent permitted herein) the proceeds of Loans, and (E) taking any other action or receiving any communication on behalf of such Loan Parties in connection with the Loan Documents.

(ii)                                  The Canadian Borrower hereby appoints the Borrowing Agent (and confirms to the Agent, the Lenders, the Issuing Bank and each other party to this Financing Agreement that the Borrowing Agent has been duly appointed by the Canadian Borrower) to act as agent for the Canadian Borrower for all purposes of the Loan Documents (other than for requesting Canadian Revolving Loans), including, as applicable, (A) delivering Borrowing Base Certificates and (B) taking any other action or receiving any communication on behalf of the Canadian Borrower in connection with the Loan Documents.

(iii)                               Each of the Lenders and the Agent shall be entitled to deal with any Borrower or any other Loan Party through the Borrowing Agent as provided in this Section 3.9 and to rely on any instructions or other communications from the Borrowing Agent on behalf of any Loan Party.  In furtherance of the foregoing, it is expressly understood and agreed by each of the Loan Parties that the Agent is authorized and directed to accept, honor and rely on instructions and requests made by the Borrowing Agent, subject to the limitations of this Financing Agreement.

(c)                                  None of the Lenders or Agents shall have any responsibility to any Borrower or any other Loan Party for dealing with the Borrowing Agent and the Loan Parties as provided in this Section 3.9, and the Obligations of each of the Borrowers and each of the other Loan Parties to the Lenders and/or the Agent shall not be affected by any matter relating to acts or omissions of the Borrowing Agent relating to the Loans, requests for Letters of Credit or otherwise as agent for the Loan Parties hereunder.  Notwithstanding the appointment of the Borrowing Agent as agent for the Loan Parties hereunder, the Agent and the Lenders shall in their sole discretion be entitled to deal directly with any Borrower or any other Loan Party for all purposes of the Loan Documents.

Section 3.10                            (a)                                  The Borrowers shall have the right to request, once at any time prior to the date that is 180 days prior to the Initial Anniversary Date, to increase the US Revolving Line of Credit or establish a new tranche of US Revolving Loans (the “Facility Increase”) by an amount that is less than or equal to $5,000,000 (such additional Revolving Loans, the “Incremental Revolving Loans”) solely for general corporate purposes (provided, that the Incremental Revolving Loans shall not be used for the purpose of defeasing, redeeming or otherwise repurchasing outstanding Secured Notes); provided that (i) the Borrowing Agent shall have given the Agent at least 60 days notice of its intention to effect the Facility Increase and the desired amount of such Incremental Revolving Loans, (ii) at the time of, and after giving effect to, the Facility Increase and the initial funding of the Incremental Revolving Loans, the Borrowers shall be in pro forma compliance with Section 7.12 of this Financing Agreement (whether or not such financial covenant is in effect at such time) for the most recently ended Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 7.8(b) or (c), (iii) the conditions precedent to a Borrowing set forth in Section 2.2 are satisfied as of the effective date of the Facility Increase and the date of the initial funding of the Incremental Revolving Loans, (iv) the Incremental Revolving Loan Lenders have committed to provide such Incremental Revolving Loans to the US Borrowers, (v) there shall be no Overadvances outstanding at such time, (vi) there shall be at least $15,000,000 of Availability under the Revolving Line of Credit before and immediately after giving effect to the Facility Increase (and calculated based on the assumption that the Incremental Revolving Loans are fully borrowed at such time), (vii) no Availability Event, Default or Event of Default shall have occurred and be continuing on the effective date of the Facility Increase or would result therefrom and (vii) an opinion of counsel to the Loan Parties, in form and substance satisfactory to the Agent and addressing such matters as any Lender through the Agent may reasonably request, shall be delivered to the Agent.

(b)                                 The Borrowers shall have the right to offer such increase to (i) the US Lenders, and each US Lender will have the right, but no obligation, to commit to all or a portion of the proposed Facility Increase or (ii) Eligible Assignees reasonably acceptable to the Agent (collectively, such Persons, the “Incremental Revolving Loan Lenders”).  On the effective date of the Facility Increase, the Revolving Loan Commitments and the US Revolving Loan Commitments will be increased by the amount committed to by each Incremental Revolving Loan Lender.  In the event there are Incremental Revolving Loan Lenders that have committed to fund the Incremental Revolving Loans in excess of the maximum amount requested (or permitted), then the Agent shall have the right to allocate such commitments, first to then existing US Lenders and then to Eligible Assignees, on whatever basis the Agent determines is appropriate in consultation with the US Borrowers.

(c)                                  In the event that the Incremental Revolving Loans shall have been made available to the US Borrowers, such Incremental Revolving Loans shall (i) rank pari passu in right of payment and of security with the other Loans, (ii) mature in a manner acceptable to the Agent, but in any event have an average weighted life equal to or longer than the Revolving Loans made on the Closing Date and mature on a date no earlier than the Scheduled Termination Date and (iii) have such pricing as may be agreed to by the US Borrowers and the Incremental Revolving Loan Lenders; provided, that the yield (on a mark-to-market basis) with respect to the Incremental Revolving Loans (taking into account upfront fees paid to the Incremental Revolving Loan Lenders) shall be equal to the then-current yield (on a mark-to-market basis) with respect to the US Revolving Loans made on the Closing Date

(d)                                 To induce the Agent to provide the Facility Increase to the US Borrowers, the US Borrowers shall pay to the Agent a Facility Increase Fee in the amount equal to one percent (1.00%) of the amount of the Facility Increase payable on the effective date of the Facility Increase.  The Facility Increase Fee shall be fully earned and non-refundable when paid.

ARTICLE IV

PREPAYMENTS AND COMMITMENT REDUCTIONS

Section 4.1                                   In the event this Financing Agreement or the Revolving Line of Credit is terminated by the Agent (pursuant to Article X or Article XI of this Financing Agreement), the Required Lenders or the Borrowers or any one of them for any reason whatsoever, the Revolving Loans shall become due and payable on the effective date of such termination, and the Revolving Credit Commitments shall immediately terminate, notwithstanding any provision to the contrary in any Promissory Note or this Financing Agreement.

Section 4.2                                   Optional Prepayments and Commitment Reductions.

(a)                                  The Borrowers may prepay the outstanding principal amount of the Revolving Loans in whole or in part at any time; provided, that if any prepayment of any LIBOR Loan or any BA Rate Loan is made by the Borrowers other than on the last day of an Interest Period for such Loan, the Borrowers shall also pay any amounts owing pursuant to Section 8.19.

(b)                                 The Borrowers may, upon at least three Business Days’ prior notice to the Agent, terminate in whole or reduce in part ratably the unused portions of the respective Revolving Credit Commitments under the Revolving Line of Credit; provided, that the Canadian Revolving Sub-Line of Credit shall also be permanently reduced on a ratable basis; provided, further, that each partial reduction of the Revolving Line of Credit shall be in an aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof.  On the date of any such termination or reduction of the Revolving Credit Commitments, the Borrowers shall pay (a) accrued interest on the principal so prepaid to the date of such prepayment and (b) solely in the case of a termination in whole of the Revolving Credit Commitments, whether in a single transaction or a series of related transactions, the Early Termination Fee.

Section 4.3                                   Mandatory Prepayments and Commitment Reductions.

(a)                                  Upon receipt by any Loan Party of, without duplication, (i) any Net Cash Proceeds arising from any Disposition of First-Priority Collateral (other than (x) the Disposition of Inventory in the ordinary course of business on ordinary business terms or (y) the Disposition of Collateral by any Loan Party to any Borrower), (ii) subject to Section 7.5 (d) and clause (d) of this Section 4.3, any proceeds from a Property Loss Event involving First-Priority Collateral or (iii) Extraordinary Receipts relating to First-Priority Collateral, the Borrowers shall immediately prepay the Loans (or provide cash collateral in respect of Letters of Credit) in an amount equal to 105% of such proceeds.  Any such Mandatory Prepayment shall be applied in accordance with clause (c) below.

(b)                                 To the extent not required by the Notes Indenture to redeem or otherwise repurchase the Secured Notes, subject to clause (d) of this Section 4.3, upon receipt by any Loan Party of (i) any Net Cash Proceeds arising from any Disposition of Second-Priority Collateral (other than (x) the Disposition of the Menominee Paper Machine or (y) the Disposition of Collateral by any Loan Party to any Borrower), (ii) subject to Section 7.5 (d) and clause (d) of this Section 4.3, any proceeds from a Property Loss Event involving Second-Priority Collateral, or (iii) Extraordinary Receipts relating to Second-Priority Collateral, the Borrowers shall immediately prepay the Loans (or provide cash collateral in respect of Letters of Credit) in an amount equal to 105% of such proceeds.  Any such Mandatory Prepayment shall be applied in accordance with clause (c) below.

(c)                                  Any Mandatory Prepayments made by the Borrowers required to be applied in accordance with this clause (c) shall be applied (subject in the case of Mandatory Prepayments made with the proceeds from a Reinvestment Event to Section 7.5 (if applicable) and clause (d) of this Section 4.3) as follows: first, to repay the outstanding principal balance of the Revolving Loans until the Revolving Line of Credit shall have been paid in full and then to provide cash collateral for any outstanding Letters of Credit or Letter of Credit Guaranties in an amount equal to 105% of the face amount of the applicable Letters of Credit until all such Letters of Credit have been fully cash collateralized.  All repayments of Revolving Loans required to be made pursuant to this clause (c) shall result in a permanent reduction of the Revolving Credit Commitments (and the Revolving Credit Commitments of each Lender shall be reduced by its Ratable Portion of such amount); provided, that, if such repayment was made from the Net Cash Proceeds of a Reinvestment Event, the Revolving Credit Commitments shall not be reduced by such prepayment to the extent of the Reinvestment Deferred Amount of such Reinvestment Event until the Reinvestment Prepayment Date corresponding thereto and, on such Reinvestment Prepayment Date, the Revolving Credit Commitments shall be reduced only to the extent of the Reinvestment Prepayment Amount applicable to such Reinvestment Event, if any; and provided, further, that, upon the occurrence of any Default or Event of Default on or before the Reinvestment Prepayment Date corresponding to such Reinvestment Event, the Revolving Credit Commitments shall be reduced by the entire Reinvestment Deferred Amount corresponding to such Reinvestment Event; and provided, further, however, that if any such repayment pursuant to this clause (c) was made from the Net Cash Proceeds of a Disposition of the type described in clause (c)(ii)(A)(vi) of Section 7.11, the Borrowers shall not be required to permanently reduce the Revolving Credit Commitments to the extent such Disposition was permitted under such clause (c)(ii)(A)(vi) of Section 7.11.

(d)                                 Notwithstanding anything in clauses (a), (b) or (c) of this Section 4.3 to the contrary, if (i) any repayment under clause (c) of this Section 4.3 is required to be made in respect of a Reinvestment Event, (ii) such Reinvestment Event constitutes a Property Loss Event and the insurance proceeds received by the Loan Parties in connection therewith do not exceed $600,000 (individually or in the aggregate), or if such insurance proceeds exceed $600,000 (individual or in the aggregate), the applicable Loan Party shall have obtained the consent of the Agent in accordance with Section 7.5(d) hereof, and (iii) the applicable Loan Party shall have delivered to the Agent a Reinvestment Notice and, in the case of Property Loss Event, shall have complied with the provisions of Section 7.5 of this Financing Agreement, then any such Mandatory Prepayment shall not be required to the extent of the Reinvestment Deferred Amount of such Reinvestment Event until the Reinvestment Prepayment Date corresponding thereto and, on such Reinvestment Prepayment Date, the applicable Loan required to be prepaid shall be so prepaid and reduced to the extent of the Reinvestment Prepayment Amount applicable to such Reinvestment Event, if any; provided, however, that, upon the occurrence of any Event of Default on or before the Reinvestment Prepayment Date corresponding to such Reinvestment Event, the Borrowers shall be required to prepay the Loans in accordance with clause (c) of this Section 4.3 by the entire Reinvestment Deferred Amount corresponding to such Reinvestment Event.

Section 4.4                                   Each of the Borrowers hereby authorizes the Agent to charge their Revolving Loan Accounts with the amount of all Obligations owing under this Article IV as such amounts become due.  The Borrowers confirm that any charges which the Agent may so make to their respective Revolving Loan Accounts as herein provided will be made as an accommodation to the Borrowers and solely at the Agent’s discretion.

ARTICLE V

LETTERS OF CREDIT

In order to assist the US Borrowers in establishing or opening Letters of Credit with an Issuing Bank, the Borrowers have requested the Agent, on behalf of the Lenders, to join in the applications for such Letters of Credit, and/or guaranty payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of the Letters of Credit Guaranties, thereby lending the Agent’s credit to the US Borrowers and the Agent has agreed to do so.  These arrangements shall be handled by the Agent subject to the terms and conditions set forth below.

Section 5.1                                   Within the Revolving Line of Credit and Availability, upon the request of the Borrowing Agent or the US Borrowers (which request shall be given no later than 1:00 p.m., New York time, three (3) Business Days prior the date of such requested issuance), the Agent on behalf of the Lenders shall assist the US Borrowers in obtaining Letters of Credit on any Business Day during the period commencing on the Closing Date and ending on the earlier of the Revolving Credit Termination Date and 30 days prior to the Scheduled Termination Date.  Such Letters of Credit shall be in an amount not to exceed the outstanding amount of the Letter of Credit Sub-Limit.  The Agent’s assistance for amounts in excess of the limitation set forth herein shall at all times and in all respects be in the Agent’s sole discretion.  It is understood that the term, form and purpose of each Letter of Credit and all documentation in connection therewith, and any amendments, modifications or extensions thereof, must be mutually acceptable to the Agent, the Issuing Bank and the US Borrowers, provided that Letters of Credit shall not be used for the purchase of domestic or Canadian Inventory or to secure present or future debt of or to domestic or Canadian Inventory suppliers. Any and all outstanding Letters of Credit issued hereunder for the account of any of the US Borrowers shall be reserved dollar for dollar against Availability as an Availability Reserve, provided, however, that such Availability Reserve shall be reduced in an amount corresponding to the extent (i) that such Letter of Credit is cash collateralized in an amount equal to 105% of the face amount of such Letter of Credit or (ii) that the Agent charges the US Borrowers’ Revolving Loan Account in accordance with Section 5.2.  Letters of Credit issued under and as defined in the Existing Credit Agreements (collectively, the “Existing Letters of Credit”) prior to the Closing Date, which Existing Letters of Credit are listed on Schedule 15 (Existing Letters of Credit), shall, from and after the Closing Date, constitute Letters of Credit hereunder.

Section 5.2                                   The Agent shall have the right, with notice to the Borrowers, to charge the US Borrowers’ Revolving Loan Account with the amount of any and all indebtedness, liability or obligation of any kind incurred by the Agent and/or the Lenders under the Letters of Credit Guaranty at the earlier of (a) payment by the Agent under the Letters of Credit Guaranty; or (b) the occurrence of an Event of Default which has not been waived in writing by the Required Lenders.  Any amount charged to the US Borrowers’ Revolving Loan Accounts shall be deemed a US Revolving Loan hereunder and shall incur interest at the rate provided in Section 8.1 of this Financing Agreement applicable to Chase Bank Rate Loans.

Section 5.3                                   Each of the Borrowers jointly and severally unconditionally indemnifies the Agent and the Lenders and holds the Agent and the Lenders harmless from any and all loss, claim or liability incurred by the Agent arising from any transactions or occurrences relating to Letters of Credit established or opened for any Borrower’s account, the collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any errors, omissions, negligence, misconduct or action taken by any Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by the Agent and/or the Lenders under the Letters of Credit Guaranty.  This indemnity shall survive termination of this Financing Agreement.  The Borrowers agree that any charges incurred by the Agent for the Borrowers’ account by the Issuing Bank shall be conclusive on the Agent and may be charged to such Borrowers’ Revolving Loan Account absent manifest error.

Section 5.4                                   The Agent and/or the Lenders shall not be responsible for: (a) the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; (b) any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; (c) the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) the time, place, manner or order in which shipment is made; (e) partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; (f) any deviation from instructions; (g) delay, default, or fraud by the shipper and/or anyone else in connection with the goods or the shipping thereof; or (h) any breach of contract between the shipper or vendors and the Eligible Loan Parties.

Section 5.5                                   The Eligible Loan Parties agree that any action taken by the Agent and/or the Lenders, if taken in good faith, or any action taken by any Issuing Bank, under or in connection with the Letters of Credit, the Letter of Credit Guaranties, the drafts or acceptances, or the Collateral, shall be binding on each of the Eligible Loan Parties and shall not put the Agent and/or the Lenders in any resulting liability to the Borrowers or the other Eligible Loan Parties.  In furtherance thereof, from and after the occurrence and continuance of an Event of Default, the Agent shall have the full right and authority to:  (a) clear and resolve any questions of non-compliance of documents; (b) give any instructions as to acceptance or rejection of any documents or goods; (c) execute any and all steamship or airways guaranties (and applications therefore), indemnities or delivery orders; (d) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and (e) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in the Agent’s sole name.  The Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from the Agent; provided, however, that unless an Event of Default has occurred and is continuing, the Agent agrees not to execute or deliver any such document or instrument.  Notwithstanding any prior course of conduct or dealing with respect to the foregoing including amendments and non-compliance with documents and/or any of the Eligible Loan Parties’ instructions with respect thereto, the Agent may exercise its rights hereunder in its sole and reasonable business judgment.  In addition, without the Agent’s express consent and endorsement in writing, the Eligible Loan Parties agree that after the occurrence and during the continuation of an Event of Default which is not cured within any applicable grace period, if any, or waived by the Agent, not to (i) clear and resolve any questions of non-compliance of documents, or (ii) give any instructions as to acceptances or rejection of any documents or goods.

Section 5.6                                   The Eligible Loan Parties agree that: (a) any necessary import, export or other licenses or certificates for the import or handling of the Collateral will have been promptly procured; (b) all foreign and domestic Requirements of Law in regard to the shipment and importation of the Collateral, or the financing thereof shall have been promptly and fully complied with except where the failure to so comply could not reasonably be expected to adversely impact the value of the Collateral; and (c) any certificates in that regard that the Agent may at any time request will be promptly furnished.  In connection herewith, the Eligible Loan Parties warrant and represent that all shipments made under any such Letters of Credit are in accordance with the Requirements of Law of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations.  Each of the Eligible Loan Parties assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state, federal or foreign Taxes, duties, or levies.  Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Eligible Loan Parties’ risk, liability and responsibility.

Section 5.7                                   Upon any payments made to the Issuing Bank under the Letter of Credit Guaranty, the Agent on behalf of the Lenders shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Borrowers or any one of them to the Issuing Bank in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Agent on behalf of the Lenders and apply in all respects to the Agent and shall be in addition to any rights, remedies, duties or obligations contained herein.

ARTICLE VI

COLLATERAL MATTERS

Section 6.1                                   This Financing Agreement and the obligation of each of the Loan Parties to perform all of their covenants and obligations hereunder are secured by a Lien on and security interest in the Collateral, as more fully set forth in the Pledge and Security Agreements, the Mortgages and the other Collateral Documents and subject to the Intercreditor Agreement.

Section 6.2                                   Each of the Loan Parties agrees to comply with all Requirements of Law in order to grant to the Agent valid and perfected security interests in the Collateral, subject only to the Permitted Encumbrances.  The Agent is hereby authorized by the Loan Parties to file (including pursuant to the applicable terms of the UCC) from time to time any financing statements, continuations or amendments covering the Collateral.  The Loan Parties hereby consent to and ratify any and all execution and/or filing of financing statements on or prior to the Closing Date by the Agent.  The Loan Parties agree to do whatever the Agent may reasonably request, from time to time, by way of:  (a) filing notices of Liens, financing statements, amendments, renewals and continuations thereof; (b) cooperating with the Agent’s agents and employees; (c) keeping Collateral records; (d) transferring proceeds of First-Priority Collateral (and, if no Secured Notes are outstanding the Second-Priority Collateral) to the Agent’s possession or such Deposit Account (including the Depository Account and the Blocked Accounts) over which the Agent has control (as defined in the UCC or, if applicable, the PPSA to the extent if so defined); and (e) performing such further acts as the Agent and/or the Lenders may reasonably require in order to effect the purposes of this Financing Agreement, including but not limited to, obtaining control agreements with respect to deposit accounts and/or Investment Property in each case, within 30 days of the Closing Date or such later date as may be agreed to by the Agent.

Section 6.3                                   Each of the Loan Parties agrees to safeguard, protect and hold all Inventory for the Agent’s account and make no Disposition thereof except in the ordinary course of the business of the Loan Parties, as herein provided.  The Loan Parties represent and warrant that Inventory will be sold and shipped by the Loan Parties to their customers only in the ordinary course of the Loan Parties’ business, and then only on open account and on terms then currently being extended by the Loan Parties to their respective customers, provided that, absent the prior written consent of the Agent, the Loan Parties shall not sell Inventory on a consignment basis (other than in the ordinary course and consistent with past practice) nor retain any Lien or security interest in any sold Inventory.  Upon the sale, exchange, or other Disposition of Inventory, as herein provided, the security interest in the Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, Trade Accounts Receivable, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or Disposition.  As to any such sale, exchange or other Disposition, the Agent shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.  The Loan Parties hereby agree to immediately forward any and all proceeds of Collateral to the Depository Account or any Blocked Account (or such other Deposit Account as may be designated in writing by the Agent to the Loan Parties), and to hold any such proceeds (including any notes and instruments), in trust for the Agent on behalf of the Secured Parties pending delivery to the Agent.  Irrespective of the Agent’s perfection status in any and all of the General Intangibles, including, without limitations, any Intellectual Property, each of the Loan Parties hereby irrevocably grants the Agent a royalty free license to sell, or otherwise Dispose or transfer, in accordance with the applicable Pledge and Security Agreements and Section 10.3 of this Financing Agreement, and the applicable terms thereof and hereof, of any of the Inventory upon the occurrence and during the continuation of an Event of Default which has not been waived in writing by the Agent.

Section 6.4                                   Each of the Loan Parties agrees at its own cost and expense to keep the Equipment in as good and substantial repair and condition as the same is now or at the time the lien and security interest granted herein shall attach thereto, ordinary wear and tear excepted, making any and all repairs and replacements when and where necessary in accordance with such Loan Party’s customary practice.  Each of the Loan Parties also agrees to safeguard, protect and hold all Equipment in accordance with the terms hereof and subject to the Agent’s security interest.  Absent the Agent’s prior written consent, any sale, exchange or other Disposition of any Equipment shall be made by the Loan Parties in the ordinary course of their business and as set forth herein.  The Loan Parties may, in the ordinary course of their business, sell, exchange or otherwise Dispose of Obsolete Equipment (including, without limitation, the Menominee Paper Machine in accordance with Section 7.11(c)) and may retain and reinvest such proceeds to purchase forthwith replacement Equipment with a collateral value at least equal to the Equipment so Disposed of or sold, provided, however, that any such reinvestment shall comply with the terms and conditions of Section 4.3 hereof; and provided further, however that the aforesaid right shall automatically cease upon the occurrence and during the continuation of an Event of Default which is not waived in writing by the Required Lenders.  Upon the sale, exchange, or other Disposition of the Equipment, as herein provided, the security interest provided for in the Pledge and Security Agreement, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, Accounts, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sales, exchange or Disposition.  As to any such sale, exchange or other Disposition, the Agent and the Lenders shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.

Section 6.5                                   Notwithstanding the Agent’s security interest in the Collateral and to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guaranty, endorsement, assets or property of any other person, the Agent shall have the right in its sole discretion (and subject to the Intercreditor Agreement) to determine which rights, Liens, security interests or remedies the Agent shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of the Agent’s and/or the Lenders’ rights hereunder.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 7.1                                   Certain Representations and Warranties

(a)                                  Each Loan Party represents, warrants and covenants to the Agent and each of the Lenders as to the matters set forth on Annex A (Representations and Warranties) hereto.

(b)                                 Each Loan Party hereby further warrants, represents and covenants that on and as of (i) the Closing Date and (ii) each other date as required by Section 2.2, the following statements are and will be true, correct and complete in all material respects and, unless specifically limited, shall remain so for so long as any of the Revolving Credit Commitments hereunder shall be in effect and until indefeasible payment in full in cash of the Obligations: (a) the fair value of their respective Total Assets exceeds the book value of the Total Liabilities; (b) each Loan Party is generally able to pay its debts as they become due and payable; and (c) each Loan Party does not have unreasonably small capital to carry on its business as it is currently conducted absent extraordinary and unforeseen circumstances.

(c)                                  The Loan Parties further warrant and represent that on and as of the Closing Date and on and after each date as required by Section 2.2: (i) except for the Permitted Encumbrances, after filing of financing statements in the applicable filing clerks’ offices at the locations specified in the applicable Pledge and Security Agreements, each Pledge and Security Agreements creates a valid, perfected and first priority security interest in the Collateral; (ii) except for the Permitted Encumbrances, the Loan Parties are, or will be, at the time additional Collateral is acquired by them, the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all Liens or other adverse claims in favor of others; (iii) the Loan Parties will, at their expense, forever warrant and, at the Agent’s request, defend the same from any and all claims and demands of any other Person other than a holder of a Permitted Encumbrance; (iv) the Loan Parties, or any one of them, will not grant, create or permit to exist, any Lien upon, or security interest in, the Collateral, or any proceeds thereof, in favor of any other Person other than the holders of the Permitted Encumbrances; (v) the Equipment does not comprise a part of any Loan Party’s Inventory; and (vi) the Equipment is and shall only be used by the Loan Parties in the ordinary course of their respective businesses and will not be held for sale or lease, or removed from their premises, or otherwise Disposed of by the Loan Parties except as otherwise permitted pursuant to the terms of this Financing Agreement or the other Loan Documents, as applicable.

Section 7.2                                   Books and Records; Inspections; Etc.

(a)                                  Each of the Loan Parties agrees to maintain books and records pertaining to the Collateral in accordance with GAAP and in such additional detail, form and scope as the Agent shall reasonably require.

(b)                                 Upon prior written notice (or if a Default or Event of Default shall have occurred and be continuing at such time, other notice) and at such times during normal business hours as may be requested by the Agent, the Loan Parties agree that the Agent or its agents, at the cost and expense of the Loan Parties, and any of the Lenders who may wish to accompany the Agent at their own cost and expense, may enter upon the Loan Parties’ premises and from time to time in its reasonable business judgment, for the purposes of determining the Borrowing Base or otherwise to inspect the Collateral and any and all records pertaining thereto and making copies thereof and examining and making copies and abstracts from such Loan Party’s books and records pertaining to Accounts and any other Collateral and verifying materials, leases, notes, accounts receivable, Deposit Accounts and such other assets of the Loan Parties, conducting audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments (and, if requested by the Agent based upon the results of any such Phase I Environmental Site Assessment recommending that a Phase II Environmental Site Assessment be conducted, a Phase II Environmental Site Assessment) or examinations and discussing the affairs, finances and accounts of any such Loan Party with any of its directors, officers, managerial employees, independent accountants or any of its other representatives; provided, however, that (i) with respect to access for environmental inspection, Agent and any of the Lenders shall have the right to inspect once every twelve (12) months or more frequently if the Agent has reason to believe that a condition exists or an event has occurred which reasonably could be expected to result in material Environmental Liabilities and Costs or would otherwise adversely affect the value of the Collateral or if an Event of Default shall have occurred and be continuing; (ii) with respect to such audits, inspections, physical counts, valuations and appraisals, so long as the Loan Parties shall comply with all the covenants set forth in Section 7.12, such audits, inspections, physical counts, valuations and appraisals shall be conducted no more than once every Fiscal Quarter (or four times in any Fiscal Year) and otherwise, as frequently as the Agent shall request; and (iii) notwithstanding anything to the contrary in the immediately preceding clause (ii), for purposes of determining compliance with the applicable Borrowing Base, (x) roll-forward of Accounts shall occur no less frequently than on a monthly basis and shall be reported on each Borrowing Base Certificate delivered to the Agent in accordance with Section 7.8(f) as of the last Thursday of the immediately preceding week and (y) physical counts of Inventory shall occur on a no less frequently than monthly basis and shall be reported on each Borrowing Base Certificate delivered in accordance with Section 7.8(f) as of the last Business Day of the immediately preceding month.  In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of the Agent.

Section 7.3                                   Intentionally Deleted

Section 7.4                                   Intentionally Deleted

Section 7.5                                   Insurance

(a)                                  Each of the Loan Parties agrees to maintain insurance on its Real Estate, Equipment, Inventory and other property under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks (including business interruption) as are at all times consistent with the insurance coverage in effect on the Closing Date and reasonably satisfactory to the Agent.  All policies covering the Real Estate, Equipment and Inventory are, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, to be made payable to the Agent on behalf of the Lenders, in case of loss, under a standard non-contributory “mortgagee”, “lender” or “secured party” clause and are to contain such other provisions as the Agent may require to fully protect the Agent’s interest in the Real Estate, Inventory and Equipment and to any payments to be made under such policies.  The Loan Parties shall cause all such insurance policies to name the Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after sixty (60) days’ written notice thereof to the Agent.  All such insurance policies are in full force and effect.  The Loan Parties shall deliver all such original policies or true copies thereof to the Agent, premium prepaid, with the loss payable endorsement in the Agent’s favor.

(b)                                 As soon as is practicable and in any event within ninety (90) days after the end of each Fiscal Year, the Loan Parties shall furnish the Agent (in sufficient copies for each of the Lenders) with (i) a report in form and substance satisfactory to the Agent outlining all material insurance coverage maintained as of the date of such report by the Loan Parties and their Subsidiaries and the duration of such coverage and (ii) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and confirming that the Agent has been named as loss payee or additional insured, as applicable.

(c)                                  At the Loan Parties’ request, or if the Loan Parties fail to maintain such insurance, the Agent may arrange for such insurance, but at the Loan Parties’ expense and without any responsibility on the Agent’s part for:  (i) obtaining the insurance; (ii) the solvency of the insurance companies; (iii) the adequacy of the coverage; or (iv) the collection of claims.  Upon the occurrence and during the continuation of an Event of Default which is not waived in writing by the Required Lenders, the Agent shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, have the sole right and at its option, in the name of the Agent or the Loan Parties or any of them, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(d)                                 Notwithstanding anything in Section 4.3 to the contrary, absent the occurrence and continuance of an Event of Default (which has not been waived in writing by the Required Lenders), and provided that the Loan Parties have sufficient insurance (subject to applicable policy deductibles consistent with past practices) to replace any of the Loan Parties’ facilities, the Borrowers may only reinvest the insurance proceeds of a Property Loss Event in accordance with Section 4.3(d) after the Agent shall have received the applicable Reinvestment Notice.  The Agent shall (A) promptly upon the Agent’s receipt of the applicable Reinvestment Notice, establish a reserve against the Borrowing Base (irrespective of whether the applicable Loan Party is a Borrower), in an amount equal to such Reinvestment Deferred Amount and (B) on the Reinvestment Prepayment Date, release such reserve.  If the Loan Parties do not, or cannot, elect to use the insurance proceeds as set forth in the applicable Reinvestment Notice, the Agent shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, apply the insurance proceeds to the payment of the Obligations in accordance with Section 4.3(c).  Notwithstanding anything in this Section 7.5(d) or Section 4.3 to the contrary, the Loan Parties shall not be permitted to reinvest the insurance proceeds of any Property Loss Event where the insurance proceeds in respect of such Property Loss Event exceed $600,000 without the prior written consent of the Agent.

(e)                                  In the event the Loan Parties or any one of them fails to provide the Agent with timely evidence, reasonably acceptable to the Agent, of its maintenance of insurance coverage required pursuant to Section 7.5(a) and (b) above, the Agent may purchase, at the Loan Parties’ expense, insurance to protect the Agent’s interests in the Collateral.  The insurance acquired by the Agent may, but need not, protect the Loan Parties’ interest in the Collateral, and therefore such insurance may not pay claims which the Loan Parties may have with respect to the Collateral or pay any claim which may be made against the Loan Parties in connection with the Collateral.  In the event the Agent purchases, obtains or acquires insurance covering all or any portion of the Collateral, the Loan Parties shall be responsible for all of the applicable costs of such insurance, including premiums, interest (at the applicable Chase Bank Rate for Revolving Loans at such time as provided herein), fees and any other charges with respect thereto, until the effective date of the cancellation or the expiration of such insurance.  The Agent may charge all of such premiums, fees, costs, interest and other charges to the Loan Parties’ Revolving Loan Accounts.  Each of the Loan Parties hereby acknowledges that the costs of the premiums of any insurance acquired by the Agent may exceed the costs of insurance which the Loan Parties may be able to purchase on their own.  In the event that the Agent purchases such insurance, the Agent will notify the Loan Parties or the applicable Loan Party of said purchase within thirty (30) days of the date of such purchase.  If, within thirty (30) days after the date of such notice, the Loan Parties provides the Agent with proof that the Loan Parties had the insurance coverage required pursuant to Section 7.5(a) above (in form and substance satisfactory to the Agent) as of the date on which the Agent purchased insurance and the Loan Parties continued at all times to have such insurance, then the Agent agrees to cancel the insurance purchased by the Agent and credit the applicable Loan Parties’ Revolving Loan Accounts with the amount of all costs, interest and other charges associated with any insurance purchased by the Agent, including with any amounts previously charged to any Revolving Loan Accounts.

Section 7.6                                   Taxes

Each of the Loan Parties agrees to pay, when due, all Taxes, including sales taxes, assessments, claims and other charges lawfully levied or assessed upon the Loan Parties or the Collateral unless such Taxes are being diligently contested in good faith by the applicable Loan Parties by appropriate proceedings and adequate reserves relating thereto are established on the books of such Loan Parties in accordance with GAAP.  Notwithstanding the foregoing, if any lien shall be filed or claimed thereunder:  (a) for Taxes due the United States of America or Canada, or (b) which in the Agent’s opinion could reasonably be expected to create a valid obligation having priority over the rights granted to the Agent herein, such lien shall not be deemed to be a Permitted Encumbrance hereunder and the Loan Parties shall immediately pay such Tax (including any interest and penalties relating thereto) and remove the lien of record.  If the Loan Parties or any one of them fails to do so promptly, then at the Agent’s election, the Agent may (i) create an Availability Reserve in such amount as it may deem appropriate in its business judgment, or (ii) upon the occurrence and during the continuation of a Default or Event of

Default, imminent risk of seizure, filing of any priority lien, forfeiture, or sale of the Collateral, pay Taxes on the Loan Parties’ behalf, and the amount thereof shall be an Obligation secured hereby and due on demand.

Section 7.7                                   Compliance with Laws

Each of the Loan Parties:  (a) shall comply with all Requirements of Law with respect to which the failure to comply would have a material and adverse impact on the Collateral, or any material part thereof, or on the business or operations of the Loan Parties, provided that the Loan Parties may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in the Agent’s reasonable opinion, materially and adversely effect the Agent’s and/or the Lender’s rights or priority in the Collateral; (b) shall comply with all Environmental Laws as presently existing or as adopted or amended in the future during the terms of the Loans, applicable to the Collateral, the ownership and/or use of their real property and operation of their business, with respect to which the failure to comply would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of the business of the Loan Parties, individually or taken as a whole; and (c) shall not be deemed to have breached any provision of this Section 7.7 if (i) the failure to comply with the requirements of this Section 7.7 resulted from good faith error or innocent omission, (ii) the Loan Parties promptly commence and diligently pursue a cure of such breach, or (iii) such failure is cured within thirty (30) days following the Loan Parties’ receipt of notice of such failure, or if such cannot in good faith be cured within thirty (30) days, then such breach is cured within a reasonable time frame based upon the extent and nature of the breach and the necessary Remedial Action, and in conformity in all material respects with any applicable consent order, consensual agreement or other Requirement of Law.

Section 7.8                                   Reporting Requirements

Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder in full in cash, the Loan Parties agree that each of the Loan Parties will furnish to the Agent and each Lender:

(a)                                  Monthly Reports.  As soon as available, and in any event within thirty (30) days after the end of each fiscal month of Cellu Tissue and its Subsidiaries commencing with the first fiscal month of the Loan Parties ending after the Closing Date, internally prepared Consolidated Balance Sheets and Consolidating Financial Reports, as at the end of such fiscal month, and consolidated statements of operations and retained earnings and consolidated statements of cash flows for the period commencing at the end of the immediately preceding fiscal month and ending with the end of such fiscal month, and for the period commencing at end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, (A) in each case setting forth (i) in comparative form the corresponding figures for the corresponding month in the financial projections provided pursuant Section 7.8(g)(B) and (ii) commencing with the first fiscal month of the Loan Parties ending after the Closing Date, in comparative form, the corresponding figures for the corresponding fiscal month of the immediately preceding Fiscal Year and (B) all in reasonable detail and certified by a Responsible Officer of Cellu Tissue as fairly presenting, in all material respects, the financial position of the Loan Parties as at the end of such fiscal month and the results of operations, retained earnings and cash flows of Cellu Tissue and its Subsidiaries for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agent and the Lenders, subject to normal year-end adjustments and the absence of footnotes.

(b)                                 Quarterly Reports.  As soon as available and in any event within forty five (45) days after the end of the first three (3) Fiscal Quarters of the Loan Parties commencing with the first fiscal quarter of the Loan Parties ending after the Closing Date, internally prepared Consolidated Balance Sheets and Consolidating Financial Reports, consolidated statements of operations and retained earnings and consolidated statements of cash flows of Cellu Tissue and its Subsidiaries as at the end of such Fiscal Quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and certified by an Responsible Officer of Cellu Tissue as fairly presenting, in all material respects, the financial position of Cellu Tissue and its Subsidiaries as of the end of such Fiscal Quarter and the results of operations and cash flows of Cellu Tissue and its Subsidiaries for such Fiscal Quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of Cellu Tissue and its Subsidiaries furnished to the Agent and the Lenders, subject to normal year-end adjustments.

(c)                                  Annual Reports.  As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year of Cellu Tissue and its Subsidiaries (including the Fiscal Year ending February 29, 2004), (i) Consolidated Balance Sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of Cellu Tissue and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by Cellu Tissue and satisfactory to the Agent (which opinion, for the avoidance of doubt, shall be without (A) a “going concern” or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.12 hereof, together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof; and (ii) internally prepared Consolidating Financial Reports as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year.

(d)                                 Compliance Certificate.  Simultaneously with the delivery of the financial statements of Cellu Tissue and its Subsidiaries required by clauses (a), (b) and (c) of this Section 7.8, a certificate of a Responsible Officer of the Loan Parties, in form and substance satisfactory to the Agent (such certificate, the “Compliance Certificate”) (A) stating that such Responsible Officer has reviewed the provisions of this Financing Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of Cellu Tissue and its Subsidiaries during the period covered by such financial statements with a view to determining whether Cellu Tissue and its Subsidiaries were in compliance with all of the provisions of this Financing Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Responsible Officer has no knowledge of, the existence during such period of an Availability Event, an Event of Default or Default or, if an Availability Event, an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Loan Parties propose to take or have taken with respect thereto, (B) if applicable, attaching a schedule showing the calculations to determine compliance with Section 7.12 ; and (C) the Loan Parties have not received any notice of cancellation with respect to their property insurance policies; and (D) the Loan Parties have not received any notice that could reasonably be expected to result in a Material Adverse Effect on the value of the Collateral taken as a whole.

(e)                                  Certain Collateral Reports.  As soon as available and in any event within ten (10) days after the end of each fiscal month of the Parent and its Subsidiaries commencing with the first fiscal month of the Loan Parties ending after the Closing Date, reports in form and detail satisfactory to the Agent and certified by a Responsible Officer of the Loan Parties as being accurate and complete (A) listing all Trade Accounts Receivable of the Loan Parties as of such day, which shall include the amount and age of each such Trade Account Receivable, showing separately those which are more than 30, 60, 90 and 120 days old and a description of all liens, set-offs, defenses and counterclaims with respect thereto, together with a reconciliation of such schedule with the schedule delivered to the Agent pursuant to this clause (e)(A) for the immediately preceding fiscal month, the name and mailing address of each Account Debtor with respect to each such Trade Account Receivable and such other information as the Agent may reasonably request, (B) listing all accounts payable of the Loan Parties as of each such day which shall include the amount and age of each such account payable, the name and mailing address of each account creditor and such other information as the Agent may request, and (C) listing all Inventory of the Loan Parties as of each such day, and containing a breakdown of such Inventory by type and amount, the cost and the current market value thereof (by location), the date of acquisition, the warehouse and production facility location and such other information as the Agent may reasonably request, all in detail and in form reasonably satisfactory to the Agent.

(f)                                    Borrowing Base Certificate.  As soon as available and in any event within three (3) Business Days after the end of each fiscal month, a Borrowing Base Certificate of the Eligible Loan Parties, on a consolidated basis, which shall be executed by a Responsible Officer of the Eligible Loan Parties and shall be current as of the close of business on the last Thursday in the immediately preceding fiscal month, supported by schedules showing the derivation thereof and containing such detail and other information as the Agent may request from time to time or as otherwise provided in Section 7.9; provided, however that during any Availability Event Period, such Borrowing Base Certificates shall be delivered to the Agent within three (3) Business Days after end of each two fiscal week period occurring during such Availability Event Period and shall be current as of the close of business on the last Thursday in the immediately preceding two fiscal week period.  The Borrowing Base set forth in the Borrowing Base Certificate shall be effective from and including the date such Borrowing Base Certificate is duly received by the Agent but not including the date on which a subsequent Borrowing Base Certificate is received by the Agent, unless the Agent disputes the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof by notice of such dispute to the Borrowing Agent.  In the event of any dispute about the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof, the Agent’s good faith judgment shall control.  Each Eligible Loan Party shall update its Eligible Inventory at the end of each month, to be current as of the last Thursday of such month, which shall be reflected in the applicable Borrowing Base Certificate to be delivered pursuant to this Section 7.8(f) at any time during the following month.

(g)                                 Projections.  (A) on or before January 31 of each year, preliminary annual financial projections, supplementing and superseding the financial projections for such period delivered to the Agent on the Closing Date, prepared on a monthly basis and otherwise in form and substance reasonably satisfactory to the Agent, for the immediately succeeding Fiscal Year for the Loan Parties and (B) on or before (x) May 1 in the case of the Fiscal Year 2004 and (y) March 31 of each Fiscal Year thereafter (or such later date as may be agreed to by the Agent in its sole discretion), annual financial projections for such Fiscal Year, which financial projections shall have been approved by the Board of Directors (or equivalent management body) of each Loan Party and shall supplement and supersede the preliminary annual financial projections for such period delivered pursuant to the immediately preceding clause (A) to the Agent, prepared on a monthly basis and otherwise in form and substance reasonably satisfactory to the Agent, for such Fiscal Year for the Loan Parties.

(h)                                 Corporate Chart and Other Updates.  (i) On or before each date on or before which Financial Statements are required to be delivered pursuant to clause (b) or (c) above, (A) a corporate organizational chart or other equivalent document, current as of the date of receipt of such chart by the Agent and, if later, such date for the delivery of the financial statements referred to in clauses (b) or (c), as the case may be, in form and substance reasonably acceptable to the Agent and certified as true, correct and complete in all material respects by a Responsible Officer of the Loan Parties, setting forth, for each Person that is a Loan Party that is party to, or required by this Financing Agreement to become party to, this Financing Agreement and the Pledge and Security Agreement, or that is a Subsidiary or Affiliate of any of them, (I) the full legal name of such Person (and any trade name, fictitious name or other name such Person may have had or operated under), (II) the jurisdiction of organization and organizational number (if any) of such Person, (III) the location of such Person’s chief executive office (or sole place of business) and (IV) the number of shares of each class of such Person’s Stock authorized (if applicable), the number outstanding as of the date of delivery, and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by any Loan Party and (B) a certificate of a Responsible Officer of the Borrowers in form and substance satisfactory to the Agent that, to the best of the knowledge of the Borrowers, all certificates, statements, updates and other documents (including updated schedules) required to be delivered pursuant to the Pledge and Security Agreement by any Loan Party in the preceding Fiscal Quarter have been delivered thereunder.

(ii)                                  On or before the 25th day of each fiscal month, the Loan Parties shall provide a summary reasonably satisfactory to the Agent of the operating performance of each business segment for the prior fiscal month (including, without limitation, a comparison of such operating performance against that specified for such fiscal month in the most recently delivered budget of the Loan Parties delivered to the Agent).

(iii)                               The reporting requirements set forth in this clause (h) are in addition to, and are not intended to and shall not replace, relax or otherwise modify, any obligation of any Loan Party under any Loan Document (including other notice or reporting requirements).  Compliance with the reporting obligations in this clause (h) shall not, by itself, operate to update any Schedule hereto or any schedule to any other Loan Document and shall not cure, or otherwise modify in any way, any failure to comply with any covenant, or any breach of any representation or warranty, contained in any Loan Document or any other Default or Event of Default.

(i)                                     Governmental Reports.  Promptly after submission to any Governmental Authority, but subject to the confidentiality provisions hereof, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority.

(j)                                     Default Notices; Amendments to Constituent Documents.  Promptly, and in any event within five (5) Business Days, after any Responsible Officer of a Loan Party has knowledge of the existence of:  (a) any Availability Event, Default or Event of Default; (b) any Material Adverse Effect or Material Adverse Change; or (c) any material amendment of any Constituent Document of any Loan Party or any of its Subsidiaries which could reasonably be expected to materially adversely affect the interests, rights and remedies of the Agent and Lenders under this Financing Agreement or the other Loan Documents the applicable Loan Party shall give the Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

(k)                                  ERISA Matters.  (i) Promptly and in any event within ten (10) days after any Loan Party or any of its Subsidiaries or any ERISA Affiliate knows that any ERISA Event has occurred, written notice describing such event; (ii) promptly and in any event within ten (10) days after the Loan

Parties, any of their respective Subsidiaries or any ERISA Affiliate knows that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of the Borrowers describing such ERISA Event or waiver request and the action, if any, the Loan Parties, their respective Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and (iii) simultaneously with the date that the Loan Parties, any of their respective Subsidiaries or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.

(l)                                     Litigation.  Promptly after the commencement thereof but in any event not later than three (3) Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof, by any Responsible Officer of any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could be reasonably expected to have a Material Adverse Effect.

(m)                               Material Contracts.  (i) As soon as possible and in any event within three (3) Business Days after execution, receipt or delivery thereof, copies of any material notices that any Responsible Officer of any Loan Party executes or receives in connection with any Material Contract; and (ii) promptly after becoming aware of the same, the Loan Parties shall give the Agent written notice of any cancellation, termination or loss of any material Contractual Obligation or other customer arrangement.

(n)                                 Certain Dispositions.  As soon as possible and in any event within five (5) days after execution, receipt or delivery thereof, copies of any material notices that any Responsible Officer of any Loan Party executes or receives in connection with the sale or other Disposition of the Stock of, or all or substantially all of the assets of, any Loan Party.

(o)                                 SEC Filings; Investor Reports.  Promptly after the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the Securities and Exchange Commission or any national (domestic or foreign) securities exchange.

(p)                                 Management Letters.  Promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof.

(q)                                 Other Information.  Promptly upon request, such other information concerning the business affairs condition or operations, financial or otherwise, of any Loan Party as the Agent may from time to time may reasonably request.

Section 7.9                                   Borrowing Base Matters

Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder in full in cash, the Eligible Loan Parties and the other Loan Parties, as applicable, agree that, unless the Agent shall have otherwise consented in writing:

(a)                                  Subject to Section 7.2, each Eligible Loan Party shall conduct, or shall cause to be conducted, at its expense and upon request of the Agent, and present to the Agent for approval, such appraisals, investigations and reviews as the Agent shall request for the purpose of determining the Borrowing Base applicable to such Eligible Loan Party, all upon notice and at such times during normal business hours and as often as may be reasonably requested.  The Eligible Loan Parties shall furnish to the Agent any information that the Agent may reasonably request regarding the determination and calculation of the Borrowing Base, including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all account debtors in respect of Accounts referred to therein.

(b)                                 The Loan Parties shall promptly notify the Agent in writing in the event that at any time any Loan Party receives or otherwise gains knowledge that the outstanding Revolving Loans and/or Letters of Credit made to any Borrower exceed the Borrowing Base as a result of a decrease therein, in which case such notice shall also include the amount of such excess.

(c)                                  The Agent may, in its sole discretion and at the Eligible Loan Parties’ sole cost and expense, make weekly test verifications of the Accounts and payables (with notice to the Eligible Loan Parties) and physical verifications of the Inventory (at month end) in any manner and through any medium that the Agent considers advisable, and the Eligible Loan Parties shall furnish all such assistance and information as the Agent may reasonably require in connection therewith.

Section 7.10                            Conduct of Business

Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice and (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Loan Parties, or any of them, or any of its Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not, in the aggregate, have a Material Adverse Effect.

Section 7.11                            Certain Negative Covenants

Until termination of the Financing Agreement and payment and satisfaction of all Obligations hereunder in full in cash, each of the Loan Parties agree that, except as otherwise herein provided, each Loan Party shall comply with each covenant set forth below in this Section 7.11.

(a)                                  Liens.  Except for the Permitted Encumbrances, no Loan Party shall, and no Loan Party shall permit its Subsidiaries to, mortgage, collaterally assign, transfer or otherwise permit any Lien, charge, security interest, encumbrance or judgment, (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of the Loan Parties’ Collateral or any other assets, whether now owned or hereafter acquired;

(b)                                 Indebtedness and Contingent Obligations.  No Loan Party shall, and no Loan Party shall permit its Subsidiaries to:

(i)                                     incur or create any Indebtedness other than Permitted Indebtedness; and

(ii)                                  assume, guaranty, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except (i) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and consistent with past practice, (ii) pursuant to the terms of this Financing Agreement, (iii) subject to the Intercreditor Agreement, for guaranties issued pursuant to the terms of the Notes Indenture or (iv) for guaranties by any Loan Party of any obligations of any Borrower to any other Person (other than another Loan Party) but only to the extent that (a) such guarantied obligations constitute Permitted Indebtedness hereunder (b) such guaranty constitutes Permitted Indebtedness hereunder and (c) such guaranty shall not be secured by any assets or property of such Loan Party.

(c)                                  Dispositions.

(i)                                     Certain Dispositions.   No Loan Party shall, and no Loan Party shall permit its Subsidiaries to, make, conduct or otherwise permit to occur any Disposition of either all or substantially all of any Loan Party’s assets or property which do not constitute Collateral; and

(ii)                                  Dispositions of Collateral.  No Loan Party shall, and no Loan Party shall permit its Subsidiaries to, make, conduct or otherwise permit to occur, any Disposition of any Collateral except (A) for the following: (i) the sale or Disposition of Inventory in the ordinary course of business on ordinary business terms, (ii) subject to Section 6.4, the sale of Obsolete Equipment, (iii) licenses of intellectual property of any Loan Party in the ordinary course of business, (iv) any Disposition to a Borrower, (v) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Disposition of the Menominee Paper Machine and (vi) as long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, any other Disposition for cash in an aggregate amount not less than the fair market value of such property or assets, payable in cash upon such sale; provided, however, that with respect to any Disposition pursuant to clause (vi), the aggregate consideration received during any Fiscal Year for (I) any such Disposition shall not exceed $100,000 and (II) all such Dispositions shall not exceed $500,000; and provided, further, however that all Net Cash Proceeds or other proceeds, as the case may be, of any such Disposition permitted by the foregoing are applied as set forth in, and to the extent required by, Section 4.3(c); and (B) as otherwise specifically permitted by this Financing Agreement or the other Loan Documents.

(d)                                 Restrictions on Fundamental Changes.  No Loan Party shall, and no Loan Party shall permit its Subsidiaries to, alter or modify their respective corporate names, principal places of business, structure, or existence, re-incorporate or re-organize, or wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing, except that the Loan Parties (or their respective Subsidiaries) may (A) change their corporate name, address or organizational structure or legal form; or (B) a Loan Party may merge with and into any other Loan Party other than Parent, Cellu Tissue or a foreign subsidiary (with a Loan Party being the survivor of such merger); provided, however, that:

(1)                                  in any such instance under sub clauses (A) or (B) above the Loan Parties shall give the Agent thirty (30) days prior written notice thereof (or such lesser notice as may be agreed to by the Agent); the surviving Loan Party, if any, is joined as a Loan Party hereunder and is a party to the Pledge and a Security Agreement and the other Loan Documents (or in the case of a change in organizational structure, the surviving Loan Party has assumed the obligations of the original Loan Party under the Financing Agreement, the Pledge and Security Agreement and each other Loan Document, by operation of law or by express agreement in form and substance satisfactory to the Agent); and the Stock of such Subsidiary or surviving Loan Party, as the case may be, shall be pledged by the owner thereof pursuant to the Pledge and Security Agreement; and

(2)                                  in connection with sub clauses (A) and (B) above, (x) the Loan Parties shall comply with the terms of Section 7.17 hereof, as applicable; (y) the Loan Parties shall execute and deliver, prior to or simultaneously with any such action, any and all documents and agreements requested by the Agent to confirm the continuation and preservation of all security interests and liens granted to the Agent hereunder; and (z) (I) no other provision of this Financing Agreement or any other Loan Document would be violated thereby, (II) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction and (III) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any lien thereon, are not adversely affected by such transaction.

(e)                                  Modifications of Debt Agreements; Modifications of Constituent Documents; Amendments to Material Documents; Etc.

No Loan Party shall, and no Loan Party shall permit its Subsidiaries to:

(i)                                     amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness (including the Secured Notes) or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provisions, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any material respect;

(ii)                                  except for the Obligations and with respect to the intercompany loans permitted in Section 3.1(a), make any voluntary or optional payment or prepayment or redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of Permitted Indebtedness), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing; provided, that the Loan Parties (other than Parent) may prepay, redeem or repurchase their outstanding Indebtedness with Excess Cash Flow at any time so long as at the time of such prepayment, redemption or repurchase, (x) there are no Loans outstanding under this Financing Agreement and (y) no Default or Event of Default shall have occurred and be continuing under the Loan Documents or would result therefrom;

(iii)                               except as permitted under this Financing Agreement or any Pledge and Security Agreement, amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or federal taxpayer identification number; or

(iv)                              amend, modify or otherwise change its Constituent Documents, including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that (x) do not materially affect the rights and privileges of the Loan Parties or any of their Subsidiaries and do not materially adversely affect the interests of the Agents or the Lenders or (y) are expressly permitted pursuant to the terms of Section 7.11(d)(1).

(v)                                 materially amend or otherwise materially change or waive any of its respective rights (or agree to do any of the foregoing) under any Material Contract, Related Document or any Related Party Fee Arrangement to which it is a party, in each case in any respect that is adverse to the interests of the Agent and the Lenders or could reasonably be expected to result in a material decrease in the value of any Collateral.

(f)                                    Restricted Payments.  No Loan Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

(i)                                     any Loan Party may directly or indirectly pay dividends to the Parent (A) in amounts necessary to pay customary expenses of the Parent and/or Cellu Tissue in the ordinary course of its business (including salaries and related reasonable and customary expenses incurred by employees of the Parent) and (B) in amounts necessary to pay Taxes when due and owing by the Parent, in each case consistent with past practices and (C) in accordance with the Management Agreement.

(ii)                                  any Subsidiary of any Borrower may pay dividends to such Borrower;

(iii)                               the Parent may pay dividends in the form of common Stock of the Parent;

(iv)                              any Loan Party may pay (or may pay dividends to Parent in amounts necessary for Parent to pay) management fees, consulting fees or similar fees and/or expenses in an amount not to exceed $450,000 per Fiscal Year (the “Related Party Fee Payment”) to CGI or such Persons designated by CGI in accordance with the terms of the Related Party Fee Arrangement and consistent with past practices; provided, however, that the Related Party Fee Payment shall not accrue or be payable at any time during which a Default or Event of Default shall have occurred and be continuing;

(v)                                 (x) Cellu Tissue may pay dividends to Parent within three (3) Business Days after Closing Date in an amount necessary for parent to consummate the Designated Stock Repurchase and (y) Parent may consummate the Designated Stock Repurchase within three (3) Business Days after Closing Date; provided, that Parent shall have completed all or substantially all of the Designated Stock Repurchase on the Closing Date.

(vi)                              any Loan Party may pay dividends to Parent in amounts necessary to repurchase Stock of the Parent held by employees of any Loan Party or any of its respective Subsidiaries upon the termination, retirement or death of any such employee; provided, however, that, as to any such repurchase, each of the following conditions is satisfied:  (a) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (b) such repurchase shall be paid with funds legally available therefor and (c) the aggregate amount of all payment for such repurchases in any calendar year shall not exceed $1,500,000;

(vii)                           each Borrower may pay fees and expenses to Cellu Tissue for certain management services (including, without limitation, marketing, human resources and payroll and other financial services) provided by Cellu Tissue to such Borrower in accordance with the terms of the applicable Cellu Tissue Management Agreement;

(viii)                        each Borrower may pay fees and expenses to Cellu Tissue for certain group purchasing services provided by Cellu Tissue in accordance with the terms of the applicable Purchasing Agreement;

(ix)                                the Loan Parties may redeem or repurchase the Stock of Parent with Excess Cash Flow at any time so long as at the time of such redemption or repurchase, there are no Loans outstanding under this Financing Agreement; and

(x)                                   commencing with the fiscal year ending on or about February 28, 2007, and each fiscal year thereafter, Cellu Tissue may make Restricted Payments up to an amount equal to 50% of Consolidated Net Income for the period (treated as one accounting period) from the Closing Date to the most recent Fiscal Quarter ending prior to the date of such Restricted Payment for which financial statements have been delivered to the Agent pursuant to Section 7.8(b) or (c), as the case may be, subject to the satisfaction of the following conditions: (A) the Agent shall have received Cellu Tissue’s (I) audited annual financial statements required to be delivered pursuant to Section 7.8(c) for the then most recently ended Fiscal Year and (II) unaudited quarterly financial statements required to be delivered pursuant to Section 7.8(b) for each Fiscal Quarter ending after such Fiscal Year through the date such Restricted Payment is proposed to be made, (B) immediately prior to and after giving effect to such Restricted Payment, no Revolving Loans shall be outstanding, (C) immediately prior to and after giving effect to such Restricted Payment, (I) the Borrowers shall have Availability of at least $25,000,000, (II) the Loan Parties shall be in compliance with Article VII of this Financing Agreement (including Annex A) and (III) no Default or Event of Default shall have occurred or be continuing, (D) the Loan Parties shall not have had any trade payables overdue for more than 45 days (other than such overdue trade payables that (x) are being contested in good faith in an appropriate manner and (y) do not exceed $50,000 owing to any Person (or group of related Persons)) in the 90 day period immediately prior to such Restricted Payment, and (E) the Agent shall have received a certificate from the chief financial officer of Cellu Tissue certifying compliance with the foregoing;

provided, however, that the Restricted Payments described in this Section 7.11(f) shall not be permitted if a Default or an Event of Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.

(g)                                 Investments.  No Loan Party shall make or commit or agree to make any loan, advance, guaranty of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or purchase all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, or permit any of its Subsidiaries to do any of the foregoing, except for the following:

(i)                                     investments not otherwise permitted by clause (ii) below and existing on the Closing Date and set forth on Schedule 5 (Investments) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;

(ii)                                  investments in the ordinary course of business made after the Closing Date by (w) Parent in Cellu Tissue, (x) Cellu Tissue in any Borrower or Subsidiary Guarantor, (y) any Subsidiary in any Borrower or any Subsidiary Guarantor or (z) any Borrower in any other Eligible Loan Party; provided that any such investment is made by way of intercompany loan that is evidenced by an Intercompany Promissory Note and pledged to the Agent pursuant to the Pledge and Security Agreement;

(iii)                               purchase of pulp or similar raw materials or electricity, as the case may be, in each case, in the ordinary course of business; provided, that the Loan Parties shall have complied with the terms and conditions of Section 7.19 relating to Pulp Hedging Contracts and Energy Hedging Contracts, if any;

(iv)                              so long as Availability shall equal or exceed $10,000,000 at any time when such investments are outstanding, investments in cash or Cash Equivalents in an aggregate amount not to exceed $5,000,000 outstanding at any time; provided, that at any time when Availability shall equal or exceed $20,000,000, the Loan Parties shall be permitted to make investments in cash or Cash Equivalents in an aggregate amount not to exceed $10,000,000 outstanding at any time until Availability shall be less than $20,000,000;

(v)                                 trade payables and accruals in the ordinary course of business not yet due and payable or with respect to which any Loan Party is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent that such Loan Party has established adequate reserves therefor under GAAP;

(vi)                              investments pursuant to Pulp Hedging Contracts and Energy Hedging Contracts permitted pursuant to Section 7.19 hereof or under other Hedging Agreements entered into in respect to the purchase of pulp and other raw materials or electricity, as the case may be, in each case in the ordinary course of business and which have not been entered into for speculative purposes and, in the case of pulp and other raw materials, are consistent with past practices;

(vii)                           investments in accounts, payment intangibles and chattel paper (each as defined in the UCC or, if applicable, the PPSA to the extent if so defined), notes receivable and similar items arising or acquired in the ordinary course of business (including in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers) and consistent with past practices;

(viii)                        deposits made in the ordinary course of business and consistent with past practices to secure the performance of leases or other Contractual Obligations, to the extent the Lien created or incurred in connection therewith constitutes a Permitted Encumbrance; and

(ix)                                loans and advances made, in the ordinary course of business and consistent with past practices, by the Loan Parties to their respective employees for (a) moving and travel and other similar expenses or (b) in connection with stock or stock option purchases of the Stock of the applicable Loan Party pursuant to compensatory plans, arrangements or similar agreements, upon terms reasonably acceptable to the Agent; provided, however that the aggregate principal amount of all such loans and advances shall not exceed $500,000 in any Fiscal Year.

Section 7.12                            Financial Covenants

Until termination of this Financing Agreement and payment and satisfaction in full in cash of all Obligations hereunder, the Loan Parties, on a consolidated basis, shall maintain at the end of each fiscal month a Total Funded Debt Ratio of not more 6.20 to 1.0 for such fiscal month; provided, that the Total Funded Debt Ratio shall not be tested until the last day of the first fiscal month to end after the occurrence of an Availability Event (the “Initial Testing Date”) and provided, further, that following the occurrence of an Availability Event, the Total Funded Debt Ratio will be tested on the Initial Testing Date and on the last day of each fiscal month ending thereafter during the applicable Availability Event Period.

Section 7.13                            Environmental Matters

(a)                                  The Borrowers shall not, and shall not permit any of their Subsidiaries to, allow a Release of any Contaminants in violation of any Environmental Law or to otherwise violate any Environmental Law; provided, however, that the Borrowers shall not be deemed in violation of this Section 7.13 if all Environmental Liabilities and Costs incurred or reasonably expected to be incurred by the Loan Parties as the consequence of all such Releases shall not exceed in the aggregate an amount equal to $500,000.

(b)                                 Without limiting the foregoing, each Loan Party, at its sole cost and expense, shall

(i)                                     keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens;

(ii)                                  comply, and cause each of its Subsidiaries to comply, in all material respects with Environmental Laws and provide to the Agent any documentation of such compliance in its possession or under its control which the Agent may reasonably request;

(iii)                               provide the Agent written notice within five (5) days becoming aware of any Release of a Contaminant in excess of any quantity required to be reported under applicable Environmental Laws from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release; and

(iv)                              provide the Agent with written notice promptly after and in any event within ten (10) days of, the receipt of any of the following:  (a) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (b) any written notices the Loan Parties receive from any local, state or federal Governmental Authority advising the Loan Parties of any material environmental liability (real or potential) stemming from any of the Loan Parties’ operations, their premises, their waste disposal practices, or waste disposal sites used by any of the Loan Parties and to provide the Agent with copies of all such notices if so required; (c) the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator pertaining to environmental conditions of any Property owned or operated by the Loan Parties or alleging the Loan Parties’ violation of or non-compliance with any Environmental Laws, affecting the Loan Parties or any of their Subsidiaries that (I) seeks injunctive or similar relief or (II) in the reasonable judgment of the Loan Parties or such Subsidiaries, exposes the Loan Parties or such Subsidiaries to Environmental Liabilities and Costs in an aggregate amount in excess of $250,000 or that, if adversely determined, would have a Material Adverse Effect; and (d) all material documentation relating to expenditures (including Environmental Liabilities and Costs), actual or anticipated, in excess of $150,000 from the budgeted amount therefor in any Fiscal Year for (I) Remedial Action, (II) environmental compliance or (III) environmental testing and the impact of said expenses on each of the Loan Parties’ Working Capital.

(c)                                  Notwithstanding anything to the contrary in the foregoing clauses (a) and (b), the Environmental Liabilities and Costs set forth on Schedule 11 (Environmental Matters) shall not constitute a breach of this Section 7.13.

Section 7.14                            Indemnification

(a)                                  In addition to each Loan Party’s other Obligations under this Financing Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless the Agent and each Lender and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the ”Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Closing Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:  (i) the negotiation, preparation, execution or performance or enforcement of this Financing Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Financing Agreement, (ii) the Agent’s or any Lender’s furnishing of funds to the Borrowers or the Issuing Bank’s issuing of Letters of Credit for the account of the Loan Parties under this Financing Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or any Obligations in respect of such Letters of Credit, (iii) any matter relating to the financing transactions contemplated by this Financing Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Financing Agreement or the other Loan Documents, (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (v) the handling of the Revolving Loan Accounts and Collateral of the Loan Parties as provided in this Financing Agreement (including Section 3.9 hereof), (vi) the Agent and/or the Lenders relying on any instructions of the Borrowing Agent (and each Loan Party hereby acknowledges and agrees that it shall be bound by any notice or other statement made to the Agent or any Lender on its behalf by the Borrowing Agent, whether such notice or other statement was authorized or not by such Loan Party) or (vii) any other action taken by Agent or any Lender in accordance with the Loan Documents (collectively, the ”Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(b)                                 Without limiting Section 7.14(a), each Loan Party agrees to, jointly and severally, defend, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including without limitation, reasonable legal fees and expenses, consultant fees and investigation and laboratory fees), arising out of (i) any Releases or threatened Releases at any property presently or formerly owned or operated by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (ii) any Contaminants generated and disposed of by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (iii) any violations of Environmental Laws; (iv) any Environmental Action relating to any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (v) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Contaminants used, handled, generated, transported or disposed of by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; and (vi) any breach of any warranty or representation regarding environmental matters or the breach of any covenant made by the Loan Parties in Section 7.1 (including Annex A) or Section 7.13 (the foregoing collectively, the “Environmental Indemnified Matters”).  Notwithstanding the foregoing, the Loan Parties shall not have any obligation to any Indemnitee under this Section 7.14(b) regarding any potential environmental matter covered hereunder which is caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(c)                                  The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Revolving Loan Accounts.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 7.14 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters (including the Environmental Indemnified Matters) incurred by the Indemnitees.  The indemnities set forth in this Section 7.14 shall survive the repayment of the Obligations and discharge of any and all liens granted under the Loan Documents.

Section 7.15                            Transactions with Affiliates

The Loan Parties agree that they will not, and they will not permit any of their respective Subsidiaries to, enter into, renew, extend or be a party to any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property with (i) any Affiliate of any Borrower that is not a

Subsidiary of such Borrower, (ii) the Sponsor, (iii) Parent, or (iv) any Subsidiary or Affiliate of the Parent or Sponsor (other than the Borrowers and their respective Subsidiaries); provided, however, that so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (x) the Loan Parties or any one of them may enter into the transactions contemplated by the Related Party Fee Arrangements (including the making of any Related Party Fee Payment to the extent permitted under this Financing Agreement) and the Administrative Services Agreements (including the payment of fees and expenses thereunder to the extent permitted under this Financing Agreement) and (y) except as otherwise set forth in this Financing Agreement, the Loan Parties or any one of them may enter into sale and service transactions in the ordinary course of their business and pursuant to the reasonable requirements of any such Loan Party, and upon standard terms and conditions and fair and reasonable terms, no less favorable to such Loan Party than such Loan Party could obtain in a comparable arms length transaction with an unrelated third party.

Section 7.16                            Intentionally Deleted

Section 7.17                            Additional Collateral and Guaranties

To the extent not delivered to the Agent on or before the Closing Date, each Loan Party agrees to do promptly each of the following:

(a)                                  execute and deliver, and cause its Subsidiaries to execute and deliver, to the Agent such supplements, amendments and joinders to the Collateral Documents and any other Loan Document relating to the Collateral (or, in the case of any Subsidiary of any Loan Party that is not a domestic subsidiary, foreign pledges and security agreements) as the Agent deems necessary or advisable in order to grant to the Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Stock or other equity interests and other debt Securities of any Loan Party or Subsidiary thereof that are owned by such Loan Party or such Subsidiary and requested to be pledged by the Agent; provided, however, that unless otherwise agreed by the Loan Parties and the Agent, in no event shall such Loan Party or such Subsidiary be required to pledge in excess of 66% of the outstanding voting stock of any direct Subsidiary of any Borrower or Guarantor that is not a domestic Subsidiary (other than the Stock of the Canadian Borrower or any other non-US Subsidiary that becomes a Guarantor, in respect of which 100% of such Stock shall be pledged to the Agent) or, unless such stock is otherwise held by a Borrower or any other Guarantor, any of the stock of any Subsidiary of such direct Subsidiary; and provided, further, that if a percentage greater than 66% of the outstanding voting stock of any direct Subsidiary of any Borrower or Guarantor that is not a domestic Subsidiary is pledged to secure any other Indebtedness or other obligations of any Loan Party, such greater percentage shall be required to be pledged to the Agent pursuant to the Collateral Documents;

(b)                                 to the extent not required to be delivered to the Notes Collateral Agent, deliver to the Agent the certificates (if any) representing the Pledged Collateral, together with (i) in the case of such certificated Pledged Interests, undated stock powers endorsed in blank and (ii) in the case of such certificated Pledged Instruments, endorsed in blank, in each case executed and delivered by a Responsible Officer of such Loan Party or such Subsidiary thereof, as the case may be;

(c)                                  in the case of any wholly-owned Subsidiary of any Loan Party (other than any Inactive Subsidiary), cause such wholly-owned Subsidiary (i) to execute a supplement, amendment or joinder or otherwise become a party to this Financing Agreement and the applicable Loan Documents, or if applicable, to execute a guaranty agreement, in form and substance satisfactory to the Agent, pursuant to which such Subsidiary guaranties the Obligations and (ii) to take such actions necessary or advisable to grant to the Agent for the benefit of the Secured Parties a perfected security interest in the Collateral described in the applicable Loan Documents with respect to such wholly-owned Subsidiary, including the filing of UCC financing statements or PPSA financing statements in such jurisdictions as may be required by the Loan Documents or by law or as may be reasonably requested by the Agent;

(d)                                 if requested by the Agent, deliver to the Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent; and

(e)                                  in the case of Parent, in the event that Parent guarantees any Indebtedness of any other Loan Party, Parent shall (i) guaranty the payment of the Obligations on the terms and conditions set forth in Article XV of this Financing Agreement and (ii) execute and deliver to the Agent such supplements, amendments and joinders to the Collateral Documents and any other Loan Document relating to the Collateral as the Agent deems necessary or advisable in order to grant to the Agent, for the benefit of the Secured Parties, a perfected security interest in all or substantially all of the assets and property of Parent in accordance with the Pledge and Security Agreement and subject to the Intercreditor Agreement.

Section 7.18                            Maintenance of Properties, Etc.

(a)                                  Each of the Loan Parties (i) shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, (x) all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted and (y) all registered Intellectual Property with respect to its business, in each case, except where failure to so maintain and preserve the items set forth in clauses (x) and (y) above would not, in the aggregate, have a Material Adverse Effect and (ii) shall comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any material loss or forfeiture thereof or thereunder.

(b)                                 Each of the Loan Parties shall, and shall cause each of its Subsidiaries to, obtain, maintain and preserve and take all necessary action to timely renew, all Permits, licenses, authorizations, approvals, entitlements and accreditations which are in their reasonable business judgment necessary or useful in the proper conduct of its business.

Section 7.19                            Hedging Contracts

(a)                                  Each Borrower may enter into Pulp Hedging Contracts (with counter-parties acceptable to the Agent and otherwise in form and in substance satisfactory to the Agent), in the ordinary course of business and not for speculative purposes, to reduce the risks of such Borrower arising from fluctuations in the price of pulp.

(b)                                 Each Borrower may enter into Energy Hedging Contracts (with counter-parties acceptable to the Agent and otherwise in form and in substance satisfactory to the Agent), in the ordinary course of business and not for speculative purposes, to reduce the risks of such Borrower arising from fluctuations in the price of electricity.

Section 7.20                            Further Assurances

Each Loan Party shall take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Financing Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority liens (subject only to Permitted

Encumbrances) any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto the Agent and each Lender the rights now or hereafter intended to be granted to it under this Financing Agreement or any other Loan Document.  In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes the Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes the Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

Section 7.21                            Landlord Waivers; Bailee’s Letters; Etc.

Each Loan Party agrees that at any time any Collateral of such Loan Party or a Subsidiary of such Loan Party with a book value in excess of $500,000 (when aggregated with all other Collateral at the same location) is located on any real property of such Person (whether such real property is now existing or acquired after the Closing Date) which is not owned by such Person, such Loan Party shall, or shall cause such Subsidiary to, use its commercially reasonable best efforts to obtain written subordinations or waivers, substantially in the form of Exhibit F and in any event in form and substance reasonably satisfactory to the Agent, of all present and future liens to which the owner or lessor of such premises may be entitled to assert against the Collateral on or before the Closing Date or, if such real property is acquired after the Closing Date, within thirty (30) days of the acquisition thereof.  Notwithstanding anything to the contrary in the foregoing, if any Borrower does not deliver such a subordination or waiver to the Agent on or before the Closing Date, or, if applicable, within such thirty (30) day period, or within such later period as may be agreed to by the Agent in its sole discretion, the Agent shall establish an Availability Reserve with respect to such Accounts or Inventory as provided herein.

Section 7.22                            Subordinated Debt

Each Loan Party shall, and shall cause its Subsidiaries to, cause all Indebtedness and other obligations now or hereafter owed by such Person to any of its respective Affiliates (other than (x) the Indebtedness in respect of the Secured Notes and (y) Indebtedness which has been pledged to the Agent in accordance with the terms of the Pledge and Security Agreement) to be subordinated in right of payment and security to the Indebtedness and other Obligations owing by the Loan Parties to the Agent and the Lenders in accordance with a subordination agreement in form and substance satisfactory to the Agent.

Section 7.23                            Accounting Changes; Fiscal Year

Neither Parent nor the other Loan Parties shall, nor shall they permit any of their respective Subsidiaries to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and the Agent or (b) Fiscal Year, unless Parent or such other Loan Parties shall have provided the Agent with at least thirty (30) days prior written notice and the Agent shall have consented thereto.

Section 7.24                            Change in Nature of Business

(a)                                  The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, make any material change in the nature or conduct of its business as carried on at the date hereof, whether in connection with an acquisition permitted under this Financing Agreement or otherwise.

(b)                                 Parent shall not engage in any business or activity other than (i) holding shares in the Stock of Cellu Tissue, (ii) paying taxes, (iii) preparing reports to Governmental Authorities and to its shareholders and (iv) holding directors and shareholders meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure.

(c)                                  None of Cellu Tissue, VPC, and VTC shall engage in any business or activity other than (i) (A) in the case of Cellu Tissue, holding shares in the Stock (directly or indirectly) of each other Loan Party (other than Parent) and (B) in the case of VPC and VTC, holding interests in the Stock of Coastal Paper, (ii) paying taxes, (iii) preparing reports to Governmental Authorities and to its shareholder and (iv) holding directors and shareholders meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure.

(d)                                 No Inactive Subsidiary shall engage in any business or activity other than (i) paying taxes, (ii) preparing reports to Governmental Authorities and to its shareholder and (iii) holding directors and shareholders meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure.

Section 7.25                            Limitations on Restrictions on Subsidiary Distributions

No Loan Party shall create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.25 shall prohibit or restrict compliance with:

(a)                                  this Financing Agreement and the other Loan Documents and the Notes Indenture and the applicable Notes Documents;

(b)                                 any agreements in effect on the date of this Financing Agreement and described on Schedule 6 (Restrictive Agreements) hereto;

(c)                                  any applicable Requirements of Law (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(d)                                 in the case of clause (iv) above, any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or

(e)                                  in the case of clause (iv) above, any agreement, instrument or other document evidencing a Permitted Encumbrance from restricting on customary terms the transfer of any property or assets subject thereto.

Section 7.26                            No New Issuances

No Loan Party shall issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Stock, any securities convertible into or exchangeable for its Stock or any warrants unless the Net Cash Proceeds thereof shall be used to repay all Obligations in full in cash (including any applicable Early Termination Fee) and to provide cash collateral for any outstanding Letters of Credit in an amount equal to 105% of the outstanding face amount of such Letters of Credit; provided, however, that notwithstanding anything to the contrary in the foregoing, Parent may issue or sell any of its Stock solely to the extent that such issuance or sale shall not result in a Change of Control.

Section 7.27                            Investment Company Act

No Loan Party shall engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

Section 7.28                            ERISA; Pension Plans and Employee Obligations

(a)                                  The Borrowers shall not cause or permit to occur, and shall not permit any of their respective Subsidiaries or ERISA Affiliates to cause or permit to occur, (a) an event that could reasonably be expected to result in the imposition of a lien under Section 412 of the Code or Section 302 or 4068 of ERISA or (b) ERISA Events, in each case, that would have a Material Adverse Effect in the aggregate.

(b)                                 The Canadian Borrower shall on a timely basis satisfy any obligations which it may have to its employees, and with regard to the payment of salary, bonus, or otherwise, to the employee, or to any taxing authority, so as, to ensure that no prior claim, Lien or right, shall arise in favor of any such third party, in seniority to the security over the Collateral granted by the Canadian Borrower to the Agent.

Section 7.29                            Capital Expenditures

The Loan Parties shall not make or incur or commit or agree to make or incur, or permit any of their Subsidiaries to make or incur or commit or agree to make or incur, any Capital Expenditures that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries to exceed $12,000,000 during any Fiscal Year.

Section 7.30                            Inactive Subsidiaries

The Loan Parties shall not permit any Inactive Subsidiary to acquire any assets, incur any Indebtedness of any kind, make any investments or advances, conduct any business, perform any operations, receive any distributions from any Loan Party or from any Subsidiary of a Loan Party or issue any Stock or other equity interests; provided, however that any Inactive Subsidiary may take any such action or do any of the foregoing that is required (i) in connection with the liquidation or dissolution of such Inactive Subsidiary, (ii) to enable such Inactive Subsidiary to become a Subsidiary Guarantor hereunder or (iii) to enable such Inactive Subsidiary to merge or consolidate with or into a Loan Party.

Section 7.31                            Real Property

(a)                                  The Loan Parties shall, and shall cause each of their respective Subsidiaries to, (i) comply in all material respects with all of their respective obligations under all of their respective Leases now or hereafter held respectively by them, including the Leases set forth on Schedule 4 (Real Estate), (ii) not modify, amend, cancel, extend or otherwise change in any materially adverse manner any term, covenant or condition of any such Lease, (iii) not assign or sublet any other Lease if such assignment or sublet would have a Material Adverse Effect, (iv) provide the Agent with a copy of each notice of default under Lease received by the Loan Parties or any Subsidiary of the Loan Parties immediately upon receipt thereof and deliver to the Agent a copy of each notice of default sent by the applicable Loan Party or any Subsidiary of any Loan Party under any Lease simultaneously with its delivery of such notice under such Lease and (v) comply with Section 7.31(d).

(b)                                 At least 15 Business Days prior to (i) entering into any Lease (other than a renewal of an existing Lease) for the principal place of business and chief executive office of any Borrower or any other Loan Party or any other Lease (including any renewal) in which the annual rental payments are anticipated to equal or exceed $1,000,000 or (ii) acquiring any material owned Real Estate, the Loan Parties shall, and shall cause their respective Subsidiaries to,  provide the Agent written notice thereof and, upon written request of the Agent, the Loan Parties shall, and shall cause such Subsidiaries to provide Phase I Environmental Site Assessments on such Real Estate or the Real Estate subject to such Lease, as the case may be, showing no condition that could reasonably be expected to result in material Environmental Liabilities and Costs.

(c)                                  To the extent not previously delivered to the Agent, upon written request of the Agent, the Loan Parties shall, and shall cause each of its Subsidiaries to, execute and deliver to the Agent, for the benefit of the Secured Parties, promptly and in any event not later than 45 days after receipt of such notice (or, if such notice is given by the Agent prior to the acquisition of such Real Estate, immediately upon such acquisition), a Mortgage on any Real Estate of the Loan Parties or such Subsidiary, together with, each in form and substance satisfactory to the Agent, (i) title insurance policies (or marked-up unconditional binders for such insurance or other evidence acceptable to the Agent proving ownership thereof), maps or plats of current as-built surveys and a surveyor’s certificate therefor, zoning letters and certificates of occupancy, in each case satisfactory in form and substance to the Agent, in its sole discretion, (ii) evidence that the recording of counterparts of such Mortgages in the recording offices specified in such Mortgages will create a valid and enforceable first priority Lien on property described therein in favor of the Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law), to be subject only to (A) Permitted Encumbrances and (B) such other Liens as the Agent may reasonably approve, (iii) an opinion of counsel in each state in which such Mortgage is to be recorded in form and substance and from counsel satisfactory to the Agent and (iv) such other agreements, documents and instruments as the Agent deems necessary or desirable; provided, however, that with respect to any mortgaged property of any Loan Party, if securing the applicable Mortgage in an amount in excess of the fair market value of such mortgaged property would result in additional mortgage recording taxes in excess of $75,000 (over the amount of the mortgage recording taxes payable on an amount equal to the fair market value of such mortgaged property), the Indebtedness secured by such Mortgage shall be equal to the fair market value (as shall be agreed to by the Agent) of the applicable mortgaged property.

(d)                                 The Loan Parties shall deliver written notice to the Agent at least ten (10) days prior to the acquisition of any Real Estate (or in the case of any Lease, at least ten (10) days prior to the date any applicable Loan Party or any Subsidiary of any Loan Party takes possession of, or becomes liable under, any new leased premises or Lease, whichever is earlier) that is not owned or leased by such Loan Party as of the Closing Date and such Loan Party shall give to the Agent from time to time such mortgage(s), deed(s) of trust or assignment(s) on the Real Estate acquired after the date hereof as the Agent shall require to obtain a valid first Lien thereon subject only to those exceptions of title as set forth in future title insurance policies that are in form and substance satisfactory to the Agent.

ARTICLE VIII

INTEREST, FEES AND EXPENSES

Section 8.1                                   (a)                                  (i) Interest on the USD Revolving Loans shall be payable monthly in arrears (x) in the case of Chase Bank Rate Loans, (I) as of the end of each month on the last Business Day of such month and (II) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Chase Bank Rate Loan and (y) in the case of LIBOR Loans, (I) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three (3) months, on each day during such Interest Period occurring every three months from the first day of such Interest Period, (II) upon the payment or prepayment thereof in full or in part and (III) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such LIBOR Loan, and (ii) shall be in an amount equal to (x) if such Revolving Loan is a Chase Bank Rate Loan, the Chase Bank Rate plus the Applicable Margin and (y) if, at the Borrowers’ election, such Revolving Loan is a LIBOR Loan, LIBOR plus the Applicable Margin, in each case on the average of the net balances of such USD Revolving Loans owing by the Borrowers to the Agent in its Revolving Loan Accounts at the close of each day during such month.  In the event of any change in the Chase Bank Rate, the rate hereunder for Chase Bank Rate Loans shall change, as of the date of such change by the amount of such change.  The rate hereunder for all USD Revolving Loans shall be calculated based on a 360-day year and actual days elapsed.

(ii)                                  Interest on the Canadian Prime Rate Loans (i) shall be payable (x) as of the end of each month on the last Working Day of such month and (y) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Canadian Prime Rate Loan and (ii) shall be in an amount equal to the Canadian Prime Rate plus the Applicable Margin, on the average of the net balances of such Canadian Prime Rate Loans owing by the Canadian Borrower to the Agent in the applicable Revolving Loan Accounts at the close of each day during such month.  In the event of any change in the Canadian Prime Rate, the rate hereunder for Canadian Prime Rate Loans shall change, as of the date of such change by the amount of such change.  The rate hereunder for all Canadian Prime Rate Loans shall be calculated based on a 365 day year and actual days elapsed.

(iii)                               Interest on the BA Rate Loans shall be payable in a manner intended to directly replicate the manner in which a discount is determined and payable as if a bankers’ acceptance had been issued and accepted in accordance with usual practice for Chartered Banks, and as such the BA Equivalent Rate shall be determined, and the advance at the BA Equivalent Rate shall be provided, net of the discount which is the BA Equivalent Rate plus the Applicable Margin for BA Rate Loans for the applicable Contract Period.  The Agent shall retain and advance to itself the amount of the discount of the BA Equivalent Rate plus the Applicable Margin for BA Rate Loans, as payment of the BA Equivalent Rate for the applicable Contract Period.  The BA Equivalent Rate will be determined on the Working Day on which the BA Rate Loan is made available to the Canadian Borrower.  The BA Equivalent Rate will be calculated based upon the requested amount of the BA Rate Loan, being the full requested amount including the amount which will be retained for payment of the BA Equivalent Rate for the Contract Period.  The BA Equivalent Rate shall be calculated based on a 365 day year and actual days elapsed.

(b)                                 Notwithstanding any provision to the contrary contained in this Article VIII, in the event that (I) the sum of (i) the outstanding Revolving Loans and (ii) the outstanding Letters of Credit and Letter of Credit Guaranties made or issued, as the case may be, to any Borrower exceeds the maximum amount of such Borrower’s Borrowing Base or (II) the sum of (i) the outstanding Revolving Loans and (ii) the outstanding Letters of Credit and Letter of Credit Guaranties exceeds, in the case of all Borrowers collectively, the lesser of either (x) the maximum aggregate amount available under Articles III and V of this Financing Agreement or (y) the Revolving Line of Credit; then (A) as a result of Revolving Loans advanced by the Agent at the request of the Borrowing Agent, on behalf of any Borrower, (herein “Requested Overadvances”), for any one (1) or more days in any month, or (B) for any other reason whatsoever (herein “Other Overadvances”) and such Other Overadvances continue for five (5) or more days in any month, the average net balance of all Revolving Loans for such month shall bear interest at the Overadvance Rate; provided, however, that the Agent shall have no obligation whatsoever under this Financing Agreement to make any Overadvance or Other Overadvance to the Borrowers.

(c)                                  Upon the occurrence and during the continuance of an Event of Default and, if applicable, the giving of any required notice by the Agent in accordance with the provisions of Section 10.2 hereof, all Obligations shall bear interest at the Default Rate of Interest.

(d)                                 The Agent shall be entitled to charge the Borrowers’ Revolving Loan Accounts at the rate provided for herein when due until all Obligations have been paid in full in cash.

Section 8.2                                   Intentionally Deleted.

Section 8.3                                   In consideration of the Letter of Credit Guaranty of the Agent, the Borrowers shall pay the Agent, for the ratable benefit of the applicable Lenders, the Letter of Credit Guaranty Fee which shall be an amount equal to the then applicable Applicable Margin for LIBOR Loans multiplied by the daily average face amount of each Letter of Credit and payable upon issuance thereof and thereafter payable monthly, on the last Business Day of each month.

Section 8.4                                   Any and all charges, fees, commissions, costs and expenses charged to the Agent for the Borrowers’ account by any Issuing Bank in connection with, or arising out of, Letters of Credit or out of transactions relating thereto will be charged to the Revolving Loan Accounts in full when charged to, or paid by, the Agent, or as may be due upon any termination of this Financing Agreement hereof, and when made by any such Issuing Bank shall be conclusive on the Agent.

Section 8.5                                   The Borrowers, or the other Loan Parties, as applicable, shall reimburse or pay, on demand, the Agent, as the case may be, for: (a) all Out-of-Pocket Expenses and (b) any applicable Documentation Fee.  Without limiting the foregoing, Borrowers shall pay on demand, without duplication of any Out-of-Pocket Expenses payable in accordance with the foregoing clause (a), all other out-of-pocket costs and expenses incurred by or on behalf of the Agent (and, in the case of clauses (b) through (l) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for the Agent (and, in the case of clauses (b) through (l) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to:  (a) the negotiation, preparation, execution, delivery, performance and administration of this Financing Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents or the review of any of the agreements, instruments and documents required to be delivered on or after the Closing Date pursuant to the terms hereof, (b) any requested amendments, waivers or consents to this Financing Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders’ rights under this Financing Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against the Agent or any Lender by any Person that arises from or relates to this Financing Agreement, any other Loan Document, the Agent’s or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court or other legal proceeding arising from or related to this Financing Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by the Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Financing Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Financing Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Financing Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Contaminants present or arising out of the operations of any facility of any Loan Party, or (l) the receipt by the Agent or any Lender of any advice from professionals with respect to any of the foregoing; provided, however, that the Loan Parties shall not be required to pay the foregoing Out-of-Pocket Expenses relating to the Agent’s internal personnel other than the Agent’s internal auditors and internal field examination personnel.  Without limitation of the foregoing or any other provision of any Loan Document:  (x) the Loan Parties agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Lender to be payable in connection with this Financing Agreement or any other Loan Document, and the Loan Parties agree to save the Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Loan Parties agree to pay all broker fees that may become due in connection with the transactions contemplated by this Financing Agreement and the other Loan Documents, and (z) if the Loan Parties fail to perform any covenant or agreement contained herein or in any other Loan Document, the Agent may itself perform or cause performance of such covenant or agreement, and the expenses of the Agent incurred in connection therewith shall be reimbursed on demand by the applicable Loan Parties.

Section 8.6                                   Upon the last Business Day of each month, commencing on the last Business Day of the first complete calendar month following the Closing Date the Borrowers shall pay to the Agent the Line of Credit Fee.  The Borrowers shall pay to the Agent interest on advances made prior to the Settlement Dates as provided in this Article VIII.

Section 8.7                                   To induce the Agent to enter into this Financing Agreement and to extend to the Borrowers the Revolving Loans, the Letters of Credit or applicable Letters of Credit Guaranties, the Borrowers shall pay to the Agent a Loan Facility Fee in the amount equal to one percent (1.00%) of the Revolving Line of Credit payable upon execution of this Financing Agreement.  The Loan Facility Fee shall be fully earned and non-refundable when paid.

Section 8.8                                   On the Closing Date and each one (1) year anniversary of the Closing Date thereafter until the Scheduled Termination Date, the Borrowers shall pay to the Agent the Administrative Management Fee and the Canadian Administrative Management Fee.  Each of the Administrative Management Fee and the Canadian Administrative Management Fee shall be deemed fully earned and non-refundable when paid.

Section 8.9                                   The Loan Parties shall pay the Agent’s standard charges and fees for the Agent’s personnel used by the Agent for reviewing the books and records of the Loan Parties and for verifying, testing, protecting, safeguarding, preserving or disposing of all or any part of the Collateral (which fees shall be in addition to the Administrative Management Fee, the Canadian Administrative Management Fee and any Out-of-Pocket Expenses (except to the extent such charges for reviewing the books and records of the Loan Parties and verifying the Collateral are duplicative of such Out-of-Pocket Expenses that have already been paid); provided, however, that the Loan Parties shall not be required to pay the foregoing charges and fees relating to the Agent’s internal personnel other than the Agent’s internal auditors and internal field examination personnel.

Section 8.10                            The Borrowers hereby authorize the Agent to charge the Revolving Loan Accounts with the amount of all its Obligations due hereunder (including, without limitation, its BA Rate Loans), as such payments become due.  Each Loan Party hereby confirms and agrees that it shall promptly pay any Obligations (including, without limitation, its BA Rate Loans) to the Agent upon the Agent’s request therefor.  Each Borrower confirms that (i) its liability for any and all of the fee obligations (including without limitation, those set forth in Section 8.6 through 8.9 above) and Out-of-Pocket Expenses, set forth in this Financing Agreement and in any of the other Loan Documents is joint and several, (ii) the Borrowers, as between themselves, shall determine how to pro-rate any such payments due hereunder, and (iii) for ease of administration, the Agent may charge any of their Revolving Loan Accounts with the amount of any such fee payments and any such charges which the Agent may so make to any of the Borrowers’ Revolving Loan Accounts as herein provided will be made as an accommodation to the Borrowers and solely at the Agent’s discretion.

Section 8.11                            In the event that the Agent or any Lender hereunder (or any financial institution which may from time to time become Lender hereunder) shall have determined in the exercise of its reasonable business judgment that, subsequent to the Closing Date, any change in applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof, or compliance by the Agent or such Lender with any new request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Agent’s or such Lender’s capital as a consequence of its obligations hereunder to a level below that which the Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Agent or such Lender’s policies with respect to capital adequacy) by an amount reasonably deemed by the Agent or such Lender to be material, then, from time to time, the Loan Parties shall pay no later than five (5) days following demand to the Agent or such Lender such additional amount or amounts as will compensate the Agent’s or such Lender’s for such reduction.  In determining such amount or amounts, the Agent or such Lender may use any reasonable averaging or attribution methods.  The protection of this Section 8.11 shall be available to the Agent or such Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.  A certificate of the Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate the Agent or such Lender with respect to this Article VIII and the calculation thereof when delivered to the Loan Parties shall be conclusive on the Loan Parties absent manifest error.  Notwithstanding anything in this Section 8.11 to the contrary, in the event the Agent or such Lender has exercised its rights pursuant to this Section 8.11, and subsequent thereto determines that the additional amounts paid by the Loan Parties in whole or in part exceed the amount which the Agent or such Lender actually required to be made whole, the excess, if any, shall be returned to the Loan Parties by the Agent or such Lender, as applicable.

Section 8.12                            In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by the Agent or any Lender with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)                                  impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by the Agent or such participant by reason of or in respect to this Financing Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(b)                                 impose on the Agent or such Lender any other condition with respect to this Financing Agreement or any other document, and the result of any of the foregoing is to increase the cost to the Agent or such Lender of making, renewing or maintaining its Loans hereunder by an amount that the Agent or such Lender deems to be material in the exercise of its reasonable business judgment or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans by an amount that the Agent or such Lender deems to be material in the exercise of its reasonable business judgment, then, in any case the Loan Parties shall pay the Agent or such Lender, within five (5) days following its demand therefor such additional cost or such reduction, as the case may be (including any additional tax or charge which may be imposed upon the increased payment made pursuant to this Section 8.12 so that the Agent or such Lender receives the same amount it would have received but for the imposition of such increased costs, tax or requirement).  All amounts payable under this Section 8.12 shall bear interest from the date that is five (5) days after the date of demand by any Lender or the Agent until payment in full to such Lender or the Agent at the Chase Bank Rate applicable to Revolving Loans at such time.  The Agent or such Lender shall certify the amount of such additional cost or reduced amount to the Loan Parties and the calculation thereof and such certification shall be conclusive upon the Loan Parties absent manifest error.  Notwithstanding anything in this Section 8.12 to the contrary, in the event the Agent or such Lender has exercised its rights pursuant to this Section 8.12, and subsequent thereto determine that the additional amounts paid by the Loan Parties in whole or in part exceed the amount which the Agent or such Lender actually required pursuant hereto, the excess, if any, shall be returned to the Loan Parties by the Agent or such Lender.

Section 8.13                            The Borrowers may request LIBOR Loans and BA Rate Loans on the following terms and conditions:

(a)                                  The Borrowing Agent or the applicable Borrowers, as the case may be, may from time to time, (x) request that any Loan made hereunder be a LIBOR Loan, (y) elect to convert Chase Bank Rate Loans to LIBOR Loans, and/or (z) elect from time to time to convert LIBOR Loans to Chase Bank Rate Loans, in each case by delivering an irrevocable Notice of Conversion or Continuation to the Agent at least three (3) Business Days’ prior to date of such conversion; provided that any such conversion of LIBOR Loans to Chase Bank Rate Loans shall only be made, subject to the second following sentence, on the last day of an Interest Period with respect thereto.  Should the Borrowers elect to convert Chase Bank Rate Loans to LIBOR Loans, the Borrowers shall deliver an irrevocable Notice of Conversion or Continuation to the Agent at least three (3) Business Days’ prior to the date of such conversion.  If the last day of an Interest Period with respect to a Loan that is to be converted is not a Business Day or Working Day, then such conversion shall be made on the next succeeding Business Day or Working Day, as the case may be, and during the period from such last day of an Interest Period to such succeeding Business Day, as the case may be, such Loan shall bear interest as if it were an Chase Bank Rate Loan.  All or any part of the outstanding Chase Bank Rate Loans then outstanding may be converted to LIBOR Loans as provided herein, provided that partial conversions shall be in multiples in an aggregate principal amount of $1,000,000 or more.  The Borrowers shall not have more than five (5) LIBOR Loans and BA Rate Loans, collectively, outstanding at any time during the term of this Financing Agreement.

(i)                                     The Canadian Borrower may, from time to time, (w) request that any Canadian Dollar Revolving Loan made hereunder be a BA Rate Loan, (x) elect to convert Canadian

Prime Rate Loans to BA Rate Loans, (y) elect to convert Chase Bank Rate Loans to LIBOR Loans and/or (z) elect from time to time to convert BA Rate Loans to Canadian Prime Rate Loans, in each case by delivering an irrevocable Notice of Conversion or Continuation to the Lender at least three (3) Business Days’ prior to date of such conversion; provided that any such conversion of BA Rate Loans to Canadian Prime Rate Loans and of Chase Bank Rate Loans to LIBOR Loans shall only be made, subject to the second following sentence, on the last day of an Interest Period with respect thereto.  Should the Canadian Borrower elect to convert Canadian Prime Rate Loans to BA Rate Loans or Chase Bank Rate Loans to LIBOR Loans, the borrowing Agent or the Canadian Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Lender at least three (3) Business Days’ prior to the date of such conversion.  If the last day of an Interest Period with respect to a loan that is to be converted is not a Business Day or Working Day, then such conversion shall be made on the next succeeding Business Day or Working Day, as the case may be, and during the period from such last day of an Interest Period to such succeeding Business Day, as the case may be, such loan shall bear interest as if it were a Canadian Prime Rate Loan or Chase Bank Rate Loan, as the case may be.  All or any part of the outstanding Canadian Prime Rate Loans or Chase Bank Rate Loans made to the Canadian Borrower then outstanding may be converted to BA Rate Loans or LIBOR Loans, respectively, as provided herein, provided that partial conversions shall be in multiples in an aggregate principal amount of $100,000 or more.  The Borrowers shall not have more than five (5) LIBOR Loans and BA Rate Loans, collectively, outstanding at any time during the term of this Financing Agreement.

(b)                                 (i)                                     Any LIBOR Loans may be continued as such upon the expiration of an Interest Period; provided that the Borrowing Agent or the applicable Borrower, as the case may be, delivers to the Agent a Notice of Conversion or Continuation at least three (3) Business Days’ prior to the expiration of said Interest Period; and provided, further that no LIBOR Loan may be continued as such upon the occurrence of any Default or Event of Default under this Financing Agreement, but shall be automatically converted to a Chase Bank Rate Loan on the last day of the Interest Period during which such Default or Event of Default has occurred and is continuing.  Absent the delivery of a Notice of Conversion or Continuation, LIBOR Loans shall convert to Chase Bank Rate Loans on the last day of the applicable Interest Period.  Each Notice of Conversion or Continuation furnished by the Borrowers or the Borrowing Agent, as the case may be, pursuant hereto shall specify whether such election, conversion or continuation is for a one, two, three or six month period.  Notwithstanding anything to the contrary contained herein, the Agent (or any participant or Lender, if applicable) shall not be required to purchase United States Dollar deposits in the London interbank market or from any other applicable LIBOR rate market or source or otherwise “match fund” to fund LIBOR Loans, but any and all provisions hereof relating to LIBOR Loans shall be deemed to apply as if the Agent (and any participant or Lender, if applicable) had purchased such deposits to fund any LIBOR Loans.

(ii)                                  Any BA Rate Loans may be continued as such upon the expiration of an Interest Period; provided that the Canadian Borrower delivers to the Lender a Notice of Conversion or Continuation at least three (3) Business Days’ prior to the expiration of said Interest Period; and provided, further that no BA Rate Loan may be continued as such upon the occurrence of any Default or Event of Default under this Financing Agreement, but it shall be automatically converted to a Canadian Prime Rate Loan on the last day of the Interest Period during which occurred such Default or Event of Default if it is continuing.  Absent the delivery of a Notice of Conversion or Continuation, BA Rate Loans shall convert to Canadian Prime Rate Loans on the last day of the applicable Interest Period.  Each Notice of Conversion or Continuation furnished by the Canadian Borrower pursuant hereto shall specify whether such election, conversion or continuation is for a one, two, three or six month period.  Notwithstanding anything to the contrary contained herein, the Lender (or any participant or Lender, if applicable) shall not be required to purchase bankers’ acceptance from any BA Equivalent Rate source, but any and all provisions hereof relating to BA Rate Loans shall be deemed to apply as if the Lender (and any participant or Lender, if applicable) had purchased such bankers’ acceptance to fund any BA Rate Loans.

(c)                                  (i)                                     The Borrowing Agent or any Borrower may request a LIBOR Loan, convert any Chase Bank Rate Loan or continue any LIBOR Loan provided that (i) there is then no Default or Event of Default in effect, (ii) no Default or Event of Default shall occur or exist after giving effect to such LIBOR Loan, conversion or continuance, (iii) after giving effect to such conversion or continuance, there shall be no more than five (5) LIBOR Loans and BA Rate Loans, collectively, outstanding in the aggregate for all Borrowers and (iv) the Borrowing Agent or the applicable Borrower shall have delivered a Notice of Conversion or Continuation, substantially in the form of Exhibit H to this Financing Agreement and in accordance with clauses (a) and (b) of this Section 8.13), specifying (a) the amount and type of Loans being converted or continued, (b) in the case of a conversion to or a continuation of LIBOR Loans, the applicable Interest Period and (c) in the case of a conversion, the date of conversion.

(ii)                                  The Canadian Borrower may request a BA Rate Loan, convert any Canadian Prime Rate Loan into a BA Rate Loan, or continue any BA Rate Loan provided that (i) there is then no Default or Event of Default in effect, (ii) no Default or Event of Default shall occur or exist after giving effect to such BA Rate Loan, conversion or continuance, (iii) after giving effect to such conversion or continuance, there shall be no more than five (5) LIBOR Loans and BA Rate Loans, collectively, outstanding in the aggregate for all Borrowers and (iv) the Canadian Borrower shall have delivered a Notice of Conversion or Continuation, substantially in the form of Exhibit G to this Financing Agreement and in accordance with clauses (a) and (b) of this Section 8.13), specifying (a) the amount and type of Loans being converted or continued, (b) in the case of a conversion to or a continuation of BA Rate Loans, the applicable Interest Period and (c) in the case of a conversion, the date of conversion.

Section 8.14                            If all or a portion of the outstanding principal amount of the Obligations shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such outstanding amount, to the extent it is a LIBOR Loan or a BA Rate Loan, shall be converted to a Chase Bank Rate Loan or Canadian Prime Rate Loan, respectively, at the end of the last Interest Period therefor.

Section 8.15                            The Agent shall, at the request of the Loan Parties or the Borrowing Agent, deliver to the Loan Parties a statement showing the quotations given by Chase or CIBC (as applicable) and the computations used in determining any interest rate pursuant to Section 8.1 hereof.

Section 8.16                            (a)                                  In the event that the Agent or any Lender shall have determined in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon the Loan Parties) that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining LIBOR applicable for any Interest Period with respect to: (a) a proposed loan that the Loan Parties have requested be made as a LIBOR Loan; (b) a LIBOR Loan that will result from the requested conversion of a Chase Bank Rate Loan, into a LIBOR Loan; or (c) the continuation of LIBOR Loans beyond the expiration of the then current Interest Period with respect thereto, the Agent shall forthwith give written notice of such determination to the Loan Parties at least one day prior to, as the case may be, the requested borrowing date for such LIBOR Loan, the conversion date of such Chase Bank Rate Loan or the last day of such Interest Period.  If such notice is given (i) any requested LIBOR Loan shall be made as a Chase Bank Rate Loan, (ii) any Chase Bank Rate Loan that was to have been converted to a LIBOR Loan shall be continued as a Chase Bank Rate Loan, and (iii) any outstanding LIBOR Loan shall be converted, on the last day of then current Interest Period with respect thereto, to a Chase Bank Rate Loan.  Until such notice has been withdrawn by the Agent, no further LIBOR Loan shall be made nor shall the Borrowers have the right to convert a Chase Bank Rate Loan to a LIBOR Loan.  The Agent shall notify the Borrowers upon becoming aware that such circumstances have ceased to exist.

In the event that the Agent or any Lender shall have determined in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon the Loan

Parties) that by reason of circumstances affecting the market for bankers’ acceptances, adequate and reasonable means do not exist for ascertaining the BA Equivalent Rate applicable for any Interest Period with respect to: (a) a proposed loan that the Canadian Borrower has requested be made as a BA Rate Loan; (b) a BA Rate Loan that will result from the requested conversion of a Canadian Prime Rate Loan; or (c) the continuation of BA Rate Loans beyond the expiration of the then current Interest Period with respect thereto, the Agent shall forthwith give written notice of such determination to the Loan Parties at least one day prior to, as the case may be, the requested borrowing date for such BA Rate Loan, the conversion date of such Canadian Prime Rate Loan, or the last day of such Interest Period.  If such notice is given (i) any requested BA Rate Loan shall be made as a Canadian Prime Rate Loan, (ii) any Canadian Prime Rate Loan that was to have been converted to a BA Rate Loan shall be continued as a Canadian Prime Rate Loan and (iii) any outstanding BA Rate Loan shall be converted, on the last day of then current Interest Period with respect thereto, to a Canadian Prime Rate Loan.  Until such notice has been withdrawn by the Agent or the Lenders, no further BA Rate Loan shall be made nor shall the Canadian Borrower have the right to convert a Canadian Prime Rate Loan to a BA Rate Loan.  The Agent shall notify the Borrowers upon becoming aware that such circumstances have ceased to exist.

Section 8.17                            (a)                                  If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day or Working Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day or Working Day.

(b)                                 If any payment on a BA Rate Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Working Day.

Section 8.18                            (a)                                  Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for the Agent to make or maintain LIBOR Loans as contemplated herein, the then outstanding LIBOR Loans, if any, shall be converted automatically to Chase Bank Rate Loans as of the end of such month or within such earlier period as required by law.  The Loan Parties hereby agree promptly to pay the Agent, upon demand, any additional amounts necessary to compensate the Agent for any costs incurred by the Agent in making any conversion in accordance with this Article VIII including, but not limited to, any interest or fees payable by the Agent to lenders of funds obtained by the Agent in order to make or maintain LIBOR Loans hereunder.

(b)                                 In the event that bankers’ acceptances are not, at any time, as a matter of usual money market practice, issued by Chartered Banks, as a consequence of any change in any law, regulation, treaty, directive, or as a consequence of the status of the Canadian financial markets, then BA Rate Loans shall not be available, and any BA Rate Loans then outstanding shall be converted automatically to Canadian Prime Rate Loans as at the end of the applicable Interest Period.

Section 8.19                            (a)                                  The Loan Parties agree to indemnify and to hold the Agent and each Lender harmless from any loss or expense which the Agent or such Lender may sustain or incur as a consequence of: (i) default by the Borrowers in payment of the principal amount of or interest on any LIBOR Loans or BA Rate Loans as and when the same shall be due and payable in accordance with the terms of this Financing Agreement, including, but not limited to, any such loss or expense arising from interest or fees payable by the Agent or such Lender to lenders of funds obtained by either of them in order to maintain the LIBOR Loans or BA Rate Loans hereunder; (ii) default by the Borrowers in making a borrowing or conversion after the Borrowers have given a notice in accordance with Section 8.13 hereof; (iii) any prepayment of LIBOR Loans or BA Rate Loans on a day which is not the last day of the Interest Period applicable thereto, including, without limitation, prepayments arising as a result of the application of the proceeds of Collateral to the Revolving Loans; and (iv) default by the Borrowers in making any prepayment after the Borrowers have given notice to the Agent thereof.  The determination by the Agent of the amount of any such loss or expense, when set forth in a written notice to the Loan Parties, containing the Agent’s calculations thereof in reasonable detail, shall be conclusive on the Loan Parties in the absence of manifest error.

(b)                                 Calculation of all amounts payable under this Section 8.19 with regard to LIBOR Loans shall be made as though the Agent and each Lender had actually funded the LIBOR Loans through the purchase of deposits in the relevant market and currency, as the case may be, bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant interest period; provided, however, that the Agent and each Lender may fund each of the LIBOR Loans in any manner the Agent or such Lender sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Section 8.19.

(c)                                  Calculation of all amounts payable under this Section 8.19 with regard to BA Rate Loans shall be made as though the Agent or any Lender had actually created and purchased, or purchased, as the case may be, bankers’ acceptances in Canadian Dollars, bearing interest at the rate applicable to such BA Rate Loans and having a maturity comparable to the relevant Interest Period and provided that the Agent or such Lender created and purchased, each bankers’ acceptance in any manner the Agent or such Lender sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Section 8.19.

(d)                                 In addition, notwithstanding anything to the contrary contained herein, the Agent shall apply all proceeds of Collateral and all other amounts received by it from or on behalf of the Loan Parties (i) initially to the Chase Bank Rate Loans and Canadian Prime Rate Loans, on a ratable basis, and (ii) subsequently to LIBOR Loans and BA Rate Loans; provided, however, (x) upon the occurrence of an Event of Default or (y) in the event the aggregate amount of outstanding LIBOR Rate Loans and/or BA Rate Loans exceeds the Availability under the Revolving Line of Credit or the applicable maximum levels set forth therefor, the Agent may apply all such amounts received by it to the payment of Obligations in such manner and in such order as the Agent may elect in its reasonable business judgment.  In the event that any such amounts are applied to Revolving Loans which are LIBOR Loans or BA Rate Loans, such application shall be treated as a prepayment of such loans and the Agent shall be entitled to indemnification hereunder.  The terms and conditions of this Section 8.19 shall survive termination of this Financing Agreement and the payment of the outstanding Obligations.

Section 8.20                            Taxes

(a)                                  Any and all payments by any Loan Party under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including, without limitation, all interest and penalties) with respect thereto, excluding:  (i) in the case of each Lender, each Issuing Bank and each Agent (A) taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, such Issuing Bank or such Agent (as the case may be) is organized and (B) any United States withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of any Person who becomes a Lender after the Closing Date, the date of the applicable Assignment and Transfer Agreement or in the case of any Person who becomes an Issuing Bank after the Closing Date, the date such Person becomes an Issuing Bank, or in the case of any Person who becomes an Agent after the Closing Date, the date such Person becomes an Agent, as the case may

be) applicable to such Lender, such Issuing Bank or such Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the Closing Date (or the date of such Assignment and Transfer Agreement or the date such Person becomes an Issuing Bank or an Agent, as the case may be), and (ii) in the case of each Lender, taxes measured by its net income, and franchise taxes imposed on it as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, the “Applicable Taxes”).  If any Applicable Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender, any Issuing Bank or any Agent (w) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.20 such Lender, such Issuing Bank or such Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the relevant Loan Party shall make such deductions, (y) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) the relevant Loan Party shall deliver to the Agent evidence of such payment.

(b)                                 In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).

(c)                                  Each Loan Party shall indemnify each Lender, each Issuing Bank and each Agent for the full amount of Applicable Taxes and Other Taxes (including any Applicable Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 8.20) paid by such Lender, such Issuing Bank or such Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Applicable Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date such Lender, such Issuing Bank or such Agent (as the case may be) makes written demand therefor.

(d)                                 Within 30 days after the date of any payment of Applicable Taxes or Other Taxes by any Loan Party, the Borrowers shall furnish to the Agent, the original or a certified copy of a receipt evidencing payment thereof.

(e)                                  Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any Guaranty, the agreements and obligations of such Loan Party contained in this Section 8.20 shall survive the payment in full of the Obligations.

(f)                                    (i)                                     Prior to the Closing Date in the case of each Non-Domestic Lender that is a signatory hereto, and on the date of the applicable Assignment and Transfer Agreement pursuant to which it becomes a Lender or prior to the date a successor Issuing Bank becomes an Issuing Bank, or prior to the date a successor Agent becomes an Agent, as the case may be, in the case of each other Non-Domestic Lender, on or before the date that any such form or certification expires or becomes obsolete, after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrowers and the Agent, and from time to time thereafter if requested by the Borrowers or the Agent, each Non-Domestic Lender that is entitled at such time to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide the Agent and the Borrowers with two completed originals of each of the following, as applicable: (A) Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form, (B) Form W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor form, (C) in the case of a Non-Domestic Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form or (D) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-Domestic Lender’s entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-Domestic Lender under the Loan Documents.  Unless the Borrowers and the Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-Domestic Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers or the Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii)                                  Prior to the Closing Date in the case of each Domestic Lender that is a signatory hereto, and on the date of the applicable Assignment and Transfer Agreement pursuant to which it becomes a Lender, or prior to the date a successor Issuing Bank becomes an Issuing Bank, or on the date a successor Agent becomes an Agent, as the case may be, in the case of each other Domestic Lender, on or before the date that any such form or certification expires or becomes obsolete, after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrowers and the Agent, and from time to time thereafter if requested by the Borrowers or the Agent, each Domestic Lender shall provide the Agent and the Borrowers with two completed originals of Form W-9 (certifying that such Domestic Lender is entitled to an exemption from United States backup withholding tax) or any successor form.  Solely for purposes of this Section 8.19(f), a Domestic Lender shall not include a Lender, an Issuing Bank or an Agent that may be treated as an exempt recipient based on the indicators described in Treasury Regulation section 1.6049-4(c)(1)(ii).

(g)                                 Any Lender claiming any additional amounts payable pursuant to this Section 8.20 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

Section 8.21                            (a)                                  Notwithstanding anything to the contrary in this Financing Agreement, in the event that, by reason of any Regulatory Change (for purposes hereof “Regulatory Change” shall mean, with respect to the Agent, any change after the date of this Financing Agreement in United States federal, state or foreign law or regulations (including, without limitation, Regulation D), Canadian federal or province law or regulation, or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including the Agent of or under any United States federal, Canadian federal, state, province or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), the Agent either (a) incurs any material additional costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such bank which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Financing Agreement or a category of extensions of credit or other assets of the Agent which includes LIBOR Loans, or (b) becomes subject to any material restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Agent so elects by notice to the Loan Parties, the obligation of the Agent to make or continue, or to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect.

(b)                                 Notwithstanding anything to the contrary in this Financing Agreement, in the event that, by reason of any Regulatory Change or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including the Agent of or under any United States federal, Canadian federal, state, province or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), the Agent either (a) incurs any material additional costs based on or measured by the excess above a specified level of the amount of a category of acceptances or other liabilities of such bank which includes acceptances by reference to which the interest rate on BA Rate Loans is determined as provided in this Financing Agreement or a category of extensions of credit or other assets of the Agent which includes BA Rate Loans, or (b) becomes subject to any material restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Agent so elects by notice to the Loan Parties, the obligation of the Agent to make or continue, or to convert Canadian Prime Rate Loans into BA Rate Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect.

Section 8.22                            Substitution of Lenders

(a)                                  Agent and each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 8.11, 8.12, 8.16, 8.20 or 8.21 with respect to the Agent or such Lender, if Agent or any such Lender claims any additional amounts payable under Sections 8.11, 8.12, 8.16, 8.20 or 8.21, Agent or such Lender shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of Agent or such Lender, be otherwise disadvantageous to such Lender.  Nothing in this Section 8.22 shall affect or postpone any of the obligations of the Loan Parties or the right of Agent or any Lender provided in Sections 8.11, 8.12, 8.16, 8.20 or 8.21.

(b)                                 Notwithstanding in anything in clause (a) of this Section 8.22 to the contrary, in the event that (i)(A) any Lender makes a claim under Sections 8.11, 8.12, 8.16, 8.20 or 8.21 or (B) any Lender becomes a Defaulting Lender (any such Lender described in the preceding clauses (A) or (B) being an “Affected Lender”) or (ii) in the case of clause (i)(A) above with respect to claims made by any Lender pursuant to Section 8.11 as a consequence of increased costs, the effective rate of interest payable to such Lender under this Financing Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Required Lenders under this Financing Agreement, the Borrowers may substitute any Lender and, if reasonably acceptable to the Agent, any other Eligible Assignee (a “Substitute Institution”) for such Affected Lender hereunder, after delivery of a written notice (a “Substitution Notice”) within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described in clause (i) above by the Borrowers to the Agent and the Affected Lender that the Borrowers intend to make such substitution; provided, however, that, if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrowers within 30 days of each other, then the Borrowers may substitute all, but not (except to the extent the Borrowers have already substituted one of such Affected Lenders before the Borrower’s receipt of the other Affected Lenders’ claim) less than all, Lenders making such claims.

(c)                                  If the Substitution Notice was properly issued under this Section 8.22, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Lender under the Loan Documents and the Substitute Institution shall assume, and the Affected Lender shall be relieved of, the Affected Lender’s Revolving Credit Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations).  Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be recorded in the Revolving Loan Accounts maintained by the Agent and shall be effective on (and not earlier than) the later of (i) the receipt by the Affected Lender of its ratable portion of the outstanding Revolving Loans and Letters of Credit, together with any other Obligations owing to it, (ii) the receipt by the Agent of an Assignment and Transfer Agreement in form and substance satisfactory to it and the Borrowers whereby the Substitute Institution shall agree to be bound by the terms hereof and (iii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date.  Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Lender” hereunder for all purposes of this Financing Agreement having a Revolving Credit Commitment in the amount of such Affected Lender’s Revolving Credit Commitment assumed by it and such Revolving Credit Commitment of the Affected Lender shall be terminated; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

(d)                                 Each Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 8.22, it shall execute and deliver to the Agent an Assignment and Transfer Agreement to evidence such assignment, together with any Promissory Note (if such Loans are evidenced by a Promissory Note) evidencing the Loans subject to such Assignment and Transfer Agreement; provided, however, that the failure of any Affected Lender to execute an Assignment and Transfer Agreement shall not render such assignment invalid.

Section 8.23                            Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 8.23 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Financing Agreement, the other Loan Documents or any other circumstances whatsoever.  Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agent with respect to any of the Obligations or any Collateral, until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agent or any Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.  The provisions of this Section 8.23 are made for the benefit of the Agent, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agent, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 8.23 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

Section 8.24                            Canadian Matters

(a) Interest Act (Canada).  For purposes of the Interest Act (Canada), where in this Financing Agreement a rate of interest is to be calculated on the basis of a year of 360 or 365 days, the yearly rate of interest to which the rate is equivalent is the rate multiplied by the number of days in the year for which the calculation is made and divided by 360 or 365, as applicable.

(b) Criminal Interest Rate.  Notwithstanding any other provision of this Financing Agreement, in no event shall aggregate “interest” (as that term is defined in Section 347 of the Criminal Code (Canada)) payable by the Canadian Borrower exceeds the effective annual rate of interest on the

“credit advanced” (as defined therein) lawfully permitted under Section 347 of the Criminal Code (Canada).  The effective annual rate of interest payable by the Canadian Borrower shall be determined in accordance with generally accepted actuarial practices and principles and, in the event of a dispute regarding compliance with Section 347 of the Criminal Code (Canada), a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Lender will be conclusive for the purposes of such determination.

ARTICLE IX

POWERS

Each Loan Party hereby constitutes the Agent, or any person or agent the Agent may designate, as its true and lawful attorney-in-fact, at the Loan Parties’ cost and expense, to exercise all of the following powers, which being coupled with an interest, shall be irrevocable until all Obligations to the Agent have been paid in full in cash:

(a)                                  To receive, take, endorse, sign, assign and deliver, all in the name of the Agent or the Loan Parties or any one of them, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

(b)                                 To receive, open and dispose of all mail addressed to the Loan Parties or any one of them and to notify postal authorities to change the address for delivery thereof to such address as the Agent may designate;

(c)                                  To request from customers indebted or otherwise obligated on Accounts at any time, in the name of the Agent information concerning the amounts owing on the Accounts;

(d)                                 To request from customers indebted on Accounts at any time, in the name of the Loan Parties or any one of them, in the name of certified public accountant designated by the Agent or in the name of the Agent’s designee, information concerning the amounts owing on the Accounts;

(e)                                  To transmit to customers indebted on Accounts notice of the Agent’s interest therein and to notify customers indebted on Accounts to make payment directly to the Agent for the Loan Parties’ account;

(f)                                    To take or bring, in the name of the Agent or the Loan Parties or any one of them, all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to enforce or effect collection of the Accounts and any of the proceeds of any other Collateral or otherwise to enforce the rights of the Agent and the other Secured Parties with respect to the Collateral; and

(g)                                 (i) To execute assignments, licenses and other documents to enforce the rights of the Agent and the other Secured Parties with respect to the Collateral and/or (ii) to record and perfect the security interest of the Agent and the other Secured Parties in the Collateral.

Notwithstanding anything in the foregoing to the contrary, the powers set forth in (a), (b), (c), (d), (e), (f) and (g)(i) above may only be exercised after the occurrence and during the continuation of an Event of Default and until such time as such Event of Default is waived in writing by the Agent.

ARTICLE X

EVENTS OF DEFAULT AND REMEDIES

Section 10.1                            Notwithstanding anything in this Financing Agreement to the contrary, the Agent may, or upon the written direction of the Required Lenders the Agent shall, terminate this Financing Agreement immediately upon the occurrence of any of the following events (each such event being an “Event of Default”):

(a)                                  cessation of the business of any Loan Party (other than an Inactive Subsidiary) or the calling of a meeting of the creditors of any Loan Party (other than an Inactive Subsidiary) for purposes of compromising the debts and obligations of such Loan Party (other than an Inactive Subsidiary); or the Loan Parties or any of their respective Subsidiaries (other than an Inactive Subsidiary) shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors;

(b)                                 (i) the commencement by any Loan Party (other than an Inactive Subsidiary) of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law; (ii) the commencement against any Loan Party (other than an Inactive Subsidiary), of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law by creditors of such Loan Party, which proceeding shall not have been controverted within ten (10) days or shall not have been dismissed and vacated within sixty (60) days of commencement, or any of the actions sought in any such proceeding shall occur or such Loan Party shall take action to authorize or effect any of the actions in any such proceeding; or (iii) the commencement (x) by Parent or any Loan Party’s subsidiaries (other than an Inactive Subsidiary), or any one of them, of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any applicable state law, or (y) against Parent or any Loan Party’s subsidiaries (other than an Inactive Subsidiary), or any one of them, of any involuntary bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under applicable law, which proceeding shall not have been controverted within ten (10) days and shall not have been dismissed or vacated within sixty (60) days of commencement, or any of the actions sought in any such proceeding shall occur or any Loan Party’s subsidiaries (other than an Inactive Subsidiary), or any one of them, shall take action to authorize or effect any of the actions in any such proceeding;

(c)                                  breach by any Loan Party of any warranty, representation or covenant contained herein (other than those referred to in Section 10.1(d) below) or in any other Loan Document between such Loan Party or the Agent, provided that such Default by such Loan Party of any of the warranties, representations or covenants referred in this clause (c) shall not be deemed to be an Event of Default unless and until such Default shall remain unremedied to the Agent’s satisfaction for a period of fifteen (15) days (or with respect to any breach of any warranty, representation or covenant contained in Sections 7.8 or 7.9, a period of five (5) days) from the date of such breach.

(d)                                 breach by any Loan Party of any warranty, representation or covenant contained in Sections 3.3 (other than the second sentence of Section 3.3) hereof; Sections 6.3 and 6.4 (other than the first sentence of Section 6.4) hereof; Article VII (including Annex A) hereof (other than Sections 7.5 (b), (c) and (e), 7.6, 7.8, 7.13 and 7.19).

(e)                                  failure of the Loan Parties or any one of them to pay the principal of, interest or fees on any Loan when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); provided, however, that nothing contained herein shall prohibit the Agent from charging such amounts to the Revolving Loan Accounts on the due date thereof;

(f)                                    failure of the Loan Parties or any one of them to pay any Obligations (other than the Obligations described in clause (e) of this Section 10.1) when the same becomes due and payable and in any event within (5) Business Days following notice thereof by the Agent, provided, however, that nothing contained herein shall prohibit the Agent from charging such amounts to the Revolving Loan Accounts on the due date thereof;

(g)                                 an ERISA Event shall occur and the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $500,000 in the aggregate;

(h)                                 without the prior written consent of the Agent and the Required Lenders and, except as permitted by the terms of this Financing Agreement or the Intercreditor Agreement, the Loan Parties or any one of them shall (x) amend or modify the Notes Indenture or any other Note Document or (y) make any payment on account of any obligations owing in respect of the Secured Notes or any other obligations owing under the Notes Documents (other than regularly scheduled payments of principal and interest);

(i)                                     the occurrence of any default or event of default (after giving effect to any applicable grace or cure periods) under any instrument or agreement evidencing (x) the obligations owing to the Notes Trustee or the Notes Collateral Agent pursuant to the Notes Indenture or any other Notes Document; or (y) any other instrument or agreement evidencing Indebtedness of the Loan Parties or any one of them having a principal amount in excess of $500,000;

(j)                                     any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(k)                                  any Collateral Document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected Lien on and security interest in the Collateral and, except to the extent expressly permitted by the terms hereof or thereof, (i) a first priority Lien in favor of the Agent for the benefit of the Lenders on any First-Priority Collateral purported to be covered thereby and (ii) a second priority Lien in favor of the Agent for the benefit of the Lenders on any Second-Priority Collateral purported to be covered thereby, in each case except to the extent permitted by the terms hereof or under such Collateral Documents;

(l)                                     one or more judgments or orders for the payment of money exceeding $500,000 in the aggregate shall be rendered against any Loan Party and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be a period of fifteen (15) consecutive days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this subsection (l) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance (subject to applicable policy deductibles consistent with past practices) between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim (other than a standard reservation of rights) made for payment, of the amount of such judgment or order;

(m)                               any Loan Party (other than an Inactive Subsidiary) is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than fifteen (15) days;

(n)                                 any material damage to, or loss, theft or destruction of, any Collateral, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party (other than an Inactive Subsidiary), if any such event or circumstance could reasonably be expected to have a Material Adverse Effect after giving effect to all applicable insurance coverage with respect to which such Loan Party has received insurance proceeds in connection with such event;

(o)                                 the loss, suspension or revocation of, or failure to renew, any license or Permit now held or hereafter acquired by any Loan Party (other than an Inactive Subsidiary), if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(p)                                 the indictment of any Loan Party under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person; or

(q)                                 a Change of Control shall have occurred.

Section 10.2                            Upon the occurrence and during the continuation of a Default and/or an Event of Default, the Agent in its sole discretion may, or upon the written direction of the Required Lenders the Agent shall, declare that, all Loans, advances and extensions of credit provided for in Article III, and V of this Financing Agreement shall be thereafter in the Agent’s or the Required Lenders’ sole discretion, and the obligation of the Agent and/or the Lenders to make Revolving Loans, open Letters of Credit and provide Letters of Credit Guaranties, shall cease unless such Default or Event of Default ceases to exist or is waived in writing by the Required Lenders or cured to the Required Lenders’ satisfaction in the exercise of the Required Lenders’ reasonable judgment.  Upon the occurrence of an Event of Default, the Agent in its sole discretion may, or upon the written direction of the Required Lenders the Agent shall, declare that: (a) all Obligations shall become immediately due and payable; (b) the Agent may charge the Loan Parties the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Article VIII of this Financing Agreement, provided that, with respect to this clause “(b)” the Agent has given the Loan Parties written notice of the Event of Default, provided further however, that no notice is required if the Event of Default is the Event listed in Section 10.1(b) hereof; and (c) the Agent may immediately terminate this Financing Agreement upon notice to the Loan Parties, provided, however, that upon the occurrence of an Event of Default listed in Section 10.1(b) hereof, this Financing Agreement shall automatically terminate and all Obligations shall become due and payable, without any action, declaration, notice or demand by the Agent.  The exercise of any option is not exclusive of any other option, which may be exercised at any time by the Agent.

Section 10.3                            Immediately upon the occurrence and during the continuation of any Event of Default, the Agent may, to the extent permitted by law and subject, in the case of the Second-Priority Collateral, to the Intercreditor Agreement:  (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including any electronic records, contracts and signatures pertaining thereto), documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or the Agent may use, at the Loan Parties’ expense, such of the Loan Parties’ personnel, supplies or space at the Loan Parties’ places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Loan Parties or the Agent, and generally shall have all other rights respecting said Accounts, including without limitation the right to:  accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of the Loan Parties or the Agent; (c) subject to the terms of the Collateral Documents sell, assign and deliver the Collateral and any returned, reclaimed or repossessed Inventory, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at the Agent’s sole option and discretion, and the Agent may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Loan Parties; (d) subject to the terms of the Collateral Documents, foreclose the security interests in the Collateral created herein or by the Loan Documents by any available judicial procedure, or to take possession of any or all of the Collateral, including any Inventory, Equipment and/or Other Collateral without judicial process, and to enter any premises where any Inventory and Equipment and/or Other Collateral may be located for the purpose of taking possession of or removing the same; and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise.  To the extent permitted by applicable law, and subject to the terms of the Collateral Documents and the Intercreditor Agreement, the Agent shall have the right, without notice or advertisement, to sell, lease, or otherwise Dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of the Loan Parties or the Agent, or in the name of such other party as the Agent may designate, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations (including but not limited to warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as the Agent in its sole discretion may deem advisable, and the Agent shall have the right to purchase at any such sale.  Subject to the terms of the Collateral Documents, if any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, the Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as the Agent shall deem appropriate and any such costs shall be deemed an Obligation hereunder.  Any action taken by Agent pursuant to this Section 10.3 shall not affect the commercial reasonableness of the sale.  The Loan Parties agree, at the request of the Agent, to assemble the Inventory and Equipment and to make it available to the Agent at premises of the Loan Parties or elsewhere and to make available to the Agent the premises and facilities of the Loan Parties for the purpose of the Agent’s taking possession of, removing or putting the Inventory and Equipment in saleable form.  If notice of intended Disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law.  The net cash proceeds resulting from the Agent’s exercise of any of the foregoing rights (after deducting all charges, costs and expenses, including reasonable attorneys’ fees), shall be applied by the Agent, subject to the terms of the Intercreditor Agreement, to the payment of the Obligations, whether due or to become due, in such order as the Agent may elect, and the Loan Parties shall remain liable to the Agent for any deficiencies, and the Agent in turn agrees to remit to the Loan Parties or their successors or assigns, any surplus resulting therefrom.  The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.  The Loan Parties hereby indemnify the Agent and holds the Agent harmless from any and all costs, expenses, claims, liabilities, Out-of-Pocket Expenses or otherwise, incurred or imposed on the Agent by reason of the exercise of any of its rights, remedies and interests hereunder, including, without limitation, from any sale or transfer of Collateral following the occurrence and during the continuation of an Event of Default, preserving, maintaining or securing the Collateral, defending its interests in Collateral (including pursuant to any claims brought by the Loan Parties, the Loan Parties as debtor-in-possession, any secured or unsecured creditors of the Loan Parties, any trustee or receiver in bankruptcy, or otherwise), and the Loan Parties hereby agree to so indemnify and hold the Agent harmless, absent the Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  The foregoing indemnification shall survive termination of this Financing Agreement until such time as all Obligations (including the foregoing) have been finally and indefeasibly paid in full in cash.  In furtherance thereof the Agent, may establish such reserves for Obligations hereunder (including any contingent Obligations) as it may deem advisable in its reasonable business judgment.  Any applicable mortgage(s), deed(s) of trust or assignment(s) issued to the Agent on the Real Estate shall govern the rights and remedies of the Agent thereto.

ARTICLE XI

TERMINATION

Section 11.1                            Except as otherwise permitted herein, this Financing Agreement shall terminate on the Initial Anniversary Date, or, if the Agent, the Lenders and the Loan Parties agree to extend the Existing Scheduled Termination Date (as defined below) in accordance with Section 11.3 below, on the then effective Scheduled Termination Date.

Section 11.2                            Notwithstanding anything to contrary contained in the foregoing Section 11.1:

(a)                                  the Agent may terminate the Financing Agreement immediately upon the occurrence and during the continuation of an Event of Default, provided, however, that if the Event of Default is an event listed in Section 10.1(b) of this Financing Agreement, this Financing Agreement shall terminate in accordance with Section 10.2 hereof; and

(b)                                 the Loan Parties may terminate this Financing Agreement at any time upon thirty (30) days’ prior written notice to the Agent (or such earlier notice as may be agreed to by the Agent (in its sole discretion), provided that the Loan Parties shall pay or cause to be paid to the Agent immediately on demand an Early Termination Fee, if applicable.  Notice of termination, as aforesaid, by the Borrowing Agent or any one Loan Party shall be deemed to be notice by the Loan Parties for purposes hereof.

Section 11.3                            (a)                                  The Borrowers may request, by irrevocable notice to the Agent and each of the Lenders not less than one hundred twenty (120) days prior to the Initial Anniversary Date, or if the Scheduled Termination Date has been extended in accordance with this Section 11.3, the Scheduled Termination Date then in effect (the Initial Anniversary Date or the then effective Scheduled Termination Date being referred to as the “Existing Scheduled Termination Date”), to extend the Existing Scheduled Termination Date for a period of one (1) year from the Effective Date (as defined below); provided, however, that in no event shall the final Scheduled Termination Date be later than the date which is thirty (30) years from the date hereof.  Notice given pursuant to this Section 11.3 shall be substantially in the form of Exhibit I hereto (a “Request for Extension of Scheduled Termination Date”) and shall specify, inter alia, the new Scheduled Termination Date to be in effect following such extension (the “Requested Scheduled Termination Date”).  Each Lender shall notify the Loan Parties and the Agent of its acceptance or non-acceptance of the applicable request to extend the Scheduled Termination Date by counter-signing the Request for Extension of Scheduled Termination Date and returning the same to the Loan Parties and the Agent at their respective addresses as set forth in Section 12.6 on or before the date that is ninety (90) days prior to the Scheduled Termination Date then in effect.

(b)                                 The extension of the Existing Scheduled Termination Date shall become effective on the first date on which the following conditions, in the discretion of the Agent, have been satisfied (the “Effective Date”):

(i)                                     the Effective Date shall have occurred on or prior to the Existing Scheduled Termination Date;

(ii)                                  the Agent and each Lender shall have timely received a duly completed Request for Extension of Scheduled Termination Date;

(iii)                               each Lender shall have accepted the applicable Request for Extension of Scheduled Termination Date and shall have timely returned a duly executed acknowledgement and acceptance of such Request for Extension of Scheduled Termination Date to the Agent and the Loan Parties;

(iv)                              each of the terms and conditions set forth in Section 2.2 (b) and (c) shall have been satisfied; and

(v)                                 the Borrowing Agent shall have delivered to each Lender, for each existing Promissory Note issued by each Borrower to such Lender, a new Promissory Note, maturing on the Requested Scheduled Termination Date, in the aggregate principal amount of the Loans owed by such Borrowers to such Lender as of the Existing Scheduled Termination Date; and

(c)                                  For the avoidance of doubt, from and after the Effective Date, the Revolving Credit Commitments, if any, of the Lenders in effect on such date shall continue until the Requested Scheduled Termination Date specified in the Request for Extension of Scheduled Termination Date, and the term “Scheduled Termination Date”, as used in this Financing Agreement shall, on and after the Effective Date but subject to any further right of extension pursuant to Section 11.3(a), mean and refer to such Requested Scheduled Termination Date.  Promptly upon each Lender’s receipt of the new Promissory Notes described in Section 11.3(b)(v) above, each Lender shall return each existing Promissory Note issued by each Borrower to such Lender to each such Borrower marked cancelled.

Section 11.4                            All Obligations shall become due and payable as of the effective date of any termination under Article X or Article XI of this Financing Agreement, as the case may be, and, pending a final accounting, the Agent may withhold any balances in the Loan Parties’ Revolving Loan Accounts (unless supplied with an indemnity satisfactory to the Agent in its sole discretion) to cover all of the Obligations, whether absolute or contingent, including, but not limited to, cash reserves for any contingent Obligations, including an amount of 105% of the face amount of any outstanding Letters of Credit with an expiry date after the effective date of termination of this Financing Agreement until such Letters of Credit are replaced with new letters of credit.  All of the Agent’s rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full in cash.

Section 11.5                            CIT Financial may appoint CIT to act as its agent, pursuant to such terms and conditions as shall be desired or required by the Canadian Lenders.  In such event, the Canadian Borrower shall enter into the agency agreement for the purpose of acknowledging and confirming the appointment of CIT as agent, and the directions and authorizations contained therein.

ARTICLE XII

MISCELLANEOUS

Section 12.1                            The Loan Parties hereby waive diligence, notice of intent to accelerate, notice of acceleration, demand, presentment and protest and any notices thereof as well as notice of nonpayment.  No delay or omission of the Agent or the Loan Parties to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default.  No single or partial exercise by the Agent of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.  The rights and remedies of the Agent and the other Secured Parties hereunder and under the other Loan Documents are cumulative and are in addition to, and are not exclusive of, any rights and remedies provided by law.

Section 12.2                            This Financing Agreement and the other Loan Documents executed and delivered in connection therewith constitute the entire agreement between the Loan Parties and the Agent; supersedes any prior agreements; and shall bind and benefit the Loan Parties and the Agent and their respective successors and assigns.

Section 12.3                            In no event shall the Loan Parties, upon demand by the Agent for payment of any Indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law.  Regardless of any provision herein or in any agreement made in connection herewith, the Agent shall never be entitled to receive, charge or apply, as interest on any Indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law.  If the Agent ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such; and if principal is paid in full, any remaining excess shall be refunded to the Loan Parties.  This Section 12.3 shall control every other provision hereof, the Loan Documents and of any other agreement made in connection herewith.

Section 12.4                            If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance.  Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

Section 12.5                            EACH OF THE LOAN PARTIES, THE LENDERS AND THE AGENT EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS FINANCING AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER.  EACH OF THE LOAN PARTIES HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED.  IN NO EVENT WILL THE AGENT BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.  EACH OF THE LOAN PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES IN ANY LEGAL ACTION OR PROCEEDING IN RESPECT OF THIS FINANCING AGREEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT.

Section 12.6                            Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (provided that, any electronic communications from any of the Loan Parties with respect to any request, transmission, document, electronic signature, electronic mail or facsimile transmission shall be deemed binding on the Loan Parties for purposes of this Financing Agreement, provided further that any such transmission shall not relieve the Loan Parties from any other obligation hereunder to communicate further in writing), and shall be deemed to have been validly served, given or delivered when hand delivered or sent by facsimile, or three days after deposit in the United State mails, with proper first class postage prepaid and addressed to the party to be notified or to such other address as any party hereto may designate for itself by like notice, as follows:

(A)                              if to CIT, as Agent, at:

The CIT Group/Business Credit, Inc.

1211 Avenue of the Americas, 22nd Floor

New York, NY  10036

Attn:  Regional Credit Manager

Fax No.:  (212) 536-1295

(B)                                if to CIT Financial, as Agent, at:

CIT Financial Limited

c/o The CIT Group/Business Credit, Inc.

1211 Avenue of the Americas, 22nd Floor

New York, NY  10036

Attn:  Regional Credit Manager

Fax No.:  (212) 536-1295

(C)                                if to the Loan Parties at the following address, in care of the Borrowing Agent:

Cellu Tissue Corporation

3440 Francis Road

Alpharetta, Georgia 30004

Attn:  Chief Financial Officer

Fax No.:  (678) 393-2657

with a courtesy copy to its counsel:

Proskauer Rose LLP

1585 Broadway

New York, NY  10036

Attn:  Allan R. Williams, Esq.

Fax No.:  (212) 969-2900

(C)  if to any other Lender hereunder, at its Domestic Lending Office specified opposite its name on Schedule 1 (Commitments) or at the address set forth therefor in the applicable Assignment and Assumption Agreement;

or as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.6, provided, however, that the failure of Agent or any Lender to provide the Loan Parties’ counsel with a copy of such notice shall not invalidate any notice given to the Loan Parties and shall not give the Loan Parties any rights, claims or defenses due to the failure of Agent or any Lender to provide such additional notice.

Section 12.7                            THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.

Section 12.8                            This Financing Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document.  Delivery of an executed signature page of this Financing Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Financing Agreement signed by all parties shall be lodged with Cellu Tissue and the Agent.

Section 12.9                            Notwithstanding any contrary provision in any Loan Document, each Loan Document is subject to the provisions of the Intercreditor Agreement.  The Agent and each Lender acknowledge and agree to be bound by the provisions of the Intercreditor Agreement.

Section 12.10                     This Financing Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 12.11                     Any legal action, suit or proceeding with respect to this Financing Agreement or any other Loan Document may be brought in the courts of the State of New York or the United States of America for the Southern District of New York, and appellate courts thereof, and, by execution and delivery of this Financing Agreement, each Loan Party hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Each Loan Party hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which may now or hereafter have to the bringing of any such action, suit or proceeding in such respective jurisdictions and consents to the granting of such legal or equitable relief as is deemed appropriate by the court.

Section 12.12                     Each Loan Party irrevocably consents to the service of process of any of the aforesaid courts in any such action, suit or proceeding by the mailing of copies thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Loan Party at its address provided herein, such service to become effective when received or ten (10) days after such mailing, whichever first occurs.  Nothing herein shall affect the right of the Agent and the Lenders to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.

ARTICLE XIII

AGREEMENT BETWEEN THE LENDERS

Section 13.1                            (a)                                  The Agent, for the account of the Lenders, shall disburse all Loans and advances to the Borrowing Agent or the applicable Borrowers and shall handle all collections of Collateral and repayment of Obligations.  It is understood that for purposes of advances of Revolving Loans to the Loan Parties and for purposes of this Article XIII the Agent is using the funds of the Agent.

(b)                                 Unless the Agent shall have been notified in writing by any Lender prior to any advance to the Loan Parties that such Lender will not make the amount which would constitute its share of the borrowing on such date available to the Agent, the Agent may assume that such Lender shall make such amount available to the Agent on a Settlement Date, and the Agent may, in reliance upon such assumption, make available to the Loan Parties a corresponding amount.  A certificate of the Agent submitted to any Lender with respect to any amount owing under this subsection shall be conclusive, absent manifest error.  If such Lender’s share of such borrowing is not in fact made available to the Agent by such Lender on the Settlement Date, such Lender and the Borrowers severally agree to repay to the Agent forthwith, on demand, such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Agent, at (i) in the case of the US Borrowers, the rate per annum applicable hereunder at the time of such borrowing to Chase Bank Rate Loans, (ii) in the case of the Canadian Borrower, the rate per annum applicable hereunder at the time of such borrowing to Canadian Prime Rate Loans and (iii) in the case of such Lender, the Federal Funds Rate, in each case without prejudice to any rights which the Agent or the Loan Parties, may have against such Lender hereunder.  Nothing contained in this subsection shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.  Nothing contained herein shall be deemed to obligate the Agent to make available to the Loan Parties the full amount of a requested advance when the Agent has any notice (written or otherwise) that any of the Lenders will not advance its Ratable Portion thereof.

Section 13.2                            On the Settlement Date, the Agent and the Lenders shall each remit to the other, in immediately available funds, all amounts necessary so as to ensure that, as of the Settlement Date, the Lenders shall have their proportionate share of all outstanding Obligations.

Section 13.3                            The Agent shall forward to each Lender, at the end of each month, a copy of the account statement rendered by the Agent to the Loan Parties.

Section 13.4                            The Agent shall, after receipt of any principal and interest and fees earned under this Financing Agreement, promptly remit to the Lenders:  (a) their Ratable Portion of all fees, provided, however, that the Lenders (other than CIT in its role as the Agent) shall (i) not share in the Administrative Management Fee, the Documentation Fee, the fees provided for in Section 8.9 hereof, the fees payable in connection with Loans not funded by such Lender and interest payable on advances made by Agent prior to a Settlement Date and (ii) receive their share of the Loan Facility Fee in accordance with their respective agreements with the Agent; and (b) interest (computed at the rate and as provided for in Article VIII of this Financing Agreement) on all Revolving Loans made by the Lenders that are either (i) outstanding at such time before such interest payment is received by the Agent or (ii) advanced by the Lenders to the Agent on the applicable Settlement Date, in each case prior to any adjustments as provided in Article III hereof and in an amount equal to their Ratable Portion thereof.

Section 13.5                            (a)                                  The Loan Parties acknowledge that the Lenders with the prior written consent of the Agent may sell participations in the loans and extensions of credit made and to be made to the Loan Parties hereunder.  The Loan Parties further acknowledge that in doing so, the Lenders may grant to such participants certain rights which would require the participant’s consent to certain waivers, amendments and other actions with respect to the provisions of this Financing Agreement, provided that the consent of any such participant shall not be required except for matters requiring the consent of all Lenders hereunder as set forth in Section 14.10 hereof.  Each participant shall be entitled to the benefits of Sections 8.11, 8.12, 8.16, 8.20 or 8.21 as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrowers shall not, at any time, be obligated to make under Sections 8.11, 8.12, 8.16, 8.20 or 8.21 to the participants in the rights and obligations of any Lender (together with such Lender) any payment in excess of the amount the Borrowers would have been obligated to pay such Lender in respect of such interest had such participation not been sold; provided further that such participant in the rights and obligations of such Lender shall have no direct right to enforce any of the terms of this Agreement against the Borrowers, the Agent or the other Lenders.

(b)                                 The Loan Parties authorize each Lender to disclose to any participant or purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Loan Parties and their affiliates which has been delivered to such Lender by or on behalf of the Loan Parties pursuant to this Financing Agreement or which has been delivered to such Lender by or on behalf of the Loan Parties in connection with such Lender’s credit evaluation of the Loan Parties and their affiliates prior to entering into this Financing Agreement, provided that such Transferee agrees to hold such information in confidence in the ordinary course of its business and Section 14.14 hereof.

Section 13.6                            The Loan Parties hereby agree that each Lender is solely responsible for its portion of the Revolving Line of Credit and that neither the Agent nor any Lender shall be responsible for, nor assume any obligations for the failure of any Lender to make available its portion of the Revolving Line of Credit.  The failure of any Lender (each such Lender, a “Defaulting Lender”) to make the Loans or any payment required by it on any Settlement Date, or any other date specified herein, shall not relieve any other Lender of its obligations to make such Loan or payment on such date.  Further, should any Lender refuse to make available its portion of the Revolving Line of Credit, then any other Lender or Lenders may, but without obligation to do so, increase, unilaterally, its portion of the Revolving Line of Credit in which event the Loan Parties are so obligated to such other Lender or Lenders.

Section 13.7                            In the event that the Agent, the Lenders or any one of them is sued or threatened with suit by the Loan Parties or any one of them, or by any receiver, trustee, creditor or any committee of creditors on account of any preference, voidable transfer or lender liability issue, alleged to have occurred or been received as a result of, or during the transactions contemplated under this Financing Agreement, then in such event any money paid in satisfaction or compromise of such suit, action, claim or demand and any expenses, costs and attorneys’ fees paid or incurred in connection therewith, whether by the Agent, the Lenders or any one of them, shall be (i) in the case of any preference or voidable transfer issue, shared proportionately by the Lenders and (ii) in the case of any lender liability issue, (x) paid by the applicable Lender individually for its own account or (y) if such lender liability lawsuit is brought or threatened against the agent, shared proportionately by the Lenders; provided, that in the case of clause (y) no Lender shall be liable for the payment of any portion of such expenses, costs or fees resulting from the Agent’s gross negligence or willful misconduct.  In addition, any costs, expenses, fees or disbursements incurred by outside agencies or attorneys retained by the Agent to effect collection or enforcement of any rights in the Collateral, including enforcing, preserving or maintaining rights under this Financing Agreement shall be shared proportionately between and among the Lenders to the extent not reimbursed by the Loan Parties or from the proceeds of Collateral.  The provisions of this Section 13.7 shall not apply to any suits, actions, proceedings or claims that (i) predate the date of this Financing Agreement or (ii) are based on transactions, actions or omissions that predate the date of this Financing Agreement.

Section 13.8                            (a)                                  Each of the Lenders agrees with each other Lender that any money or assets of the Loan Parties held or received by such Lender, no matter how or when received, shall be applied to the reduction of the Obligations (to the extent permitted hereunder and in accordance with clause (b) below) after (x) the occurrence of an Event of Default and (y) the election by the Required Lenders to accelerate the Obligations.  In addition, the Loan Parties authorize, and the Lenders shall have the right, without notice, upon any amount becoming due and payable hereunder, to set-off and apply against any and all property held by, or in the possession of, such Lender the Obligations due such Lenders.

(b)                                 Each Loan Party hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Section 4.3(c) above, the Agent, subject to the terms of the Intercreditor Agreement, may and upon either (A) the written direction of the Required Lenders or (B) the acceleration of the Obligations pursuant to

Section 10.2 hereof, shall, apply all payments in respect of any Obligations and all funds on deposit in the Depository Account or any Blocked Account (including all proceeds arising from a Reinvestment Event that are held in the Depository Account or any such Blocked Account pending application of such proceeds as specified in a Reinvestment Notice) and all other proceeds of Collateral in the following order:  first, to pay interest on and then principal of any portion of the Revolving Loans that the Agent may have advanced on behalf of any Lender prior to any Settlement Date for which the Agent has not then been reimbursed by such Lender or the Borrowers; second, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Agent; third, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Lenders; fourth, to pay Obligations in respect of any fees then due to the Agent or the Lenders, fifth¸ to pay interest then due and payable in respect of the Loans and any reimbursement obligations in connection with any Letter of Credit Guaranties issued pursuant to this Financing Agreement; sixth, to pay or prepay principal amounts on the Loans and Letters of Credit and to provide cash collateral for the undrawn amounts of any outstanding Letters of Credit in an amount equal to one hundred five percent (105%) of such undrawn amount, ratably to the aggregate principal amount of such Loans and reimbursement amounts in respect of such letters of credit; and seventh, to the ratable payment of all other Obligations; provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Obligation described in any of clauses first, second, third, fourth, fifth, sixth and seventh above, the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligations ratably, based on the proportion of the Agent’s and each Lender’s interest in the aggregate outstanding Obligations described in such clauses.  The order of priority set forth in clauses first, second, third, fourth, fifth, sixth and seventh above may at any time and from time to time be changed by the agreement of the Required Lenders without necessity of notice to or consent of or approval by the Borrowers, any Secured Party that is not a Lender or by any other Person that is not a Lender.  The order of priority set forth in clauses first, second, third and fourth above may be changed only with the prior written consent of the Agent in addition to that of the Required Lenders.

(c)                                  Upon the occurrence and during the continuance of any Event of Default, the Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not the Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured.  Each Lender agrees to notify the Borrowing Agent promptly after any such set-off and application made by the Agent or such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Agent and the Lenders under this Section 13.8 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Financing Agreement or any other Loan Documents of law or otherwise.

(d)                                 If any claim is ever made upon the Agent, or any Lender for repayment or recovery of any amount or amounts received by the Agent or such Lender in payment or on account of any of the Obligations, the Agent or such Lender shall give prompt notice of such claim to each other Lender and the Borrowing Agent, and if the Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by the Agent, or Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Financing Agreement or the other Loan Documents, and (B) it shall be and remain liable to the Agent and such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Agent or such Lender.

Section 13.9                            Each of the Lenders and the Agent shall have the right at any time to assign to one or more commercial banks, commercial finance lenders or other financial institutions, in each case constituting an Eligible Assignee, all or a portion of its rights and obligations under this Financing Agreement (including, without limitation, its obligations under the Revolving Line of Credit, the US Revolving Loans, the Canadian Revolving Loans and its rights and obligations with respect to Letters of Credit); provided, however, so long as no Event of Default has occurred and is existing, such assignment other than an assignment to an Affiliate or another Lender shall be subject to the consent of the Borrowers, which consent shall not be unreasonably withheld or delayed.  Upon execution of an Assignment and Transfer Agreement, and receipt of such Assignment and Transfer Agreement by the Agent (which shall be duly recorded in the Revolving Loan Accounts), (a) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, have the rights and obligations of the Agent as the case may be hereunder, (b) the Agent and/or Lenders, as the case may be, shall, to the extent that rights and obligations hereunder have been assigned by such Person pursuant to such assignment, relinquish its rights and be released from its obligations under this Financing Agreement and (c) give prompt notice thereof to the Borrowers.  Within five (5) Business Days after its receipt of such notice, the Borrowers, at their own expense, shall, if requested by such assignee, execute and deliver to the Agent new Promissory Notes to the order of such assignee in an amount equal to the Revolving Credit Commitments and Loans assumed by it pursuant to such Assignment and Transfer Agreement and, if the assigning Lender has surrendered any Promissory Note for exchange in connection with the assignment and has retained Revolving Credit Commitments or Loans hereunder, new Promissory Notes to the order of the assigning Lender in an amount equal to the Revolving Credit Commitments and Loans retained by it hereunder.  Such new Promissory Notes shall be dated the same date as the surrendered Promissory Notes and be in substantially the form of Exhibits A and B hereto, as applicable.  The Loan Parties shall, if necessary, execute any documents reasonably required to effectuate the assignments.  No Lender (other than CIT) may assign its interest in the Loans and advances and extensions of credit hereunder without the prior written consent of the Agent; provided, however, that the Agent’s consent shall not be required with respect to an assignment by any Lender to any Affiliate of such Lender only if such assignment is with full recourse to such Lender.  In the event that the Agent consents to any such assignment by any other Lenders (i) the amount being assigned shall in no event be less than the lesser of (x) $5,000,000, in the case of US Revolving Loans and $500,000, in the case of Canadian Revolving Loans or (y) the entire interest of such Lender hereunder, (ii) such assignment shall be of a pro-rata portion of all of such assigning Lender’s Loans and Revolving Credit Commitments hereunder and (iii) the parties to such assignment shall execute and deliver to the Agent an Assignment and Transfer Agreement, and, at the Agent’s election, a processing and recording fee of $1,000 payable by the Loan Parties to the Agent for its own account.  The Agent shall maintain a copy of each Assignment and Transfer Agreement delivered to it and record in the Revolving Loan Accounts the names and addresses of the Lenders and Issuing Banks and the principal amount of the Loans and reimbursement obligations owing to each Lender and Issuing Bank from time to time and the Revolving Credit commitments of each Lender.  Any assignment pursuant to this Section 13.9 shall not be effective unless such assignment is recorded in the applicable Revolving Loan Accounts maintained by the Agent.

ARTICLE XIV

AGENCY

Section 14.1                            (a)                                  Each Lender hereby irrevocably designates and appoints CIT as the Agent under this Financing Agreement and each other Loan Document and agrees that CIT’s Affiliate,

CIT Financial, shall act as Agent with respect to the Canadian Revolving Sub-Line of Credit and Collateral of the Canadian Borrower.

(b)                                 Each Lender irrevocably authorizes CIT and/or CIT Financial, as the context requires, as Agent to take such actions as agent on its behalf under the provisions of this Financing Agreement, the Collateral Documents, the Intercreditor Agreement, any other Loan Document and all ancillary documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Financing Agreement, the Collateral Documents, the Intercreditor Agreement, any other Loan Document and all ancillary documents together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Financing Agreement or any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Financing Agreement and the ancillary documents or otherwise exist against the Agent.

(c)                                  Each Lender and each Issuing Bank agrees that any action taken by the Agent or the Required Lenders (or, where required by the express terms of this Financing Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Financing Agreement or of the other Loan Documents, and the exercise by the Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and other Secured Parties.  Without limiting the generality of the foregoing, the Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the applicable Lenders and the Issuing Bank with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by any Loan Party or any of its respective Subsidiaries, (iii) act as collateral agent for the Lenders and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Agent hereby appoints, authorizes and directs each Lender and Issuing Bank to act as collateral sub-agent for the Agent, the Lenders and the Issuing Bank for purposes of the perfection of all security interests and Liens with respect to each Loan Party’s respective Deposit Accounts maintained with, and cash and Cash Equivalents held by, such Lender or such Issuing Bank, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Agent, the Lenders and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(d)                                 Each of the Lenders and the Issuing Bank hereby directs the Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Agent for the benefit of the Lenders and the other Secured Parties against any of the following:

(i)                                     all of the Collateral, upon termination of the Revolving Credit Commitments and payment and satisfaction in full in cash of all Loans, reimbursement obligations in respect of Letters of Credit and all other Obligations that the Agent has been notified in writing are then due and payable (and, in respect of contingent Obligations in respect of Letters of Credit, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case on terms satisfactory to the Agent and the applicable Issuing Bank);

(ii)                                  any assets that are subject to a Lien of the type described in clause (b) of the definition of Permitted Encumbrances; and

(iii)                               any part of the Collateral Disposed of by a Loan Party if such Disposition is expressly permitted by this Financing Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Financing Agreement).

Each of the Lenders and the Issuing Bank hereby directs the Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 14.1 promptly upon the effectiveness of any such release.

Section 14.2                            The Agent may execute any of its duties under this Financing Agreement and each other Loan Document by or through agents or attorneys-in-fact and shall be entitled to the advice of counsel concerning all matters pertaining to such duties.

Section 14.3                            Neither the Agent nor any of its officers, directors, employees, agents, or attorneys-in-fact shall be (i) liable to any Lender for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Financing Agreement, any other Loan Documents and all ancillary documents (except for its or such person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Loan Parties or any officer thereof contained in this Financing Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Financing Agreement, any other Loan Document or all ancillary documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Financing Agreement, the other Loan Documents and all ancillary documents or for any failure of the Loan Parties to perform their obligations thereunder.  The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the terms, covenants or agreements contained in, or conditions of, this Financing Agreement or the other Loan Documents or to inspect the properties, books or records of the Loan Parties.  Without limiting the generality of the foregoing, the Agent (i) may treat the payee of the Loans as the owner thereof until the Agent receives a duly executed Assignment and Transfer Agreement with respect to any assignment or transfer thereof, pursuant to Section 13.9 hereof, signed by the assigning Lender and such transferee and in form satisfactory to the Agent; (ii) may consult with legal counsel (including, without limitation, counsel to the Agent), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) shall not have any duty to ascertain or to inquire as to the existence or possible existence of any Default or Event of Default; (iv) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral; and (v) and shall not be required to continue exercising any of the rights, authorities and powers granted or available to the Agent in this Section 14.3 or in any other Loan Document.  The Agent shall not be liable for any apportionment or distribution of payments made in good faith pursuant to this Financing Agreement, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled.  The Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent’s own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 14.4                            The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Financing Agreement and all ancillary documents unless it shall first receive such advice or concurrence of the Lenders, or the Required Lenders, as the case may be, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Financing Agreement and all ancillary documents in accordance with a request of the Lenders, or the Required Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 14.5                            The Agent shall not be deemed to have knowledge or notice of the occurrence of any Availability Event or any Default or Event of Default hereunder unless the Agent has received written notice from a Lender or the Loan Parties describing such Availability Event or Default or Event of Default.  In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders.  The Agent shall take such action with respect to such Availability Event or Default or Event of Default as shall be reasonably directed by the Lenders, or Required Lenders, as the case may be; provided that unless and until the Agent shall have received such direction, the Agent may in the interim (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Availability Event or Default or Event of Default as it shall deem advisable and in the best interests of the Lenders.  In the event the Required Lenders in their sole discretion continue to make Revolving Loans under this Financing Agreement upon the occurrence of a Default or Event of Default, any such Revolving Loans may be in such amounts (subject to Section 14.10 hereof) and on such additional terms and conditions as the Required Lenders may deem appropriate.

Section 14.6                            Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees,  agents or attorneys-in-fact has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Loan Parties shall be deemed to constitute any representation or warranty by the Agent to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and made its own decision to enter into this Financing Agreement, and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter.  Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Financing Agreement and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition or creditworthiness of the Loan Parties.  The Agent, however, shall provide the Lenders with copies of all financial statements, projections and business plans which come into the possession of the Agent or any of its officers, employees, agents or attorneys-in-fact.  The Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent’s own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 14.7                            (a)                                  The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including, without limitation, all Out-of-Pocket Expenses) of any kind whatsoever (including negligence on the part of the Agent) which may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Financing Agreement or any ancillary documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct.  The agreements in this Section 14.7 shall survive the payment of the Obligations.

(b)                                 The Agent will use its reasonable business judgment in handling the collection of the Accounts, enforcement of its rights hereunder and realization upon the Collateral but shall not be liable to the Lenders for any action taken or omitted to be taken in good faith or on the written advice of counsel.  The Lenders expressly release the Agent from any and all liability and responsibility (express or implied), for any loss, depreciation of or delay in collecting or failing to realize on any Collateral, the Obligations or any guaranties therefor and for any mistake, omission or error in judgment in passing upon or accepting any Collateral or in making (or in failing to make) examinations or audits or for granting indulgences or extensions to the Loan Parties, any account debtor or any guarantor, other than resulting from the Agent’s gross negligence or willful misconduct.

Section 14.8                            The Agent may make loans to, and generally engage in any kind of business with the Borrowers and the other Loan Parties as though the Agent were not the Agent hereunder.  With respect to its Loans made or renewed by it or Loan obligations hereunder as Lender, the Agent shall have the same rights and powers, duties and liabilities under this Financing Agreement as any Lender and may exercise the same as though it was not the Agent and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

Section 14.9                            Any Agent may resign as the Agent upon 30 days’ notice to the Lenders and such resignation shall be effective upon the appointment of a successor Agent.  If the Agent shall resign as Agent, then the Lenders shall appoint a successor Agent for the Lenders whereupon such successor Agent shall succeed to the rights, powers and duties of the Agent and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Financing Agreement; provided, however, that so long as no Event of Default has occurred and is continuing, no successor Agent shall be appointed without the consent of the Borrowers which shall not be unreasonably withheld or delayed.  After any retiring Agent’s resignation hereunder as the Agent the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

Section 14.10                     (a)  No amendment or waiver of any provision of this Financing Agreement, the other Loan Documents or the Intercreditor Agreement shall be effective unless the same shall be in writing and signed by the Required Lenders (or, with the consent of the Required Lenders, the Agent); provided, that no amendment or waiver which results in any of the following shall be effective without the prior written consent of all Lenders affected thereby: (i) amend the Financing Agreement to (A) increase the Revolving Line of Credit (other than the Facility Increase); (ii) reduce the interest rates or change the form in which interest is paid; (iii) reduce or waive (A) any fees in which the Lenders share hereunder, or (B) the repayment of any Obligations due the Lenders; (iv) extend any scheduled principal or interest payment date of the Obligations; (v) alter or amend (A) this Section 14.10 or (B) the definitions of Eligible Accounts Receivable, Eligible Inventory, Collateral, First-Priority Collateral, Second-Priority Collateral or Required Lenders; (vi) increase the advance percentages against Eligible Accounts Receivable or Eligible Inventory or alter or amend the Agent’s criteria for determining compliance with such definitions of Eligible Accounts Receivable and/or Eligible Inventory if the effect thereof is to increase Availability; or (vii) except as otherwise required in this Financing Agreement, release any guaranty or Collateral in excess of $500,000 during any year.

(b)                                 Subject to the provisions of this Section 14.10, in all other respects the Agent is authorized by each of the Lenders to take such actions or fail to take such actions under this Financing Agreement if the Agent, in its reasonable discretion, deems such to be advisable and in the best interest of the Lenders.  Notwithstanding any provision to the contrary contained in this Financing Agreement (including the provisions of this Section 14.10) the Agent is authorized to take such actions or fail to take such actions in connection with (i) the exercise of (A) any and all rights and remedies under this Financing Agreement (including but not limited to the exercise of rights and remedies under Section 10.2 of this Financing Agreement) and (B) its discretion in determining compliance with the eligibility requirements of Eligible Accounts Receivable and/or Eligible Inventory and establishing reserves against Availability in connection therewith and/or (ii) the release of Collateral not to exceed $500,000 in the aggregate during any Fiscal Year, and/or (iii) curing any ambiguity, defect or inconsistency in the terms of this Financing Agreement.  In the event the Agent terminates this Financing Agreement pursuant to the written instructions of the Required Lenders, the Agent will cease making any Loans or advances upon the effective date of termination except for any Loans or advances which the Agent deems, in its sole discretion, to be reasonably required to maintain, protect or realize upon the Collateral.

(c)                                  If, in connection with any proposed amendment, modification, discharge, waiver or termination of this Financing Agreement (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Required Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 14.10 being referred to as a “Non-Consenting Lender”), then, so long as the Lender acting as the Agent is not a Non-Consenting Lender, at the Borrowers’ request, an Eligible Assignee acceptable to the Agent (and if no Event of Default has occurred and is continuing at such time, acceptable to the Borrowers) shall have the right with the Agent’s consent and in the Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Agent’s request, sell and assign to the Lender acting as the Agent or such Eligible Assignee, all of the Revolving Credit Commitments, and outstanding Revolving Loans of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall not be effective until (i) the Agent shall have received from such Eligible Assignee an Assignment and Transfer Agreement in form and substance satisfactory to the Agent and the Borrowers whereby such Eligible Assignee shall agree to be bound by the terms hereof and (ii) such purchase is recorded in the applicable Revolving Loan Account maintained by the Agent.  Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Agent an Assignment and Transfer Agreement to evidence such sale and purchase and shall deliver to the Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by Promissory Notes) subject to such Assignment and Transfer Agreement; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Transfer Agreement shall not render such sale and purchase (and the corresponding assignment) invalid.

Section 14.11                     Intentionally deleted.

Section 14.12                     Intentionally deleted.

Section 14.13                     If the Agent is required at any time to return to the Loan Parties or to a trustee, receiver, liquidator, custodian or other similar official any portion of the payments made by the Loan Parties to the Agent as a result of a bankruptcy or similar proceeding with respect to the Loan Parties, any guarantor or any other person or entity or otherwise, then each Lender shall, on demand of the Agent, forthwith return to the Agent its ratable share of any such payments made to such Lender by the Agent, together with its ratable share of interest and/or penalties, if any, payable by the Lenders; this provision shall survive the termination of this Financing Agreement.

Section 14.14                     The Agent and each Lender agrees to keep confidential any written or oral information (a) provided to it by or on behalf of the Loan Parties or any of the their respective Subsidiaries pursuant to or in connection with this Financing Agreement or any other Loan Document or (b) obtained by the Agent or such Lender based on a review of the books and records of the Loan Parties or any of their respective Subsidiaries in accordance with its usual procedures for protecting customer confidential information; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to the Agent, the Issuing Bank or any other Lender, (ii) to any transferee, assignee or participant which receives such information having been made aware of the confidential nature thereof and having agreed to abide by the provisions of this Section 14.14, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors, and to employees and officers of its affiliates who agree to be bound by the provisions of this Section 14.14 and who have a need for such information in connection with this Financing Agreement, (iv) upon the request or demand of any Governmental Authority, rating agency or insurance regulator, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law or (vi) which has been publicly disclosed other than in breach of this Financing Agreement.

Section 14.15                     Each Lender hereby appoints the Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the UCC (or, if applicable, the corresponding provision of the PPSA), can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agent and other Secured Parties.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or in accordance with the Agent’s instructions.  Each Loan Party by its execution and delivery of this Financing Agreement hereby consents to the foregoing.

Section 14.16                     With respect to its Ratable Portion of the Revolving Credit Commitment and the Loans made by it, the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of the Loans.  The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender or one of the Required Lenders.  The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as the Agent pursuant hereto without any duty to account to the other Lenders.

ARTICLE XV

GUARANTY

Section 15.1                            (a)  Each Guarantor unconditionally and irrevocably guaranties the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, Mandatory Prepayment or otherwise in accordance with the terms of this Financing Agreement or any other Loan Document, and performance, of the Guarantied Obligations of such Guarantor, whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, whether or not enforceable against the applicable Borrower, whether now or hereafter existing, or whether due or to become due, including principal, interest (including interest at the contract rate applicable upon default accrued or accruing after the commencement of any proceeding under the Bankruptcy Code, whether or not such interest is an allowed claim in such proceeding), fees and costs of collection.  The Guarantors further agree that the Guarantied Obligations may be extended or renewed, in whole or in part, without notice to or further assent from them, and they will remain bound upon this guaranty notwithstanding any extension or renewal of any of the Guarantied Obligations.  The Guarantors hereby further jointly and severally agree that if the applicable Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guarantied Obligations, the Guarantors shall promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guarantied Obligations, the same shall be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.  For the avoidance of doubt, the Canadian Borrower shall not guaranty any of the Obligations of the Borrowers.

(b)                                 Each Guarantor waives presentation to, demand for payment from and protest to the Borrowers or the Guarantors, and also waives notice of protest for nonpayment.  The Obligations of the Guarantors hereunder shall not be affected by (i) the failure of the Agent or any Lender to assert any claim or demand or to enforce any right or remedy against the Borrowers or any other Guarantors of the Guarantied Obligations under the provisions of this Financing Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver or foreclosure of any security held by the Agent for the Obligations or any of them; (v) the failure of the Agent or any Lender to exercise any right or remedy against any other Guarantors of the Obligations; or (vi) the release or substitution of any other Guarantors of the Obligations.

(c)                                  Each Guarantor further agrees that this guaranty constitutes a guaranty of performance and of payment when due and not just of collection, and waives any right to require that any resort be had by the Agent or any Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Agent or any Lender in favor of any Borrower or the Guarantors, or to any other person.

(d)                                 The Guarantors hereby waive any defense that they might have based on a failure to remain informed of the financial condition of the Borrowers and of the Guarantors and any circumstances affecting the ability of the Borrowers to perform under this Financing Agreement.

(e)                                  The Guarantors’ guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this guaranty (other than the defense of final and indefeasible payment in full in cash of all Obligations).  Neither of the Agent, nor any of the Lenders makes any representation or warranty in respect to any such circumstances or shall have any duty or responsibility whatsoever to the Guarantors in respect of the management and maintenance of the Obligations.

(f)                                    Subject to the provisions of Section 10.1, upon the Guarantied Obligations becoming due and payable (by acceleration or otherwise), the Agent and the Lenders shall be entitled to immediate payment of such Guarantied Obligations by the Guarantors upon written demand by the Agent

Section 15.2                            The Obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guarantied Obligations.  Without limiting the generality of the foregoing, the obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or a Lender to assert any claim or demand or to enforce any remedy under this Financing Agreement or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantors or would otherwise operate as a discharge of the Guarantors as a matter of law, unless and until the Guarantied Obligations are paid in full in cash.

Section 15.3                            Upon payment by the Guarantors of any sums to the Agent or a Lender hereunder, all rights of the Guarantors against any Borrower arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior final and indefeasible payment in full in cash of all the Obligations.  If any amount shall be paid to the Guarantors for the account of any Borrower, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent and the Lenders to be credited and applied to the Obligations, whether matured or unmatured.

Section 15.4                            Notwithstanding any provision herein contained to the contrary, each Guarantor’s liability hereunder shall be limited to an amount not to exceed as of any date of determination the greater of: (i) the amount of all Loans and other extensions of credit (including Letters of Credit and Letter of Credit Guaranties) advanced under this Financing Agreement and directly or indirectly re-loaned or otherwise transferred to, or incurred for the benefit of, such Guarantor, plus interest thereon at the applicable rate specified in this Financing Agreement plus all fees and expenses arising hereunder with respect thereto; or (ii) the amount which could be claimed by the Agent and the Lenders from such Guarantor under this Article XV without rendering such claim voidable or avoidable under Section 548 of chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Guarantor’s right of contribution and indemnification from each other Guarantor under Section 15.5.

Section 15.5                            (a)  To the extent that any Guarantor shall make a payment under this Article XV of all or any of the Guarantied Obligations (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by the other Guarantors, exceeds the amount which such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Guarantied Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s “Allocable Amount” (as defined below) (in effect immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all of Guarantors in effect immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Revolving Credit Commitments, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each of the other Guarantors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)                                 As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Article XV without rendering such claim voidable or avoidable under Section 548 of chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)                                  This Section 15.5 is intended only to define the relative rights of Guarantors and nothing set forth in this Section 15.5 is intended to or shall impair the obligations of Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Section 15.5.

(d)                                 The rights of the parties under this Section 15.5 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of this Financing Agreement and the other Loan Documents.

(e)                                  The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of any Guarantor to which such contribution and indemnification is owing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be effective, executed, accepted and delivered in New York, by their proper and duly authorized officers as of the date set forth above.

US BORROWERS:

CELLU TISSUE LLC, as Borrower and Borrowing Agent

By:	/s/ DIANNE SCHEU
Name:	Dianne Scheu
Title:	Senior Vice President, Finance and Chief Financial Officer

COASTAL PAPER COMPANY, as Borrower

By:	Van Paper Company,
its Managing Partner

By:	/s/ DIANNE SCHEU
Name:	Dianne Scheu
Title:	Senior Vice President, Finance and Chief Financial Officer

CELLU TISSUE CORPORATION - NATURAL DAM, as Borrower

By:	/s/ DIANNE SCHEU
Name:	Dianne Scheu
Title:	Senior Vice President, Finance and Chief Financial Officer

CELLU TISSUE CORPORATION – NEENAH, as Borrower

By:	/s/ DIANNE SCHEU
Name:	Dianne Scheu
Title:	Senior Vice President, Finance and Chief Financial Officer

MENOMINEE ACQUISITION CORPORATION, as Borrower

By:	/s/ DIANNE SCHEU
Name:	Dianne Scheu
Title:	Senior Vice President, Finance and Chief Financial Officer

CANADIAN BORROWER:

INTERLAKE ACQUISITION CORPORATION LIMITED, as Borrower

By:	/s/ DIANNE SCHEU
Name:	Dianne Scheu
Title:	Senior Vice President, Finance and Chief Financial Officer

GUARANTORS:

CELLU TISSUE HOLDINGS, INC.

By:	/s/ DIANNE SCHEU
Name:	Dianne Scheu
Title:	Senior Vice President, Finance and Chief Financial Officer

VAN PAPER COMPANY

By:	/s/ DIANNE SCHEU
Name:	Dianne Scheu
Title:	Senior Vice President, Finance and Chief Financial Officer

VAN TIMBER COMPANY

By:	/s/ DIANNE SCHEU
Name:	Dianne Scheu
Title:	Senior Vice President, Finance and Chief Financial Officer

PARENT:

CELLU PAPER HOLDINGS, INC.

By:	/s/ DIANNE SCHEU
Name:	Dianne Scheu
Title:	Senior Vice President, Finance and Chief Financial Officer

AGENTS AND LENDERS:

THE CIT GROUP/BUSINESS CREDIT, INC., as Agent and as Lender

By:	/s/ RENEE SINGER
Name:	Renee Singer
Title:	Vice President

CIT FINANCIAL LIMITED, as Agent as Lender

By:	/s/ A. MURRAY EASTWOOD
Name:	A. Murray Eastwood
Title:	Chief Credit Officer

Annex A

Representations and Warranties

This Annex A (Representations and Warranties) is attached and made a part of that certain Financing Agreement, dated as of March 12, 2004 (as amended, restated, supplemented or otherwise modified from time to time) and entered into among the Loan Parties, the Lenders and the Agent.  Capitalized terms used in this Annex A (Representations and Warranties) and not otherwise defined herein shall have the meanings ascribed to such terms in the Financing Agreement.

Each Loan Party represents, warrants and covenants to the Agent and each of the Lenders that on and as of (i) the Closing Date and (ii) each other date as required by Section 2.2, each of the following statements are and will be true, correct and complete and, unless specifically limited, shall remain so for so long as any of the Revolving Credit Commitments under this Financing Agreement shall be in effect and until indefeasible payment in full in cash of the Obligations:

(a)                                  Corporate Existence; Compliance with Laws

Each of the Loan Parties and each of their respective Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite corporate, partnership or other power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate, have a Material Adverse Effect.

(b)                                 Corporate Power; Authorization; Enforceable Obligations

(i)                                     The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

(A)                              are within such Loan Party’s corporate, limited liability company, partnership or other powers;

(B)                                have been or, at the time of delivery thereof pursuant to Article II of the Financing Agreement, will have been duly authorized by all necessary action, including the consent of shareholders, partners and members where required;

(C)                                do not and will not (i) contravene such Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (ii) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (iii) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any material contractual obligation of such Loan Party or any of its Subsidiaries (including any agreement, undertaking or similar provision of any securities issued by such person, or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such person is a party or by which it or any of its property is bound or to which any of its property is subject) or (iv) result in the creation or imposition of any lien, security interest or other encumbrance upon any property of such Loan Party or any of its Subsidiaries, other than those in favor of the Secured Parties pursuant to the Loan Documents; and

(D)                               do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those that have been or will be, prior to the Closing Date, obtained or made, copies of which have been or will be delivered to the Agent and each of which on the Closing Date will be in full force and effect and, with respect to the Collateral, filings required to perfect the liens created by the Loan Documents, except where the failure to obtain any such consent or authorization would not, individually or in the aggregate, have a Material Adverse Effect.

(ii)                                  This Financing Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Financing Agreement, duly executed and delivered by each Loan Party party thereto.  This Financing Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)                                  Ownership of Borrower; Subsidiaries

(i)                                     The authorized Stock of Cellu Tissue consists of 1,000 shares of common stock, $0.01 par value per share, of which 100 shares are issued and outstanding.  All of the outstanding Stock of Cellu Tissue has been validly issued, is fully paid and non-assessable and is owned beneficially and of record by Parent, free and clear of all Liens.  Except as set forth on Schedule 7 (Subsidiaries), no Stock of Cellu Tissue is subject to any option, warrant, right of conversion or purchase or any similar right.  There are no agreements or understandings to which Cellu Tissue is a party with respect to the voting, sale or transfer of any shares of Stock of or any agreement restricting the transfer or hypothecation of any such shares.

(ii)                                  Set forth on Schedule 7 (Subsidiaries) to this Financing Agreement is a complete and accurate list showing, as of the Closing Date, all Subsidiaries of each Loan Party and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by such Loan Party.  No stock of any Subsidiary of Parent is subject to any outstanding option, warrant, right of conversion or purchase of any similar right.  All of the outstanding stock of each Subsidiary of Parent owned (directly or indirectly) by Parent has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by Parent or a Subsidiary of Parent, free and clear of all Liens (other than (i) with respect to each Loan Party, the Lien in favor of the Agent, on behalf of the Secured Parties, created by the applicable Pledge and Security Agreement

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and the Lien granted to the Notes Collateral Agent pursuant to the Notes Documents), options, warrants, rights of conversion or purchase or any similar rights.  Neither Parent nor any such Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any stock of any such Subsidiary, other than the Loan Documents and the Notes Documents.

(iii)                               Parent does not own or hold, directly or indirectly, any stock of any Person other than such Subsidiaries.

(d)                                 Financial Statements

(i)                                     The Consolidated Balance Sheet as at February 28, 2003, and the related consolidated statements of income, retained earnings and cash flows of Cellu Tissue and its Subsidiaries for the Fiscal Year then ended, certified by Ernst & Young and each of the Consolidated Balance Sheets of the Loan Parties as at January 29, 2004 and the related consolidated statements of income, retained earnings and cash flows of the Loan Parties for the 11 months then ended, copies of which have been furnished to the Agent and each Lender, fairly present, subject, in the case of said Consolidated Balance Sheets as at January 29, 2004, and said statements of income, retained earnings and cash flows for the 11 months then ended, to the absence of footnote disclosure and normal recurring year-end audit adjustments, the consolidated financial condition of the Borrowers and the other Loan Parties as at such dates and the consolidated results of the operations of the Borrowers and the other Loan Parties for the period ended on such dates, all in conformity with GAAP.

(ii)                                  Neither the Borrowers nor any of the other Loan Parties has any material obligation, contingent liability or liability for Taxes, long-term leases or unusual forward or long-term commitment that is not reflected in the financial statements referred to in clause (i) above or in the notes thereto and not otherwise permitted by this Financing Agreement.

(iii)                               The budget projections have been prepared by the Loan Parties in light of the past operations of its business, and reflect projections in the case of the one (1) year period beginning on March 1, 2004, on a quarterly basis for the first year and on a year by year basis thereafter.  The cash budget projections are based upon estimates and assumptions stated therein, all of which the Loan Parties believe to be reasonable and fair in light of current conditions and current facts known to such Loan Parties and, as of the Closing Date, reflect the Loan Parties’ good faith and reasonable estimates of the future financial performance of the Loan Parties and of the other information projected therein for the periods set forth therein.

(iv)                              The unaudited interim financial statements of the Loan Parties, a copy of which has been delivered to the Agent and each Lender pursuant to Section 2.1, has been prepared as of December 31, 2003 and, if applicable, January 31, 2004, reflects as of such date, on a pro forma basis, the consolidated financial condition of the Loan Parties, and the assumptions expressed therein were reasonable based on the information available to the Loan Parties at the time so furnished and on the Closing Date.

(e)                                  Material Adverse Change.

Since February 28, 2003, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

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(f)                                    Solvency

Both before and after giving effect to (a) the Loans and Letters of Credit to be made or extended on the Closing Date or such other date as Loans and Letters of Credit requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Borrowers, (including application of any such proceeds to repay outstanding indebtedness as directed by Borrowers), (c) the Designated Stock Repurchase and the transactions contemplated thereby, (d) the issuance of the Secured Notes and the consummation of the other financing transactions contemplated hereby and (e) the payment and accrual of all transaction costs in connection with the foregoing, the Loan Parties, on a consolidated basis, are Solvent.

(g)                                 Litigation

Except as set forth on Schedule 8 (Litigation), there are no pending or, to the knowledge of any Loan Party, threatened actions, investigations or proceedings affecting any of the Loan Parties before any court, Governmental Authority or arbitrator other than those that, in the aggregate, would not have a Material Adverse Effect.  The performance of any action by any Loan Party required or contemplated by any Loan Document or any Related Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

(h)                                 Full Disclosure

(i)                                     The information prepared or furnished by or on behalf of the Borrowers or the other Loan Parties in connection with this Financing Agreement or the Related Documents or the consummation of the transactions contemplated hereunder and thereunder taken as a whole does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading.

(ii)                                  The Budget Projections provided pursuant to Section 2.1 and all other financial projections that have been prepared by or on behalf of the Loan Parties have been prepared in good faith based upon assumptions that were reasonable at the time such Budget Projections and such other financial projections were prepared.

(iii)                               Schedule 14 (Material Contracts) sets forth all of the Material Contracts of the Loan Parties in effect as of the Closing Date.

(i)                                     Margin Regulations

The Borrowers are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

(j)                                     No Burdensome Restrictions; No Defaults

(i)                                     None of the Borrowers or the other Loan Parties (i) is a party to any Contractual Obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by any Loan Party, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Permitted

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Encumbrance) on the assets of any Loan Party or (ii) is subject to one or more charter or corporate (or equivalent) restrictions that would, in the aggregate, have a Material Adverse Effect.

(ii)                                  None of the Borrowers or the other Loan Parties is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of any Loan Party, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party, other than, in either case, those defaults that, in the aggregate, would not have a Material Adverse Effect.

(iii)                               No Default or Event of Default has occurred and is continuing.

(iv)                              To the best knowledge of the Loan Parties, there are no Requirements of Law applicable to any Loan Party the compliance with which by such Loan Party would, in the aggregate, have a Material Adverse Effect.

(k)                                  Investment Company Act; Public Utility Holding Company Act

None of the Borrowers or any of the other Loan Parties is (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended or (b) a “holding company,” or an “affiliate” or a “holding company” or a “subsidiary company” of a “holding company,” as each such term is defined and used in the Public Utility Holding Company Act of 1935, as amended.

(l)                                     Use of Proceeds

The proceeds of the Loans and the Letters of Credit are being used by the Borrowers (i) on the Closing Date, to (x) refinance in part the Indebtedness and other obligations outstanding under the Existing Credit Agreements and (y) fund for the payment of transaction costs, fees and expenses incurred in connection with this Financing Agreement and the transactions contemplated hereby (including the Designated Stock Repurchase), (ii) not later than three (3) Business Days after the Closing Date, to fund in part the Designate and Stock Repurchase; and (iii) from time to time, to provide for the Borrowers’ and the Guarantors’ working capital and general corporate purposes.

(m)                               Labor Matters

(i)                                     There are no strikes, work stoppages, slowdowns or lockouts pending or, to the knowledge of the Loan Parties, threatened against or involving the Loan Parties, other than those that, in the aggregate, would not have a Material Adverse Effect.

(ii)                                  There are no unfair labor practices, grievances or complaints pending, or, to the Loan Parties’ knowledge, threatened, against or involving the Loan Parties, nor are there any arbitrations or grievances threatened involving the Loan Parties, other than those that, in the aggregate, would not have a Material Adverse Effect.

(iii)                               Except as set forth on Schedule 9 (Labor Matters), as of the Closing Date, there is no collective bargaining agreement covering any employee of any Loan Party.

(iv)                              Schedule 9 (Labor Matters) sets forth as of the date hereof, all material consulting agreements, executive employment agreements, executive compensation plans,

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deferred compensation agreements, employee stock purchase and stock option plans and severance plans of the Loan Parties.

(n)                                 ERISA

(i)                                     Schedule 10 (ERISA Matters) separately identifies as of the date hereof all Title IV Plans, all Multiemployer Plans and all of the employee benefit plans within the meaning of Section 3(3) of ERISA to which any Loan Party has any obligation or liability, contingent or otherwise.

(ii)                                  Each employee benefit plan of the Loan Parties intended to qualify under Section 401 of the Code has obtained a determination letter from the Internal Revenue Service indicating that it has so qualified and nothing has occurred with respect to the operation of such plans which could cause the loss of such qualification, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures, in the aggregate, would not have a Material Adverse Effect.

(iii)                               Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law, except for non-compliances that, in the aggregate, would not have a Material Adverse Effect.

(iv)                              There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, would not have a Material Adverse Effect.

(v)                                 Except to the extent set forth on Schedule 10 (ERISA Matters), to the knowledge of the Loan Parties none of the Loan Parties or any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan which has not been fully satisfied.

(o)                                 Environmental Matters.

Except as disclosed on Schedule 11 (Environmental Matters)

(i)                                     The operations of the Borrowers and the other Loan Parties have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of the Borrowers and the other Loan Parties incurring Environmental Liabilities and Costs after the date hereof in excess of $500,000 in the aggregate.

(ii)                                  None of the Loan Parties or any real property currently or, to the knowledge of any Loan Party, previously owned, operated or leased by or for the Loan Parties is subject to any pending or, to the knowledge of any Loan Party, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that, in the aggregate, are not reasonably likely to result in the Loan Parties incurring Environmental Liabilities and Costs in excess of $500,000 in the aggregate.

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(iii)                               None of the Loan Parties is a treatment, storage or disposal facility requiring a Permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog.

(iv)                              To the knowledge of the Loan Parties, there are no facts, circumstances or conditions arising out of or relating to the operations or ownership of the Loan Parties or of the Real Estate owned, operated or leased by the Loan Parties that are not specifically included in the financial information furnished to the Agent and the Lenders other than those that would not have a reasonable likelihood of the Loan Parties incurring Environmental Liabilities and Costs in excess of $100,000 individually and $500,000 in the aggregate.

(v)                                 As of the date hereof, no Environmental Lien has attached to any property of the Loan Parties and, to the knowledge of the Loan Parties, no facts, circumstances or conditions exist that could reasonably be expected to result in any such lien attaching to any such property.

(vi)                              The Borrowers and each of the other Loan Parties have provided the Agent and the Lenders with copies of all material, written environmental, health or safety audits, studies, assessments, inspections, investigations or other material, written environmental health and safety reports relating to the operations of the Loan Parries or any real property of any of them that are in the possession, custody or control of any of the Loan Parties.

(p)                                 Intellectual Property

(i)                                     Set forth on Schedule 12 (Intellectual Property) is a complete and accurate list, as of the Closing Date, of all Material Intellectual Property (as such term is defined in the Pledge and Security Agreement) of each Loan Party, separately identifying that owned by each Loan Party and that licensed to such Loan Party.

(ii)                                  Each of the Borrowers and the other Loan Parties own or license or otherwise have the right to use all licenses, permits, Patents, patent applications, Trademarks, trademark applications, service marks, trade names, Copyrights, copyright applications, franchises, authorizations and other intellectual property rights that are necessary for the operations of their respective businesses, without any known infringement upon or conflict with the rights of any other Person with respect thereto, including all trade names associated with any private label brands of any of the Loan Parties.  To the Loan Parties’ knowledge, no slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by any of the Loan Parties infringes upon or conflicts with any rights owned by any other Person except to the extent any such infringement would not have a Material Adverse Effect, and no claim or litigation regarding any of the foregoing is pending or threatened.

(q)                                 Title; Real Property

(i)                                     Each of the Loan Parties has good and marketable title to, or valid leasehold interests in, all real property and good title to all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent financial statements delivered by the Loan Parties, and none of such properties and assets is subject to any Lien, except for Permitted Encumbrances.  The Loan Parties have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of

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sale and other documents, and have duly effected all recordings, filings and other actions necessary or appropriate to establish, protect and perfect the Loan Parties’ right, title and interest in and to all such property.

(ii)                                  Set forth on Schedule 4 (Real Estate) is a complete and accurate list of all Real Estate of each Loan Party and its Subsidiaries and showing, as of the Closing Date, the current street address (including, where applicable, county, state and other relevant jurisdictions) and record owner thereof.

(iii)                               Set forth on Schedule 13 (Rental Payments) is a complete and accurate list, as of the Closing Date, of the monthly rental payments for any leased premises or any other premises where any Collateral may be stored or processed.

(iv)                              No Loan Party nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any lease, option, right of first refusal or other contractual right to purchase, acquire, sell, assign, lease or Dispose of any Real Estate of such Loan Party or any of its Subsidiaries.

(v)                                 All components of all improvements included within the Real Estate of any Loan Party or any of its Subsidiaries (collectively, “Improvements”), including the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in good working order and repair.  All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Real Estate of any Loan Party or any of its Subsidiaries are installed and operating and are sufficient to enable the Real Estate of such Loan Party or Subsidiary to continue to be used and operated in the manner currently being used and operated, and no Loan Party nor any of its Subsidiaries has any knowledge of any factor or condition that could result in the termination or material impairment of the furnishing thereof.  No Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other Improvement not included in the Real Estate of any Loan Party or any of its Subsidiaries.

(vi)                              No portion of any Real Estate of any Loan Party or any of its Subsidiaries has suffered any material damage by fire or other casualty loss that has not heretofore been completely repaired and restored to its original condition.  Except as disclosed on Schedule 4 (Real Estate), no portion of any Real Estate of any Loan Party or any of its Subsidiaries is located in a special flood hazard area as designated by any federal (or in the case of Canada, such equivalent) Governmental Authority.

(vii)                           All Permits required to have been issued or appropriate to enable all Real Estate owned or leased by the Loan Parties to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not have a Material Adverse Effect.

(viii)                        None of the Loan Parties has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any real property owned or leased by any of the Loan Parties or any part thereof, except those that, in the aggregate, would not have a Material Adverse Effect.

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(r)                                    Related Documents

(i)                                     The execution, delivery and performance by each Loan Party of the Related Documents to which it is a party and the consummation of the transactions contemplated thereby by such Loan Party:

(A)                              are within such Loan Party’s respective corporate, limited liability company, partnership or other powers;

(B)                                have been duly authorized by all necessary corporate or other action on the part of such Loan Party, including the consent of stockholders where required;

(C)                                do not and will not (i) contravene or violate any Loan Party’s respective Constituent Documents, (ii) violate any other Requirement of Law applicable to any Loan Party, or any order or decree of any Governmental Authority or arbitrator, (iii) conflict with or result in the breach of, constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of any Loan Party, except for those that, in the aggregate, would not have a Material Adverse Effect or (iv) result in the creation or imposition of any Lien upon any property of any Loan Party other than Permitted Encumbrances; and

(D)                               do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other person on the part of such Loan Party, other than those that have been obtained and are in full force and effect, except where the failure to obtain them will not have a Material Adverse Effect.

(ii)                                  Each of the Related Documents has been duly executed and delivered by each Loan Party party thereto and are the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(iii)                               None of the Related Documents has been amended or modified in any respect and no provision therein has been waived, except in each case to the extent permitted by this Financing Agreement, and each of the representations and warranties of the Loan Parties therein are true and correct in all material respects and no default of the Loan Parties or event that, with the giving of notice or lapse of time or both, would be a default of the Loan Parties has occurred thereunder, except for such defaults that will not result in a Material Adverse Effect.

(s)                                  Taxes

(i)                                     All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Borrowers or any of their Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves

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therefor have been established on the books of the Borrowers or such Tax Affiliates in conformity with GAAP.  Except as disclosed to the Agent in writing prior to the date hereof, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority.  Proper and accurate amounts have been withheld by the Borrowers and each of their respective Tax Affiliates from their respective employees for all periods in material compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

(ii)                                  None of the Borrowers or any of their respective Tax Affiliates has (i) executed or filed with the Internal Revenue Service of the United States (or any successor thereto) or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any charges that have not been disclosed to the Agent in writing prior to the date hereof, (ii) incurred any obligation under any tax sharing agreement or arrangement other than those of which the Agent has received a copy prior to the date hereof or (iii) been a member of an affiliated, combined or unitary group other than the group of which the Parent (or its Tax Affiliate) is the common parent.

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